   As filed with the Securities and Exchange Commission on June 2, 2000.
                                                      Registration No. 333-93749
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                              Amendment No. 4
                                       to
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                                ---------------

                                 EQUINIX, INC.
             (Exact Name of Registrant as Specified in its Charter)

                                ---------------

         Delaware                    4813                    77-0487526
     (State or Other          (Primary Standard           (I.R.S. Employer
     Jurisdiction of      Industrial Classification    Identification Number)
     Incorporation or            Code Number)
      Organization)

                              901 Marshall Street
                             Redwood City, CA 94063
                                 (650) 298-0400
  (Address, Including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 RENEE F. LANAM
                    General Counsel and Assistant Secretary
                                 Equinix, Inc.
                              901 Marshall Street
                             Redwood City, CA 94063
                                 (650) 298-0400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                   Copies to:
                                SCOTT C. DETTMER
                                BRANDI L. GALVIN
                               MARGARET E. PAIGE
                      Gunderson Dettmer Stough Villeneuve
                           Franklin & Hachigian, LLP
                             155 Constitution Drive
                          Menlo Park, California 94025
                                 (650) 321-2400

                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

                                ---------------
   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be     +
+changed. We may not exchange these securities until the registration          +
+statement filed with the Securities and Exchange Commission is effective.     +
+This preliminary prospectus is not an offer to sell or exchange these         +
+securities and it is not soliciting an offer to buy or exchange these         +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED JUNE 2, 2000

PRELIMINARY PROSPECTUS

                                 EQUINIX, INC.

                            [LOGO OF EQUINIX, INC.]

                               Exchange Offer for
                              $200,000,000 of its
                           13% Senior Notes Due 2007

                          TERMS OF THE EXCHANGE OFFER:

--It expires at 5:00 p.m., New York City time, on    2000, unless extended.

--The terms of the exchange notes we will issue in the exchange offer are substantially identical to those of the initial notes, except that transfer restrictions and registration rights relating to the initial notes will not apply to the exchange notes.

--We will not receive any proceeds from the exchange offer.

--The exchange notes are new securities and there is currently no established market for them.

  Before participating in this exchange offer please refer to the section in this prospectus entitled "Risk Factors" commencing on page 8.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the notes to be distributed in the exchange offer or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   The date of this Prospectus is    , 2000.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................   8
Forward-Looking Statements...............................................  17
Available Information....................................................  17
Use of Proceeds..........................................................  18
Change in Independent Accountants........................................  18
Capitalization...........................................................  19
Selected Consolidated Financial Data.....................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Business.................................................................  28
Management...............................................................  37
Related-Party Transactions...............................................  43
Principal Stockholders...................................................  45
Description of Other Indebtedness........................................  47
The Exchange Offer.......................................................  50
Description of the Exchange Notes........................................  59
Book-Entry; Delivery and Form............................................  89
United States Federal Income Tax Considerations..........................  92
Plan of Distribution.....................................................  97
Legal Matters............................................................  97
Experts..................................................................  97
Index to Consolidated Financial Statements............................... F-1

  This prospectus incorporates by reference important business and financial information about Equinix which is not presented in this prospectus or delivered to you with it. You may request, and we will send you, without charge, copies of these documents, including any exhibits that are specifically incorporated by reference in that information. Requests should be directed to:

                                   Equinix, Inc.
                                901 Marshall Street
                              Redwood City, CA 94063
                               Attn: General Counsel
                                  (650) 298-0400

  To ensure timely delivery, please request delivery of the information no later than five (5) business days before you must make your investment decision. In order to ensure timely delivery of the materials prior to the
expiration of the exchange offer, any request should be made before       ,
2000.

                                    SUMMARY

   This summary may not contain all of the information that may be important to you. You should read the entire prospectus, including the section entitled "Risk Factors" beginning on page 8 and the financial data and related notes, before deciding whether to tender your initial notes in the exchange offer.

                                  The Company

Overview

   Equinix designs, builds and operates neutral Internet Business Exchange centers, or IBX centers, where Internet businesses place their equipment and their network facilities in order to interconnect with each other to improve Internet performance. Our neutral IBX centers provide content providers, application service providers and e-commerce companies with the ability to directly interconnect with a choice of bandwidth providers, Internet service providers, and site and performance management companies. Equinix IBX centers enable Internet companies to quickly, easily and privately interconnect with a choice of business partners and customers, providing them with the flexibility, speed and adaptability they need to accelerate business growth.

   Equinix currently has IBX centers in the Washington, D.C. metropolitan area, the New York metropolitan area and in Silicon Valley. We intend to complete construction of five additional IBX centers and several expansion projects by May 2001, resulting in a total of eight IBX centers in the U.S. and Europe.

   We were founded in June 1998. In April 1999, our first customer contract was signed and we began recognizing revenue in November 1999. We have not yet been profitable and expect to incur significant additional losses.


The Equinix Solution

   Our IBX centers will provide environments that stimulate efficient business growth. We are able to provide the following key benefits to our customers:

  . choice of product and service providers;

  . opportunity to increase revenues and reduce costs;

  . scalability; and

  . reliability.

Recent Developments

   On May 16, 2000, Peter F. Van Camp joined Equinix as our chief executive officer. Prior to joining Equinix, Mr. Van Camp was the president of the Americas region for UUNet, a division of WorldCom. Albert M. Avery, IV, one of our founders, will continue as our president and will assume responsibilities as our chief operating officer. Mr. Van Camp will also join our board of directors.

   On May 23, 2000 we entered into a purchase agreement regarding our purchase of real property in San Jose, California for approximately $82.0 million. The sale is scheduled to close on June 15, 2000, pending additional due diligence by us. We currently anticipate that a third party will purchase the property at the closing and then will lease this property back to us pursuant to a long-term lease. There can be no assurance that we will be able to secure this arrangement.

   Equinix is located at 901 Marshall Street, Redwood City, California 94063. Our phone number is (650) 298-0400.

                         Summary of the Exchange Offer

Securities Offered..........  Up to $200 million principal amount of 13%
                              Senior Notes due 2007, which will be
                              registered under the Securities Act. The terms of the exchange notes and the initial notes are identical except for transfer restrictions and registration rights relating to the initial notes that will not be applicable to the exchange notes.

Issuance of Initial Notes...  The initial notes were issued on December
                              1, 1999 to Salomon Smith Barney Inc.,
                              Morgan Stanley & Co. Incorporated and
                              Goldman, Sachs & Co., who placed the
                              initial notes with qualified institutional buyers and institutional accredited investors, and to buyers in offshore transactions in reliance on Regulation S under the Securities Act.

The Exchange Offer..........  We are offering to exchange $1,000 principal amount of exchange notes for each $1,000 principal amount of initial notes. There are $200 million aggregate principal amount of initial notes outstanding. The issuance of the exchange notes is intended to satisfy our obligations contained in the registration rights agreement we entered into with Salomon Smith Barney Inc., Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. in connection with the issuance of the initial notes.

Conditions to the Exchange    The exchange offer is not conditioned upon
Offer.......................  any minimum principal amount of initial notes being tendered for exchange. However, the exchange offer is subject to customary conditions, which may be waived by us. See
                              "The Exchange Offer--Conditions." Except for the requirements of applicable federal and state securities laws, there are no federal or state regulatory requirements to be complied with or obtained by us in connection with the exchange offer.

Procedures for Tendering....  If you want to tender your initial notes in the exchange offer, you must complete, sign and date the letter of transmittal according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or fax the letter of transmittal, together with any other required documents, to the exchange agent, either with the initial notes to be tendered or in compliance with the specified procedures for guaranteed delivery of initial notes. You should allow sufficient time to ensure timely delivery. Some brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. If you own initial notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you are urged to contact that person promptly if you wish to tender initial notes in the exchange offer. Letters of transmittal and certificates representing the initial notes should not be sent to Equinix.

                              These documents should only be sent to the exchange agent. Questions regarding how to tender initial notes and requests for information should also be directed to the exchange agent. See "The Exchange Offer-- Procedures for Tendering Initial Notes."

Expiration Date;              The exchange offer will expire at 5:00
Withdrawal..................  p.m., New York City time on     , 2000. We
                              will accept for exchange any and all
                              initial notes that are validly tendered in the exchange offer on or before 5:00 p.m., New York City time, on the expiration date.
                              The tender of initial notes may be
                              withdrawn at any time before the expiration date. Any initial note not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer. The exchange notes issued in the exchange offer will be delivered promptly following the expiration date. See "The
                              Exchange Offer--Expiration of the Exchange
                              Offer" and "--Withdrawal of Tenders."

Guaranteed Delivery           If you wish to tender your initial notes
Procedures..................  and (1) your initial notes are not immediately available or (2) you cannot
                              deliver your initial notes together with the letter of transmittal to the exchange agent before the expiration date, you may tender your initial notes according to the guaranteed delivery procedures contained in the letter of transmittal. See "The
                              Exchange Offer--Guaranteed Delivery
                              Procedure."

Acceptance of Initial Notes
and Delivery of Exchange
Notes.......................
                              Upon effectiveness of the registration
                              statement of which this prospectus
                              constitutes a part and consummation of the exchange offer, we will accept any and all initial notes that are properly tendered in the exchange offer on or before 5:00 p.m., New York City time, on the expiration date. The exchange notes issued in the exchange offer will be delivered promptly after acceptance of the initial notes. See "The Exchange Offer--Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes."

Tax Considerations..........  For U.S. federal income tax purposes, the exchange of initial notes for exchange
                              notes should not be considered a sale or exchange or otherwise a taxable event to the holders of notes. See "United States Federal Income Tax Considerations."

Use of Proceeds.............  We will receive no proceeds from the exchange offer.

Exchange Agent..............  State Street Bank and Trust Company of
                              California, N.A. is serving as exchange
                              agent in connection with the exchange
                              offer.

Fees and Expenses...........  We will bear all expenses related to the exchange offer. See "The Exchange Offer--
                              Fees and Expenses."

Consequences of Not
Exchanging the Initial
Notes.......................
                              If you do not tender your initial notes or your initial notes are not properly tendered, the existing transfer restrictions will continue to apply. The initial notes are currently eligible for sale under Rule 144A through the PORTAL Market. Because we anticipate that most holders will elect to exchange initial notes for exchange notes due to the absence of restrictions on the resale of exchange notes under the Securities Act in most cases, we anticipate that the liquidity of the market for any initial notes remaining after the consummation of the exchange offer may be substantially limited. See "Risk Factors--There could be negative consequences to you if you do not exchange your initial notes for exchange notes."

                   Summary Description of the Exchange Notes

   The terms of the exchange notes and the initial notes are identical in all respects, except that the terms of the exchange notes do not include the transfer restrictions and registration rights relating to the initial notes. The initial notes and the exchange notes are referred to collectively as the notes.

   The exchange notes will bear interest from the most recent date to which interest has been paid on the initial notes. Initial notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer.

Maturity Date...............  December 1, 2007.

Interest....................  The interest on the notes will be payable semi-
                              annually in arrears on each June 1 and December 1, commencing on June 1, 2000.

Interest Escrow.............  We have deposited with the escrow agent an amount of cash or U.S. government securities totaling approximately $37.0 million that, together with the proceeds from their investment, will be sufficient to pay, when due, the first three interest payments on the notes, with us retaining any balance. The notes will be collateralized by a first priority security interest in the escrow account.

Sinking Fund................  None

Optional Redemption.........  Generally, we may not redeem the notes before
                              December 1, 2003. On or after December 1, 2003, we may redeem the notes, in whole or in part, at any time, at the redemption prices set forth under the section entitled "Description of the Exchange Notes" together with accrued and unpaid interest, if any, to the redemption date.

Change of Control...........  Upon a "Change of Control" as defined under the section entitled "Description of the Notes," you as a holder of notes will have the right to require us to repurchase all of your notes at a repurchase price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest, if any, through the date of repurchase.

Ranking.....................  Except for the noteholders' security interest in the escrow account, the notes will be general unsecured obligations and will rank without preference with all of our other existing and future senior unsecured indebtedness. The notes will be effectively subordinated to all our existing and future secured indebtedness to the extent of the value of the assets that secure such indebtedness. The notes will also be subordinated to all of our subsidiaries' existing or future indebtedness, whether or not secured. At present, the notes are subordinated to $12.4 million of existing indebtedness.

Restrictive Covenants.......  The indenture under which the notes will be issued will limit:

                              . the incurrence of additional indebtedness or
                                preferred stock by us and our subsidiaries;

                              . the payment of dividends on, and repurchase or
                                redemption of, our capital stock and our subsidiaries' capital stock and the repurchase or redemption of our subordinated obligations;

                              . our making of investments;

                              . the selling of our assets or the stock of our
                                subsidiaries;

                              . transactions with our affiliates;

                              . the incurrence of additional liens;

                              . our ability to permit restrictions to exist on
                                the ability of our subsidiaries to pay
                                dividends or make payments to us; and

                              . our ability to engage in consolidations,
                                mergers and transfers of all or substantially all of our assets.

                              All of these limitations and prohibitions will be subject to a number of important qualifications and exceptions. See "Description of the Exchange Notes."

Exchange Rights.............  Holders of the exchange notes will not be entitled to any exchange or registration rights relating to the exchange notes. Holders of the initial notes are entitled to certain exchange rights under the registration rights agreement entered into concurrently with the initial offering between us and Salomon Smith Barney Inc., Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. This exchange offer is intended to satisfy our obligations under the registration rights agreement. Once the exchange offer is consummated, we will have no further obligations to register any of the initial notes not tendered by the holders for exchange. See "Risk Factors--There could be negative consequences to you if you do not exchange your initial notes for exchange notes."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

   The following summary consolidated financial data should be read in conjunction with our consolidated financial statements and their related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this registration statement. The consolidated statement of operations data for the period from June 22, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999 are derived from, and are qualified by reference to, the audited consolidated financial statements and their related notes, which are included in this registration statement. The consolidated statement of operations data for the three months ended March 31, 1999 and 2000 and the balance sheet data as of March 31, 2000 are derived from our unaudited condensed interim consolidated financial statements and their related notes included in this registration statement. The pro forma column gives effect to the issuance of Series C preferred stock from May 8, 2000 to May 31, 2000.

                                                                  Three Months
                         Period from June 22,                   Ended March 31,
                         1998 (inception) to     Year Ended     -----------------
                          December 31, 1998   December 31, 1999  1999      2000
                         -------------------- ----------------- -------  --------
                                             (in thousands)
Statement of Operations
Data:                                                             (unaudited)
Revenues................       $   --             $     37      $   --   $    136
Costs and operating
 expenses:
Cost of revenues .......           --                2,959           43     2,230
Sales and marketing ....            34               2,318          115     3,157
General and
 administrative ........           748               7,307          835     3,586
Depreciation and
 amortization...........             4                 609           51     1,636
Stock-based
 compensation...........           164               6,627          375     3,482
                               -------            --------      -------  --------
Total costs and
 operating expenses.....           950              19,820        1,419    14,091
                               -------            --------      -------  --------
Loss from operations....          (950)            (19,783)      (1,419)  (13,955)
Interest expense........           220               3,146           32     7,716
Interest income.........          (150)             (2,138)        (106)   (3,662)
                               -------            --------      -------  --------
Net loss................       $(1,020)           $(20,791)     $(1,345) $(18,009)
                               =======            ========      =======  ========

                                   As of December 31,   As of March 31, 2000
                                   -------------------  ---------------------
                                     1998      1999       Actual    Pro Forma
                                   --------- ---------  ----------  ---------
                                               (in thousands)
Balance Sheet Data:                                         (unaudited)
Cash, cash equivalents and short-
 term investments................. $  9,165  $ 222,974  $  193,619  $ 271,450
Accounts receivable...............      --         178         285        285
Restricted cash and short-term
 investments......................      --      38,609      41,053     41,053
Property and equipment, net.......      482     28,444      53,350     53,350
Construction in progress..........       31     18,312      32,135     32,135
Total assets......................   10,001    319,946     331,979    398,273
Debt facilities and capital lease
 obligations, excluding current
 portion..........................      --       8,808       7,863      7,863
Senior notes......................      --     183,955     184,441    184,441
Redeemable convertible preferred
 stock............................   10,436     97,228      97,228    174,999
Total stockholders' equity
 (deficit)........................     (846)     8,472      (1,004)    (1,004)
Other Financial Data:
Adjusted EBITDA(1)................ $   (782) $ (12,547) $     (993) $  (8,836)
Net cash used in operating
 activities.......................     (796)    (9,908)     (4,176)    (4,176)
Net cash used in investing
 activities.......................   (5,265)   (86,270)    (10,942)   (10,942)
Net cash provided by (used in)
 financing activities.............   10,226    295,178        (371)    49,629
Ratio of earnings to fixed
 charges(2).......................      --         --          --         --

--------

(1) Adjusted EBITDA consists of the net loss excluding interest, income taxes, depreciation and amortization of capital assets and amortization of deferred stock-based compensation. Adjusted EBITDA is presented to enhance an understanding of our operating results and is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles for the period indicated and may be calculated differently than adjusted EBITDA for other companies. Adjusted EBITDA is not a measure determined under generally accepted accounting principles nor is it a measure of liquidity.
(2) In calculating the ratio of earnings to fixed charges, earnings consist of net loss before income tax expense and fixed charges. Fixed charges consist of interest expense, capitalized interest, amortized discounts and capitalized expenses related to indebtedness and an estimate of the interest within rental expense. The ratio of earnings to fixed charges was less than 1.0 to 1.0 for each of the periods presented. Earnings available for fixed charges were thus inadequate to cover fixed charges. The coverage deficiency for the period from June 22, 1998 (inception) to December 31, 1998, the year ended December 31, 1999 and the three months ended March 31, 1999 and 2000 was $1,019,700, $20,790,600, $1,344,900 and $18,008,800,
    respectively.

                                  RISK FACTORS

   You should carefully consider the information set forth under the caption "Risk Factors" and all other information in this prospectus before tendering your initial notes in the exchange offer, including information in the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations--Special Note Regarding Forward-Looking Statements."

Risks Related to Our Business

Our business model is new and unproven and we may not succeed in generating sufficient revenue to sustain or grow our business.

   We were founded in June 1998. Except for fiber connectivity from our telecommunication carriers, the construction of our first IBX center was completed in July 1999. We began accepting customers the same month but did not recognize any revenue until November 1999 as the sales cycle was not complete. Our limited history and lack of meaningful financial or operating data makes evaluating our business operations. Moreover, the neutrality aspect of our business model is unique and largely unproven. We expect that we will encounter challenges and difficulties frequently experienced by early-stage companies in new and rapidly evolving markets, such as our ability to generate cash flow, hire and train sufficient operational and technical talent, and implement our plan with minimal delays. We may not successfully address any or all of these challenges and the failure to do so would seriously harm our business plan and operating results, and affect our ability to raise additional funds.

We have a history of losses, and we expect our operating expenses and losses to increase significantly.

   As an early-stage company without recognized revenues, we have experienced operating losses since inception. As of March 31, 2000, we had cumulative net losses of $39.8 million and cumulative cash used by operating activities of $14.9 million since inception. We expect to incur significant losses in the future. In addition, as we commence operations, our losses will increase as we:

  . increase the number of IBX centers;

  . increase our sales and marketing activities, including expanding our direct sales force; and

  . enlarge our customer support and professional services organizations.

   As a result, we must significantly increase our revenues to become profitable.

Because our ability to generate enough revenues to achieve profitability depends on numerous factors, we may not become profitable.

   Our IBX centers may not generate sufficient revenue to achieve profitability. Our ability to generate sufficient revenues to achieve profitability will depend on a number of factors, including:

  . the timely completion of our IBX centers;

  . demand for space and services, including private interconnection services, at our IBX centers;

  . our pricing policies and the pricing policies of our competitors;

  . the timing of customer installations and related payments;

  . competition in our markets;

  . the timing and magnitude of our expenditures for sales and marketing;

  . direct costs relating to the expansion of our operations;

  . growth of Internet use;

  . economic conditions specific to the Internet industry; and

  . general economic factors.

We are substantially leveraged and we may not generate sufficient cash flow to meet our debt service and working capital requirements.

   We are highly leveraged since the issuance of the initial notes. We have total indebtedness of $213.7 million. Our highly leveraged position could have important consequences, including:

  . impairing our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes;

  . requiring us to dedicate a substantial portion of our operating cash flow to paying principal and interest on our indebtedness, thereby reducing the funds available for operations;

  . limiting our ability to grow and make capital expenditures due to the financial covenants contained in our debt arrangements;

  . impairing our ability to adjust rapidly to changing market conditions, invest in new or developing technologies, or take advantage of significant business opportunities that may arise; and

  . making us more vulnerable if a general economic downturn occurs or if our business experiences difficulties.

   In the past, we have experienced unforeseen delays in connection with our IBX construction activities. We will need to successfully implement our business strategy on a timely basis to meet our debt service and working capital needs. We may not successfully implement our business strategy, and even if we do, we may not realize the anticipated results of our strategy or generate sufficient operating cash flow to meet our debt service obligations and working capital needs.

   In the event our cash flow is inadequate to meet our obligations, we could face substantial liquidity problems. If we are unable to generate sufficient cash flow or otherwise obtain funds needed to make required payments under our indebtedness, or if we breach any covenants under our indebtedness, we would be in default under its terms and the holders of such indebtedness may be able to accelerate the maturity of such indebtedness, which could cause defaults under our other indebtedness.

If we do not obtain significant additional funds, we may not be able to complete our rollout plan on a timely basis, or at all.

   Equinix currently has three IBX centers in operation. We intend to pursue 12 additional projects through May 2001--five of these projects will be new IBX centers and seven of these will be expansion projects. We intend to finance the construction of these IBX centers through our internal cash flow and approximately $750.0 million of additional financing. If we cannot raise sufficient additional funds on acceptable terms we may delay the rollout of additional IBX centers or permanently reduce our rollout plans. We currently have $241.7 million in cash, cash equivalents and short-term investments available to us. We anticipate that these funds will be sufficient to fund the capital expenditure and working capital requirements, including operating losses associated with the initial rollout of seven IBX centers and expansion projects within two of those IBX centers. To complete the implementation of our rollout plan within our proposed time frame we anticipate that we will need to raise funds through additional debt or equity financing. In the past, we have had difficulties obtaining debt financing due to the early stage of our company. Financing may not be available to us at the time we seek to raise additional funds, or if such financing is available, it may only be available on terms, or in amounts, which are unfavorable to us.

   The anticipated timing and amount of our capital requirements is forward-looking and therefore inherently uncertain. In the past, we have experienced unforeseen delays and expenses in connection with our IBX construction activities. Our future capital requirements may vary significantly from what we currently project and the timing of our rollout plan may be affected by unforeseen construction delays and expenses and the amount of time it takes us to lease space within our IBX centers. If we encounter any of these problems or if we have underestimated our capital expenditure requirements or the operating losses or working capital requirements, we may require significantly more financing than we currently anticipate.

Our rollout plan is preliminary and we may need to alter our plan and reallocate funds.

   Our IBX center rollout plan is preliminary and has been developed from our current market data and research, projections and assumptions. We expect to continually reevaluate our business and rollout plan, including the size of our IBX centers, in light of evolving competitive and market conditions, and as a result, we may alter our IBX center rollout and reallocate funds, or eliminate segments of our plan entirely if there are:

  . changes or inaccuracies in our market data and research, projections or assumptions;

  . unexpected results of operations or strategies in our target markets;

  . regulatory, technological, and competitive developments, including additional market developments and new opportunities; or

  . changes in, or discoveries of, specific market conditions or factors favoring expedited development in other markets.







If not properly managed, our growth and expansion could significantly harm our business and operating results.

   Our anticipated growth may significantly strain our resources as a result of an increase in the number of our employees, the number of operating IBX centers and our international expansion. Any failure to manage growth effectively could seriously harm our business and operating results. To succeed, we will need to:

  . hire and train new employees and qualified engineering personnel at each IBX center;

  . implement additional management information systems;

  . locate additional office space for our corporate headquarters;


  . improve our operating, administrative, financial and accounting systems and controls; and

  . maintain close coordination among our executive, engineering, accounting, finance, marketing, sales and operations organizations.

We face risks associated with international operations that could harm our business.

   We intend to construct IBX centers outside of the United States and we will commit significant resources to our international sales and marketing activities. Our management has limited experience conducting business outside of the United States and we may not be aware of all the factors that affect our business in foreign jurisdictions. We will be subject to a number of risks associated with international business activities that may increase our costs, lengthen our sales cycles and require significant management attention. These risks include:

  . increased costs and expenses related to the leasing of foreign centers;

  . difficulty or increased costs of constructing IBX centers in foreign countries;

  . difficulty in staffing and managing foreign operations;

  . increased expenses associated with marketing services in foreign countries;

  . business practices that favor local competition and protectionist laws;

  . difficulties associated with enforcing agreements through foreign legal systems;

  . general economic and political conditions in international markets;

  . potentially adverse tax consequences, including complications and restrictions on the repatriation of earnings;

  . currency exchange rate fluctuations;

  . unusual or burdensome regulatory requirements or unexpected changes to those requirements;

  . tariffs, export controls and other trade barriers; and

  . longer accounts receivable payment cycles and difficulties in collecting accounts receivable.

   To the extent that our operations are incompatible with, or not economically viable within, any given foreign market, we may not be able to locate an IBX center in that particular foreign jurisdiction.

We depend on third parties to provide Internet connectivity to our IBX centers; if connectivity is not established or is delayed, our operating results and cash flow will be adversely affected.

   The presence of diverse Internet fiber from communications carriers' fiber networks to an Equinix IBX center is critical to our ability to attract new customers. We believe that the availability of such carrier capacity will directly affect our ability to achieve our projected results.

   We are not a communications carrier, and as such we rely on third parties to provide our customers with carrier facilities. We intend to rely primarily on revenue opportunities from our customers to encourage carriers to incur the expenses required to build facilities from their points of presence to our IBX centers. Carriers will likely evaluate the revenue opportunity of an IBX center based on the assumption that the environment will be highly competitive. There can be no assurance that, after conducting such an evaluation, any carrier will elect to offer its services within our IBX centers.

   The construction required to connect multiple carrier facilities to our IBX centers is complex and involves factors outside of our control, including regulatory processes and the availability of construction resources. For example, in the past carriers have experienced delays in connecting to our facilities. If the establishment of highly diverse Internet connectivity to our IBX centers does not occur or is materially delayed, our operating results and cash flow will be adversely affected.

Our new management team must prove that it can work together effectively.

   We have recently hired many key personnel, including our chief executive officer, chief financial and corporate development officer, vice president of operations, vice president of worldwide sales, chief marketing officer, vice president of IBX development and general counsel. As a result, our management team has worked together for only a brief time. Our ability to effectively execute our strategies will depend in part upon our ability to integrate our current and future managers into our operations. If our executives are unable to operate together effectively, our business, results of operations and financial condition will be materially adversely affected.

We must retain and attract key personnel to maintain and grow our business.

   We require the services of additional personnel in positions related to our growth. For example, we need to expand our marketing and direct sales operations to increase market awareness of our IBX centers, market our services to a greater number of enterprises and generate increased revenues. We also require highly capable technical personnel to provide the quality services we are promoting. As a result, we plan to hire additional personnel in related capacities. Our success depends on our ability to identify, hire, integrate and retain additional qualified personnel, including managers, particularly in areas related to our anticipated growth and geographic expansion.

   We may not be successful in attracting, assimilating or retaining qualified personnel. In addition, due to generally tight labor markets, our industry, in particular, suffers from a lack of available qualified personnel. If we lose one or more of our key employees, we may not be able to find a replacement and our business and operating results could be adversely affected.

We will operate in a new highly competitive market and we may be unable to compete successfully against new entrants and established companies with greater resources.

   In a market that we believe will likely have an increasing number of competitors, we must be able to differentiate ourself from existing providers of space for telecommunications equipment and web hosting companies. We may also face competition from persons seeking to replicate our IBX concept. Our competitors may operate more successfully than us or form alliances to acquire significant market share. Furthermore, enterprises that have already invested substantial resources in peering arrangements may be reluctant or slow to adopt our approach that may replace, limit or compete with their existing systems. If we are unable to complete our IBX centers in a timely manner, other companies may be able to attract the same customers that we are targeting. Once the customers are located in our competitors' facilities, it will be extremely difficult to convince them to relocate to our IBX centers.

   Some of our potential competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. Because of their greater financial resources, some of these companies have the ability to adopt aggressive pricing policies. As a result, in the future, we may suffer from pricing pressure which would adversely affect our ability to generate revenues and affect our operating results. See "Business-- Competition."

Any failure of our physical infrastructure or services could lead to significant costs and disruptions which could reduce our revenue and harm our business reputation and financial results.

   Our business depends on providing our customers with highly reliable service. The services we provide are subject to failure resulting from numerous factors, including:

  . human error;

  . physical or electronic security breaches;

  . fire, earthquake, flood and other natural disasters;

  . power loss; and

  . sabotage and vandalism.

   Problems at one or more of our centers, whether or not within our control, could result in service interruptions or significant equipment damage. Any loss of services, particularly in the early stage of our development, could reduce the confidence of our customers and could consequently impair our ability to obtain and retain customers which would adversely affect our ability to generate revenues and affect our operating results.

We may still discover that our computer systems and those of third parties with whom we do business may not be year 2000 compliant, which may cause system failure and disruptions of operations.

   As of May 31, 2000, we had not experienced any year 2000-related disruption in the operation of our systems. However, we cannot assure you that we will not discover any year 2000 compliance problems. Our failure to fix or replace our software, hardware or services on a timely basis could result in lost revenues, increased operating costs and the loss of customers and other business interruptions, any of which could have a material adverse effect on our business. Moreover, the failure to adequately address year 2000 compliance issues in our information technology systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

   In addition, we have not experienced any year 2000-related disruption in the systems of third parties with whom we do business and we have assurances from our material hardware and software vendors that their products are year 2000 compliant. Although we have not incurred any material expenditure in connection with identifying or evaluating year 2000 compliance issues to date, we do not at this time possess the information necessary to estimate the potential costs of revisions or replacements to our software and systems or third-party software, hardware or services that are determined not to be year 2000 compliant. Such expenses could have a material adverse effect on our business.

Because we depend on the development and growth of a balanced customer base, failure to attract this base could harm our business and operating results.

   Our ability to maximize revenues depends on our ability to develop and grow a balanced customer base as we roll out our IBX centers. Our ability to attract customers to our IBX centers will depend on a variety of factors, including the presence of multiple carriers, the overall mix of our customers, our operating reliability and security and our ability to effectively market our services. Construction delays, our inability to find suitable locations to build additional IBX centers, equipment and material shortages or our inability to obtain necessary permits on a timely basis could delay our IBX center rollout schedule and prevent us from developing our anticipated customer base.

   A customer's decision to lease cabinet space in our IBX centers typically involves a significant commitment of resources and will be influenced by, among other things, the customer's confidence that other Internet and e-commerce related businesses will be located in a particular IBX center. In particular, some customers will be reluctant to commit to locating in our IBX centers until they are confident that the IBX center has adequate carrier connections. Our success will also depend upon generating significant interconnection revenues from customers, which may depend upon a balanced customer base, as well as upon the success of our IBX centers at facilitating business among customers.

   In addition, some of our customers will be Internet companies that face many competitive pressures and that may not ultimately be successful. If these customers do not succeed, they will not continue to use our IBX centers. This may be disruptive to our business and may adversely affect our operating results.

Risks Related to Our Industry

If use of the Internet and electronic business does not continue to grow, a viable market for our IBX centers may not develop.

   Rapid growth in the use of and interest in the Internet has occurred only recently. Acceptance and use may not continue to develop at historical rates and a sufficiently broad base of consumers may not adopt or continue to use the Internet and other online services as a medium of commerce. Demand and market acceptance for recently introduced Internet services and products are subject to a high level of uncertainty and there are few proven services and products. As a result, we cannot be certain that a viable market for our IBX centers will emerge or be sustainable.

We must respond to rapid technological change and evolving industry standards in order to meet the needs of our customers.

   The market for IBX centers will be marked by rapid technological change, frequent enhancements, changes in customer demands and evolving industry standards. Our success will depend, in part, on our ability to address the increasingly sophisticated and varied needs of our current and prospective customers. Our failure to adopt and implement the latest technology in our business could negatively affect our business and operating results.

   In addition, we have made and will continue to make assumptions about the standards that may be adopted by our customers and competitors. If the standards adopted differ from those on which we have based anticipated market acceptance of our services or products, our existing services could become obsolete. This would have a material adverse effect on our businesses.

Government regulation may adversely affect the use of the Internet and our business.

   Laws and regulations governing Internet services, related communications services and information technologies, and electronic commerce are beginning to emerge but remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws, such as those governing intellectual property, privacy, libel, telecommunications, and taxation, apply to the Internet and related services such as ours. In addition, the development of the market for online commerce and the displacement of traditional telephony services by the Internet and related communications services may prompt increased calls for more stringent consumer protection laws or other regulation, both in the United States and abroad, that may impose additional burdens on companies conducting business online and their service providers. The adoption or modification of laws or regulations relating to the Internet, or interpretations of existing law, could have a material adverse effect on our business.

Risks Related to the Exchange Offer

There could be negative consequences to you if you do not exchange your initial notes for exchange notes.

   Following the consummation of the exchange offer, holders who did not tender their initial notes generally will not have any further rights under the registration rights agreement and these initial notes will continue to be subject to restrictions on transfer. As a result of making the exchange offer, we will have fulfilled our obligations under the registration rights agreement. Holders who do not tender their initial notes generally will not have any further registration rights or rights to receive the liquidated damages specified in the registration rights agreement for our failure to register the exchange notes. In addition, the initial notes that are not exchanged for exchange notes will remain restricted securities. Accordingly, the initial notes may be resold only:

  . to Equinix or one of its subsidiaries;

  . to a qualified institutional buyer;

  . to an institutional accredited investor;

  . to a party outside the United States under Regulation S under the Securities Act;

  . under an exemption from registration provided by Rule 144 under the Securities Act; or

  . under an effective registration statement.

The issuance of the exchange notes may adversely affect the market for the initial notes.

   Following commencement of the exchange offer, you may continue to trade the initial notes on the Private Offerings, Resales and Trading through Automated Linkages, or PORTAL, market. However, if initial notes are tendered for exchange and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted initial notes could be adversely affected. Any initial notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of initial notes outstanding. Because we anticipate that most holders will elect to exchange their initial notes for exchange notes due to the absence of most restrictions on the resale of exchange notes, we anticipate that the liquidity of the market for any initial notes remaining outstanding after the exchange offer may be substantially limited.

You may find it difficult to sell your exchange notes.

   The exchange notes will be registered under the Securities Act but will not be eligible for trading on the PORTAL market. The exchange notes will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

  . the development of any market for the exchange notes;

  . the liquidity of any market for the exchange notes that may develop;

  . your ability to sell your exchange notes; or

  . the price at which you would be able to sell your exchange notes.

   We have been advised by the initial purchasers for the initial notes that they presently intend to make a market in the exchange notes. However, they are not obligated to do so and may discontinue any market-making activity relating to the exchange notes at any time without notice. If a market for the exchange notes were to exist, the exchange notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures and our financial performance. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that the market for the exchange notes, if any, will not be subject to similar disruptions.

Some people who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

   Based on certain no-action letters issued by the staff of the Securities and Exchange Commission, we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances, you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under this Act, you may incur liability under the Securities Act. We do not and will not assume or indemnify you against this liability. See "The Exchange Offer."

Risks Related to the Exchange Notes

The exchange notes are unsecured and effectively rank behind our secured indebtedness.

   The exchange notes will be general unsecured senior obligations and will rank equally in right of payment with all our existing and future senior indebtedness. The exchange notes will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. All of the obligations under our current credit facilities are either secured by all of the assets of Equinix-DC, Inc. or the assets purchased from the proceeds of specific indebtedness. We anticipate that all of the obligations under our future credit facilities will be secured. In a bankruptcy, liquidation or reorganization of our company, our assets securing other indebtedness will be available to pay obligations on the exchange notes only after all indebtedness secured by such assets has been paid in full, at which point there may not be sufficient proceeds remaining to pay amounts due on the exchange notes then outstanding.

Management discretion relating to certain business matters will be limited by restrictive covenants contained in our indebtedness.

   Our credit facilities contain, and the indenture governing the exchange notes contains, a number of restrictive covenants that will limit the discretion of our management relating to certain business matters. We expect that our future indebtedness will also contain similar restrictive covenants. These covenants, among other things, will restrict our ability to incur additional indebtedness, pay dividends and make other distributions, prepay subordinated indebtedness, make investments and other restricted payments, engage in mergers and consolidations, create liens, sell assets, and enter into certain transactions with affiliates. There can be no assurance that such covenants will not adversely affect our ability to finance our future operations or capital needs or to engage in other business activities which may be in the interests of our company.

We may not have sufficient funds to purchase the exchange notes as required upon a change of control.

   The indenture governing the exchange notes contains provisions relating to certain events constituting a change in control of Equinix. Upon the occurrence of such a change in control, we will be required to make an offer to purchase all outstanding exchange notes at a purchase price equal to 101% of their aggregate principal amount, in addition to the accrued and unpaid interest, if any, up to the purchase date. We cannot assure you that we would have sufficient funds to pay the purchase price for exchange notes tendered by holders seeking to accept such an offer to purchase. Our failure to purchase all exchange notes validly tendered under such an offer to purchase would result in an event of default under the indenture.

                           FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology--for instance, may, will, should, expect, plan, anticipate, believe, estimate, predict, potential or continue, the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the Risk Factors section. These factors may cause our actual results to differ materially from any forward-looking statement.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We are under no duty to amend this prospectus to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations. However, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, and as a result will file periodic current reports with the Securities and Exchange Commission that will report all material changes to our business as well as include material information to revise or correct any misleading statements.

                             AVAILABLE INFORMATION

   We have filed a registration statement on Form S-4 with the Securities and Exchange Commission covering the exchange notes, and this prospectus is part of our registration statement. For further information on Equinix and the exchange notes, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

   In addition, the indenture requires that we file reports under the Securities Exchange Act of 1934 with the Securities and Exchange Commission and provide those reports to the trustee and holders of the notes. You can inspect and copy at prescribed rates the reports and other information that we file with the Securities and Exchange Commission at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also at the regional offices of the Securities and Exchange Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and the Citicorp Center at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain information on the operation of the public reference facilities by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an internet web site at http://www.sec.gov that contains reports, proxy and information statements and other information. You can also obtain copies of such materials from us upon request.

   We have agreed that, whether or not we are required to do so by the rules and regulations of the Securities and Exchange Commission, for so long as any of the exchange notes remain outstanding, we will furnish you as a holder of the exchange notes and will, if permitted, file with the Securities and Exchange Commission (1) all quarterly and annual financial information that would be required to be contained in a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, relating to the annual information only, a report thereon by our independent accountants, and (2) all reports that would be required to be filed with the Securities and Exchange Commission on Form 8-K if we were required to file such reports. In addition, for so long as any of the exchange notes remain outstanding, we have agreed to make available to any prospective purchaser of the exchange notes or beneficial owner of the notes in connection with any sale of these notes the information required by Rule 144A under the Securities Act.

                                USE OF PROCEEDS

   We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. The exchange offer is intended solely to satisfy certain of our obligations under the registration rights agreement. In consideration for issuing the exchange notes, we will receive initial notes in like aggregate principal amount.

   The net proceeds to us from the original issuance of the initial notes, after deducting discounts, commissions, expenses and restricted cash were approximately $156.4 million. We invested approximately $37.0 million of the net proceeds in a portfolio of U.S. government securities, which were then pledged as security for the payment in full of interest on the initial notes through June 1, 2001. We intend to use the balance of such net proceeds for the buildout of our IBX centers in the United States and abroad and for other capital expenditures, working capital and general corporate purposes. In addition, although we do not currently have any acquisitions contemplated or pending, in the future we may use a portion of the proceeds for the acquisition of businesses or assets. We currently intend to allocate substantial proceeds to each of these uses. However, the precise allocation of funds among these uses will depend on future technological, regulatory and other developments in or affecting our business, the competitive climate in which we operate and the emergence of future opportunities.

   We have invested such proceeds in U.S. government securities or other short-term, interest bearing, investment grade securities. We are not currently and do not expect as a result to become subject to the registration requirements of the Investment Company Act of 1940, as amended. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                     CHANGE IN INDEPENDENT ACCOUNTANTS

   On March 7, 2000, KPMG LLP resigned as our independent accountants as a result of being notified that they were no longer independent as a result of Cisco, Inc.'s investment in both KPMG and Equinix and we subsequently appointed PricewaterhouseCoopers LLP as our principal accountants on March 21, 2000. There were no disagreements with the former accountants during the fiscal years ended December 31, 1998 and 1999 or during any subsequent interim period preceding their replacement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the former accountants' satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports. The former independent accountants issued an unqualified report on the financial statements as of December 31, 1999 and 1998 and for the year ended December 31, 1999 and the period from June 22, 1998 (inception) to December 31, 1998. For purposes of this filing, the financial statements as of December 31, 1999 and 1998 and for the year ended December 31, 1999 and the period from June 22, 1998 (inception) to December 31, 1998 have been audited by PricewaterhouseCoopers LLP. Prior to March 21, 2000, we did not consult with PricewaterhouseCoopers LLP on items that involved our accounting principles or the form of audit opinion to be issued on our financial statements. The change in accountants was approved by our board of directors.

                                 CAPITALIZATION

   The following unaudited table sets forth our capitalization as of March 31, 2000:

  .  on an actual basis; and

  . pro forma to give effect to the issuance of Series C preferred stock from May 8, 2000 to May 31, 2000.

   Please read the capitalization table together with the sections of this registration statement entitled "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements included in this registration statement.

                                                            March 31, 2000
                                                           ------------------
                                                                       Pro
                                                            Actual    Forma
                                                           --------  --------
                                                             (in thousands
                                                             except share
                                                                 data)
Cash, cash equivalents and short-term investments ........ $193,619  $271,390
                                                           ========  ========
Restricted cash and short-term investments(1)............. $ 41,053  $ 41,053
                                                           ========  ========
Current portion of debt facilities and capital lease
 obligations.............................................. $  4,144  $  4,144
                                                           ========  ========
Long-term debt, net of current portion:
  Debt facilities and capital lease obligations........... $  7,863  $  7,863
  13% Senior Notes due 2007...............................  184,441   184,441
                                                           --------  --------
    Total long-term debt..................................  192,304   192,304
                                                           --------  --------
Redeemable convertible preferred stock, $0.001 par value;
 45,000,000 and 52,000,000 shares authorized actual and
 pro forma, respectively; 34,444,873 and 39,602,098 shares
 issued and outstanding actual and pro forma ............. $ 97,228  $174,999
Stockholders' equity:
  Common stock, $0.001 par value; 132,000,000 and
   80,000,000 shares authorized actual and pro forma,
   respectively; 12,540,006 shares issued and outstanding
   actual and pro forma (2)............................... $     12  $     12
  Additional paid-in capital..............................   53,949    53,949
  Deferred stock-based compensation.......................  (15,119)  (15,119)
  Accumulated other comprehensive loss....................      (27)      (27)
  Accumulated deficit.....................................  (39,819)  (39,819)
                                                           --------  --------
    Total stockholders' equity............................   (1,004)   (1,004)
                                                           --------  --------
      Total capitalization................................ $288,528  $366,299
                                                           ========  ========

--------
(1) Reflects the portion of the net proceeds from the 13% Senior Notes used to purchase a portfolio of U.S. government securities to fund the first three scheduled interest payments on the notes, plus accrued interest and restricted cash of $3,451,200, plus accrued interest provided as collateral under four separate security agreements for standby letters of credit and an escrow account entered into and in accordance with certain lease agreements.

(2) Excludes 4,422,745 shares of common stock issuable upon the exercise of
    outstanding warrants and   2,956,565 shares of common stock issuable upon
    the exercise of outstanding options as of March 31, 2000.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following statement of operations data for the periods from our inception on June 22, 1998 to December 31, 1998, and for the year ended December 31, 1999, and the balance sheet data as of December 31, 1998 and 1999 have been derived from our audited consolidated financial statements and the related notes to the financial statements. The statement of operations data for the three months ended March 31, 1999 and 2000 and balance sheet data as of March 31, 2000 were derived from our unaudited condensed interim consolidated financial statements included elsewhere in this registration statement, which in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations for this period. Our historical results are not necessarily indicative of the results to be expected for the full year or future periods. Our historical results are not necessarily indicative of the results to be expected for future periods. The pro forma column gives effect to the issuance of Series C preferred stock from May 8, 2000 to May 31, 2000. The following selected financial data should be read in conjunction with our consolidated financial statements and the related notes to the consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this registration statement.

                                                                  Three Months
                         Period from June 22,                   Ended March 31,
                         1998 (inception) to     Year Ended     -----------------
                          December 31, 1998   December 31, 1999  1999      2000
                         -------------------- ----------------- -------  --------
                                             (in thousands)
                                                                  (unaudited)
Statement of Operations
Data:
Revenues................       $   --             $     37      $   --   $    136
Costs and operating
 expenses:
Cost of revenues .......           --                2,959           43     2,230
Sales and marketing ....            34               2,318          115     3,157
General and
 administrative ........           748               7,307          835     3,586
Depreciation and
 amortization...........             4                 609           51     1,636
Stock-based
 compensation...........           164               6,627          375     3,482
                               -------            --------      -------  --------
Total costs and
 operating expenses.....           950              19,820        1,419    14,091
                               -------            --------      -------  --------
Loss from operations....          (950)            (19,783)      (1,419)  (13,955)
Interest expense........           220               3,146           32     7,716
Interest income.........          (150)             (2,138)        (106)   (3,662)
                               -------            --------      -------  --------
Net loss................       $(1,020)           $(20,791)     $(1,345) $(18,009)
                               =======            ========      =======  ========

                                                                  As of
                                       As of December 31,     March 31, 2000
                                       -------------------  -------------------
                                         1998      1999      Actual   Pro Forma
                                       --------- ---------  --------  ---------
                                                  (in thousands)
Balance Sheet Data:                                            (unaudited)
Cash, cash equivalents and short-term
 investments.........................  $  9,165  $ 222,974  $193,619  $271,450
Accounts receivable..................       --         178       285       285
Restricted cash and short-term
 investments.........................       --      38,609    41,053    41,053
Property and equipment, net..........       482     28,444    53,350    53,350
Construction in progress.............        31     18,312    32,135    32,135
Total assets.........................    10,001    319,946   331,979   398,273
Debt facilities and capital lease
 obligations, excluding current
 portion.............................       --       8,808     7,863     7,863
Senior notes.........................       --     183,955   184,441   184,441
Redeemable convertible preferred
 stock...............................    10,436     97,228    97,228   174,999
Total stockholders' equity
 (deficit)...........................      (846)    11,568    (1,004)   (1,004)
Other Financial Data:
Adjusted EBITDA(1)...................  $   (782) $ (12,547) $   (993) $ (8,836)
Net cash used in operating
 activities..........................      (796)    (9,908)   (4,176)   (4,176)
Net cash used in investing
 activities..........................    (5,265)   (86,270)  (10,942)  (10,942)
Net cash provided by (used in)
 financing activities................    10,226    295,178      (371)   49,629
Ratio of earnings to fixed
 charges(2)..........................       --         --        --        --

--------

(1) Adjusted EBITDA consists of the net loss excluding interest, income taxes, depreciation and amortization of capital assets and amortization of deferred stock-based compensation. Adjusted EBITDA is presented to enhance an understanding of our operating results and is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles for the period indicated and may be calculated differently than adjusted EBITDA for other companies. Adjusted EBITDA is not a measure determined under generally accepted accounting principles nor is it a measure of liquidity.
(2) In calculating the ratio of earnings to fixed charges, earnings consist of net loss before income tax expense and fixed charges. Fixed charges consist of interest expense, and capitalized interest, amortized discounts and capitalized expenses related to indebtedness and an estimate of the interest within rental expense. The ratio of earnings to fixed charges was less than 1.0 to 1.0 for each of the periods presented. Earnings available for fixed charges were thus inadequate to cover fixed charges. The coverage deficiency for the period from June 22, 1998 (inception) to December 31, 1998, the year ended December 31, 1999 and the three months ended March 31, 1999 and 2000 was $1,019,700, $20,790,600, $1,344,900 and $18,008,800,
    respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   Equinix designs, builds and operates neutral IBX centers where Internet businesses place their equipment and their network facilities in order to interconnect with each other to improve Internet performance. Our neutral IBX centers provide content providers, application service providers, or ASPs, and e-commerce companies with the ability to directly interconnect with a choice of bandwidth providers, Internet service providers, or ISPs, and site and performance management companies. Equinix currently has IBX centers in the Washington, D.C. metropolitan area, the New York metropolitan area and in Silicon Valley. We intend to complete construction of five additional IBX centers and seven expansion projects by May 2001, resulting in a total of eight IBX centers in the U.S. and Europe. From our inception on June 22, 1998 through December 31, 1999, our operating activities consisted primarily of designing and building our first three IBX centers, searching for additional space for IBX center expansion, developing our management team and raising private equity and third party debt to fund the design and building of our IBX centers.

   We generate recurring revenues primarily from the leasing of cabinet space and the provisioning of direct interconnections between our customers. In addition, we intend to offer value-added services and professional services including "Smart Hands" service for customer equipment installations and maintenance. Customer contracts for the lease of cabinets, interconnections and switch ports are renewable and typically range from one to three years with payments for services made on a monthly basis. We entered into our first customer contract in April 1999. In addition, we generate non-recurring revenues which are comprised of installation charges that are billed upon successful installation of our customer cabinets, interconnections and switch ports. Both recurring and non-recurring revenues are recognized ratably over the term of the contract.

   Cost of revenues consist primarily of rental payments on our IBX centers, site employees' salaries and benefits, utility costs, amortization and depreciation of IBX center build-out costs and equipment and engineering power, redundancy and security systems support and services. We expect that our cost of revenues will increase significantly as we continue our rollout of additional IBX centers.

   Our selling, general and administrative expenses consist primarily of costs associated with recruiting, training and managing new employees, salaries and related costs of our operations, marketing and sales, customer fulfillment and support functions costs and finance and administrative personnel and related professional fees. Our current sales and marketing expenses, including sales personnel, will increase significantly as we continue our rollout of additional IBX centers into new domestic and international markets. We expect to significantly increase our sales and marketing activities.

   We recorded deferred stock-based compensation of approximately $1.1 million, $19.4 million and $4.9 million in connection with stock options granted during 1998, 1999 and the three months ended March 31, 2000, respectively, where the deemed fair value of the underlying common stock was subsequently determined to be greater than the exercise price on the date of grant. Approximately $164,000, $6.6 million and $3.5 million was amortized to stock-based compensation expense for the period and year ended December 31, 1998 and 1999, respectively and the three months ended March 31, 2000, respectively. Options granted are typically subject to a four year vesting period. We are amortizing the deferred stock-based compensation on an accelerated basis over the vesting periods of the applicable options in accordance with FASB Interpretation
No. 28. The remaining $15.1 million of deferred stock-based compensation at March 31, 2000 will be amortized over the remaining vesting period. Based on grants from April 1 through May 25, 2000, we expect to record additional deferred stock-based compensation of approximately $33.5 million. As a result of the cumulative effect of stock-based compensation, we expect stock-based compensation expense, which is primarily attributable to amortization of deferred stock-based compensation charges, to impact our reported results through December 31, 2004. Based on option grants through May 25, 2000, we expect stock-based compensation expense to be approximately $21.9 million for the year ending December 31, 2000.

   A key aspect of our strategy is to capitalize on our first mover advantage and to execute our rapid IBX center rollout program. The rollout of these additional IBX centers will significantly increase both fixed and operating expenses, including expenses associated with hiring, training and managing new employees, leasing and maintaining additional IBX centers, power and redundancy system engineering support and related costs, implementing security systems and related costs and depreciation.

Results of Operations

   Since our inception in June 1998, we have experienced operating losses and negative cash flows from operations in each quarter. As of March 31, 2000 we had an accumulated deficit of $39.8 million. The revenue and income potential of our business and market is unproven, and our short operating history makes an evaluation of our business and prospects difficult. There can be no assurance that we will ever achieve profitability on a quarterly or annual basis or, if achieved, sustain such profitability.

Three Months Ended March 31, 1999 and 2000

   Revenues. We recognized revenues of $135,600 for the three months ended March 31, 2000. Revenues consisted of recurring revenues of $124,200, primarily from the leasing of cabinet space, and non-recurring revenue of $11,400 related to the recognized portion of installation revenue. Installation and service fees are recognized ratably over the term of the contract. We did not offer IBX center colocation or interconnection exchange services during the three months ended March 31, 1999, and as such, no revenues were recognized during that time period.

   Cost of Revenues. Cost of revenues increased from $43,100 for the three months ended March 31, 1999 to $3.3 million for the three months ended March 31, 2000, an increase of $3.3 million. Cost of revenues consists primarily of rental payments for our leased IBX centers, site employees' salaries and benefits, utility costs, power and redundancy system engineering support services and related costs, security services and related costs and depreciation and amortization of our IBX center buildout and other equipment costs. As of March 31, 1999, we had not opened any IBX centers, but we had incurred rent expense on the first IBX center. During the three months ended March 31, 2000, we incurred expenses on our first three operational IBX centers.

   Sales and Marketing. Sales and marketing expenses increased from $143,800 for the three months ended March 31, 1999 to $4.5 million for the three months ended March 31, 2000, an increase of $4.4 million. Sales and marketing expenses consist primarily of compensation and related costs for the sales and marketing personnel, sales commissions, marketing programs, public relations, promotional materials and travel. The increase in sales and marketing expense resulted from the addition of personnel in our sales and marketing organizations, reflecting our increased selling effort and our efforts to develop market awareness. Also included in sales and marketing for the three months ended March 31, 1999 and 2000 are $28,500 and $1.4 million, respectively, of stock-based compensation expense. We anticipate that sales and marketing expenses will increase in absolute dollars as we increase our investment in these areas to coincide with the rollout of additional IBX centers.

   General and Administrative. General and administrative expenses increased from $1.2 million for the three months ended March 31, 1999 to $6.3 million for the three months ended March 31, 2000, an increase of $5.1 million. General and administrative expenses consist primarily of salaries and related expenses, accounting, legal and administrative expenses, professional service fees and other general corporate expenses. The increase in general and administrative expenses was primarily the result of increased expenses associated with additional hiring of personnel in management, finance and administration, as well as other related costs associated with supporting the Company's expansion. Also included in general and administrative for the three months ended March 31, 1999 and 2000 are $346,700 and $2.0 million, respectively, of stock-based compensation expense.

   Interest Expense, net. For the three months ended March 31, 1999, we reported interest income of $106,000 and interest expense of $32,200. For the three months ended March 31, 2000, we reported net interest expense of $4.0 million. Net interest for the three months ended March 31, 2000 consisted of interest income of $3.7 million offset by interest expense of $7.7 million. Interest income increased substantially due to higher cash, cash equivalent and short-term investment balances held in interest bearing accounts, resulting from the proceeds of the senior notes and preferred stock financing activities. Interest expense for the three months ended March 31, 2000 is a result of the issuance of senior notes and increased debt facilities and capital lease obligations and amortization of the senior notes debt facilities and capital lease obligation discount.

 Period from Inception (June 22, 1998) through December 31, 1998 and Year Ended December 31, 1999

   Revenues. We recognized revenues of $37,100 for the year ended December 31, 1999. In addition, we entered into contracts with other customers and allocated cabinet space to these customers as of December 31, 1999. Although we entered into these customer contracts, we have not recognized such amounts as revenues as the sales cycle was not yet complete by December 31, 1999. We did not offer IBX center colocation or interconnection exchange services from inception through December 31, 1998, and as such, no revenues were recognized from the date of inception to December 31, 1998.

   Cost of Revenues. We incurred cost of revenues of $3.3 million for the year ended December 31, 1999. Cost of revenues is primarily comprised of rental payments for our leased IBX centers, site employees' salaries and benefits, utilities costs, power and redundancy system engineering support services and related costs, security services and related costs and depreciation and amortization of our IBX center build-out and other equipment costs. We did not offer IBX center colocation or interconnection exchange services from inception through December 31, 1998, and as such, no cost of revenues were recorded from the date of inception to December 31, 1998.

   Sales and Marketing. Sales and marketing expenses increased from $47,400 for the period from the date of inception to December 31, 1998 to $3.9 million for the year ended December 31, 1999. These expenses consist primarily of salary and benefit costs from the hiring of both sales and marketing personnel and certain related recruiting and relocation costs, the establishment of sales and marketing programs and the recognition of stock-based compensation expense in the amount of approximately $13,000 and $1.6 million for the period from the date of inception to December 31, 1998 and the year ended December 31, 1999, respectively. In addition, we established two regional sales offices to support the New York and Washington, D.C. metropolitan area IBX centers. We anticipate that sales and marketing expenses will increase substantially to coincide with the commercial operation of our IBX centers and additional stock-based compensation expense in the amount of approximately $9.0 million which will be amortized over the applicable vesting periods.

   General and Administrative. General and administrative expenses increased from $902,200 for the period from the date of inception to December 31, 1998 to $12.6 million for the year ended December 31, 1999. General and administrative expenses are primarily comprised of salaries and employee benefits expenses, including stock-based compensation expense in the amount of approximately $151,000 and $4.8 million for the period from the date of inception to December 31, 1998 and the year ended December 31, 1999, respectively, professional and consultant fees and corporate headquarter operating costs, including facility and other rental costs. We anticipate that general and administrative expenses will increase significantly due to increased staffing levels consistent with the growth in our infrastructure and related operating costs associated with our regional and international expansion efforts and additional stock-based compensation expense in the amount of approximately $12.7 million which will be amortized over the applicable vesting periods.

   Interest Expense, net. Net interest expense increased from $70,100 for the period from the date of inception to December 31, 1998 to $1.0 million for the year ended December 31, 1999. We recognized interest income of $2.1 million for the year ended December 31, 1999 compared to $150,000 for the period from inception to December 31, 1998. Interest income increased substantially due to higher cash, cash equivalent and short-term investment balances resulting from the senior notes and preferred stock financing activities. Interest expense was $3.1 million for the year ended December 31, 1999 compared to $220,000 for the period from inception to December 31, 1998. Interest expense increased due to the issuance of senior notes, increased debt facilities and capital lease obligations and amortization of the senior notes and debt facilities and capital lease obligation discount. Interest expense for the period from inception to December 31, 1998 consisted of the interest charge from the conversion right of the convertible loan arrangement, under which the initial lenders to the Company converted their promissory notes into Series A preferred stock at a more beneficial rate than other Series A investors.

Liquidity and Capital Resources

   From inception, we have financed our operations and capital requirements primarily through the issuance of senior notes, the private sale of preferred stock and debt financing for aggregate gross proceeds of approximately $397.0 million. Our principal source of liquidity as of March 31, 2000 consists of $193.6 million in cash and cash equivalents and $6.9 million in debt and capital lease facilities. As of March 31, 2000, our total indebtedness from our senior notes, debt facilities and capital lease obligations was $213.7 million.

   Net cash used in operating activities was $796,000 for the period from inception to December 31, 1998, $9.9 million for the year ended December 31, 1999 and $4.2 million for the three months ended March 31, 2000. We used cash primarily to fund our net loss from operations.

   Net cash used in investing activities was $5.3 million for the period from inception to December 31, 1998, $86.3 million for the year ended December 31, 1999 and $10.9 million for the three months ended March 31, 2000. Net cash used in investing activities was primarily attributable to the construction of our IBX centers and the purchase of restricted cash and short-term investments.

   Net cash generated by financing activities was $10.2 million for the period from inception to December 31, 1998 and $295.2 million for the year ended December 31, 1999. Net cash used in financing activities was $370,700 for the three months ended March 31, 2000. The cash generated from financing activities for the period from inception through December 31, 1998 was due to the sale of Series A preferred stock. The cash generated by financing activities for the year ended December 31, 1999 was primarily due to the issuance of senior notes, proceeds from debt and capital lease facilities and proceeds from the issuance of Series B preferred stock. Net cash used in financing activities during the three months ended March 31, 2000 was primarily due to the repayment of debt facilities and capital lease obligations, offset by proceeds from the exercise of stock options.

   In March 1999, we entered into a loan and security agreement in the amount of $7.0 million bearing interest at 7.5% to 9.0% per annum repayable in 36 to 42 equal monthly payments with a final interest payment equal to 15% of the advance amounts due at maturity. In May 1999, we entered into a master lease agreement in the amount of $1.0 million. This master lease agreement was increased by addendum in August 1999 by $5.0 million. This agreement bears interest at either 7.5% or 8.5% and is repayable over 42 months in equal monthly payments with a final interest payment equal to 15% of the advance amounts due on maturity. In August 1999, we entered into a loan agreement in the amount of $10.0 million. This loan agreement bears interest at 8.5% and is repayable over 42 months in equal monthly payments with a final interest payment equal to 15% of the advance amounts due on maturity. At March 31, 2000, we had total debt and capital lease financings available of $23.0 million, of which we had drawn down $16.1 million.

   In December 1999, we issued $200.0 million aggregate principal amount of 13% Senior Notes due 2007 for aggregate net proceeds of $193.4 million, net of offering expenses. Of the $200.0 million gross proceeds, $16.2 million was allocated to additional paid-in capital for the fair value of the common stock warrants and recorded as a discount to the senior notes. Senior notes, net of the unamortized discount, is $184.4 million as of March 31, 2000.

   In December 1999, we completed the private sale of our Series B preferred stock, net of issuance costs, in the amount of $81.7 million.

   In May 2000, we completed the private sale of our Series C preferred stock in the amount of $77.8 million.

   On May 23, 2000, we entered into an agreement to purchase real property in San Jose, California for approximately $82.0 million. The sale is scheduled to close on June 15, 2000 and we currently anticipate that a third party will purchase the property at the closing and then we will lease this property to us under a long-term lease. There can be no assurance that we will secure this arrangement.

   We intend to complete construction of five additional IBX centers and several expansion projects by the end of 2001, resulting in a total of eight IBX centers in the U.S. and Europe. We intend to finance these IBX centers through current cash flow from our existing IBX centers and approximately $750.0 million of additional financing. As of May 31, 2000, we had $241.7 million in cash, cash equivalents and short-term investments available to us. We anticipate that the funds currently available to us are sufficient to fund the capital expenditure and working capital requirements, including operating losses, associated with the initial rollout of seven IBX centers and two IBX center expansion projects. To complete the implementation of our rollout plan within our proposed time frame we anticipate that we will need to raise funds through a combination of additional debt or equity financing. If we cannot raise sufficient additional funds on acceptable terms, or in amounts required by us, we may delay the rollout of additional IBX centers or permanently reduce our rollout plans. If we are unable to raise additional funds to further our rollout, we anticipate that the cash flow generated from the IBX centers, for which we will have obtained financing, will be sufficient to meet the working capital, debt service and corporate overhead requirements associated with those IBX centers.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, or SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133, as amended by SFAS No. 137, Deferral of the Effective Date of FASB Statement No. 133, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. This statement does not currently apply to us and we do not have any derivative instruments or hedging activities.

   In December 1999, the SEC issued Staff Accounting Bulletin 101, or SAB 101, Revenue Recognition, which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the SEC. We believe the adoption of SAB 101 will not have a material impact on our financial position and results of operations.

   In March 2000, the FASB issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation - an Interpretation of APB 25. This Interpretation clarifies (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this Interpretation are recognized on a prospective basis from July 1, 2000. We have not yet determined the impact, if any, of adopting this interpretation.

Impact of the Year 2000

   We have not experienced any year 2000-related disruption in the operation of our systems. Although most year 2000 problems should have become evident on January 1, 2000, additional year 2000-related problems may become evident only after that date.

Quantitative and Qualitative Disclosures About Market Risk

   Equinix has limited exposure to financial market risks, including changes in interest rates. An increase or decrease in interest rates would not significantly increase or decrease interest expense on debt obligations due to the fixed nature of our debt obligations. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term instruments. Due to the short-term nature of our investments, we believe that we are not subject to any material market risk exposure. Equinix does not currently have any foreign operations and thus our exposure to foreign currency fluctuations is minimal.

   The fair market value of long-term fixed interest rate debt is subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise. The interest rate changes affect the fair market value but do not impact earnings or cash flows. The effect of an immediate 10% change in interest rates would not have a material impact on our future operating results or cash flows. Fair values were determined from quoted market prices.

                                    BUSINESS

Overview

   Equinix designs, builds and operates neutral IBX centers where Internet businesses place their equipment and their network facilities in order to interconnect with each other to improve Internet performance. Our neutral IBX centers place our customers' operations at a central location and provide them with the highest level of security, multiple back-up services, flexibility to grow and technical assistance. Our neutral IBX centers provide content providers, ASPs and e-commerce companies with the ability to directly interconnect with a choice of bandwidth providers, ISPs and site and performance management companies. Content providers include those companies that supply information, education or entertainment content such as Excite@Home. ASPs include those companies that supply hosted applications to enterprises over the Internet, such as Storage Networks. E-commerce companies include those companies which conduct the sale of goods and services over the Internet. ISPs provide Internet connectivity services and include companies such as InterNAP and NorthPoint Communications Group. Bandwidth providers include companies such as Worldcom and AT&T. Site and performance management companies include one-stop Web presence integrators and content distribution companies such as iBeam. Equinix IBX centers enable Internet companies to quickly, easily and privately interconnect with a choice of business partners and customers, providing them with the flexibility, speed and adaptability they need to accelerate business growth.

   Equinix currently has IBX centers in the Washington, D.C. metropolitan area, the New York metropolitan area and in Silicon Valley. We intend to complete construction of five additional IBX centers and several expansion projects by May 2001, resulting in a total of eight IBX centers in the U.S. and Europe. Our customers include: Cable & Wireless, Concentric Network, Excite@Home, iBeam, InterNAP, WorldCom, NorthPoint Communications Group, Onyx Networks, Teleglobe and Storage Networks.

   We were incorporated in Delaware in June 1998. Two of our founders, Albert
M. Avery, IV, our president and chief operating officer, and Jay S. Adelson, our chief technology officer, were responsible for designing, building and operating the Palo Alto Internet Exchange, or PAIX, one of the first and most active global Internet exchange points. PAIX launched commercial service in July 1996 and was functioning at full capacity within one year of introduction.

   From inception, we have raised more than $397.0 million to fund the rollout of our IBX centers. In April 1999, our first customer contract was signed and we began recognizing revenue in December 1999. We have not yet been profitable and expect to incur significant additional losses.

Market Opportunity

   Since the early 1990s, the Internet has experienced tremendous growth and is emerging as a global medium for communications and commerce. According to Forrester Research, the number of Internet sites worldwide is expected to grow from fewer than 500,000 in 1997 to approximately 4.0 million in 2002. In addition, according to International Data Corporation, worldwide Internet business commerce sales are forecast to grow from approximately $50 billion at the end of 1998 to approximately $1.3 trillion by the end of 2003.

   As a result of competitive pressures, Internet and e-commerce companies are demanding facilities that provide multiple interconnections with a broad cross-section of product and service providers and customers. The tremendous growth of Internet usage and e-commerce has aggravated the inefficiencies of the current Internet architecture, which has constrained businesses' abilities to effectively grow and manage their Internet operations.

   As the Internet and Internet businesses experienced significant growth and demand, and content providers emerged, vertically integrated hosting providers evolved to provide these businesses with places to locate their equipment and access the Internet. Until now, Internet businesses have had to rely on these vertically integrated hosting providers for the distribution of content and delivery of services between thousands of individual networks. Internet and e-commerce companies who choose to colocate equipment at these facilities typically have no choice but to purchase bandwidth from the owner of the facility. Bandwidth is typically known as the rate at which data flows over a network and is measured in bits per second. This can be costly, given the lack of competition, and a significant risk if the facility owner's network were to fail or have performance problems.

   As content becomes more critical, the choice of suppliers and direct interconnection become increasingly important. Forrester Research predicts that a combination of rapid Internet growth and increased outsourcing of Internet-related services will create an acute need for Internet-related hosting and colocation services, producing U.S. revenue growth from approximately $3.5 billion in the year 2000 to over $14 billion by 2003.

The Equinix Solution

   Equinix IBX centers provide the environment and services to meet the challenges facing Internet businesses today. Our centers will provide a free market environment where choice stimulates efficient business growth. Because Internet companies have a broad choice of product and service providers, they can increase their service offerings, deliver services more efficiently and have access to a larger potential customer base. As a result, we are able to provide the following key benefits to our customers:

   Choice. We believe that the ability of customers to choose among a variety of product and service providers is the fundamental driver of dynamic growth in commerce. By offering this crucial element of choice, our IBX centers are designed to serve as a catalyst for our customers that creates synergy among them and makes it possible for them to adapt their business models to successfully scale, or keep pace, with the growth of each other and of the Internet. Internet and e-commerce related businesses view the IBX center as a forum to attract additional customers and diversify sources of supply for their businesses.

   Opportunity to Increase Revenues and Reduce Costs. Our customers will have access to a variety of potential business partners. Accordingly, our customers will have a better opportunity to increase the size of their addressable markets, accelerate revenue growth and improve the quality of their services at our IBX centers. In addition, participants will be able to enhance their ability to control costs by aggregating their service purchases at a single location and through improved purchasing power.

   Scalability. Our IBX centers will both stimulate and support the efficient growth of our customers. From a facility perspective, we construct our IBX centers to be large enough to accommodate our customers' short- term needs, and our plan is to maintain sufficient available expansion space to meet their long-term growth needs where possible. In addition, through our global presence we will have a broad capacity to meet customers' multi-market and multi-geographic requirements. On an individual basis, customers are able to design their own unique cabinet configurations within a shared or private cage environment. As the need arises, customers can expand within their original cage or upgrade into a cage which meets their expanded requirements. We predict that customers will require this added capacity as they interconnect with each other and expand their customer reach.

   Reliability. Our IBX design provides our customers with reliable and disaster-resistant environments that are necessary for optimum Internet commerce interconnection. We believe that the level of excellence and consistency achieved in our IBX architecture and design results in premium, secure, fault-tolerant exchanges. Our IBX centers are designed to offer our customers redundant, high-bandwidth Internet connectivity through multiple third-party connections. Additionally, our solutions include multiple layers of physical security, scalable cabinet space availability, on-site trained staff 24 hours per day, 365 days per year, dedicated areas for customer care and equipment staging, redundant AC/DC power systems and multiple other redundant, fault-tolerant infrastructure systems.

Equinix Strategy

   Our objective is to provide content providers, ASPs and e-commerce companies with the ability to directly interconnect with a choice of bandwidth providers, ISPs, and site and performance management companies to grow their business. Equinix IBX centers enable Internet companies to quickly, easily and privately interconnect with a choice of business partners and customers, providing them with the flexibility, speed and adaptability they need to accelerate business growth and to allow a faster, more reliable Internet. To accomplish this objective we are employing the following strategies:

   Provide Customer Choice. We provide our customers with the freedom to choose their preferred product and service providers. We call this a neutral environment and it is one of the fundamental characteristics of an IBX center. We believe this is a significantly improved approach compared with the current Internet model because it offers customers increased value and reliability based on the availability of multiple providers of needed services. In traditional colocation or Web hosting environments, customers are often limited to a single choice of network provider, site management company, or performance management company. This limited choice can lead to single points of failure for customers or a limited number of options to choose from for value added services. The Equinix model of neutrality gives customers a wide range of providers to choose from for each of the services they require for increased Internet performance and reliability. For instance, in each IBX customers can choose from multiple network providers, ISPs and Web management companies. The ability to choose who they work with directly leads to better Internet business performance due to the increased diversity and an improved overall total cost of ownership since these suppliers are competing for the customers' business within the IBX center. Our customers will benefit from a neutral environment that stimulates efficient business growth through accelerated network economics, or the value derived by a provider at an IBX center from being able to sell its services to a locally-aggregated set of customers, created by the efficient and rapidly growing interaction between Internet businesses.

   Manage Choice to Create Network Effect. To attract the widest choice of Internet partners, it is important to provide a robust mix of leading companies from a variety of businesses and services. This allows content providers, e-commerce companies and ASPs the opportunity to interconnect with a wide variety of companies. As a result of the IBX interconnection model, IBX participants encourage their customers, suppliers and business partners to also come into the IBX center. These customers, suppliers and business partners may also, in turn, encourage their business partners to locate in IBX centers resulting in additional customer growth. For example, a large financial site who may choose to locate in an Equinix IBX may encourage a bandwidth provider, a site management company or another content partner, like a financial news service, to also locate in the same IBX. In turn, these bandwidth providers or content partners will also bring their business partners to the IBX. This network effect enhances the value of an IBX center with each new customer as interconnections provide monthly recurring revenues.

   Leverage Strategically Scalable Centers. The network effect created by the Equinix IBX model requires strategic scalability to support the dynamic IBX growth environment. Our expansion plans are designed to meet the growth of our customers. Our IBX centers will both stimulate and support the efficient growth of our customers. From a facility perspective, we construct our IBX centers to be large enough to accommodate our customers' short term needs, and our plan is to maintain sufficient available expansion space to meet their long-term growth needs where possible.

   Expand Globally and Capitalize on First-Mover Advantage. We believe that capitalizing on our first mover advantage is essential to establishing leadership in the rapidly developing neutral Internet business exchange market. As a result, we currently plan to open additional IBX centers in the United States and internationally. We believe the demand for our international IBX centers and services will be significant due to the early stage of Internet infrastructure deployment outside of the U.S.

   Establish Equinix as the Leading Brand for IBX Centers. We plan to establish Equinix as the industry standard for the highest quality business to business Internet exchanges. Through brand awareness and promotion we intend to create a strong following among all top content providers, ASPs and e-commerce companies. We believe that this strong brand awareness, combined with our ability to provide the highest quality business to business marketplace facilities and professional services will provide us with a competitive advantage in our market.

   Leverage Blue-Chip Equity Owners. Our stockholders are some of the most influential companies driving the development, operation and utilization of the Internet. They provide us with invaluable technical and business insight, industry contacts and customer relationships to help expedite the expansion of our business. These stockholders include Artemis S.A., Bechtel Corp., Benchmark Capital, The Carlyle Group, Cisco Systems and Reuters.

Customers

   Customers typically sign renewable contracts of one to three years in length, often with options on additional space. Our current customers include Cable & Wireless, Concentric Network, Excite@Home, iBeam, InterNAP, Worldcom, NorthPoint Communications Group, Onyx Networks, Teleglobe and Storage Networks. Additionally, InterNAP, WorldCom, NorthPoint Communications Group, Onyx Networks, Excite@Home, Teleglobe and Storage Networks have signed multi-site agreements.

   Historically, Internet businesses have been vertically integrated and provided all services directly to their customers. These services typically include marketing, access and Internet backbone connectivity, server hosting, and other services such as e-mail and Usenet newsgroups. Continued rapid growth, innovation, competition and scarce human resources have opened the door for companies to specialize in core Internet services and outsourced other elements of their business or product to suppliers. These specialized players include:

  . content providers and e-commerce companies supplying information, education or entertainment content and conducting the sale of goods and services;

  . ASPs offering hosted applications over the Internet;

  . ISPs offering end-users Internet access and customer support;

  . bandwidth providers (telecommunications carriers); and

  . site and performance management companies which integrate and manage a customer's end-to-end web presence and performance.

   We consider these companies to be the core of our customer base and we offer each customer a choice of business partners and solutions that are designed to meet their unique and changing needs.

   We believe our IBX centers choice and neutrality that are important to companies interested in the growth and reliability of the Internet. Equinix does not compete with its customers and partners and offers choice within each customer segment. We believe all Internet companies benefit from the choice of a wide variety of Internet business partners because their business interaction is greatly enhanced which can translate to new revenue sources, greater efficiency and growth.

 We Believe the Additional Benefits to all Customer Segments Include:

  .  Expedited service delivery
  .  Scalable, flexible, fault-tolerant environment
  . Cost savings through aggregating purchases and sales at a single location
  . Minimize packet loss and latency, or time that elapses between a request for information and its arrival
  .  Ability to focus on core competencies
  . Centralized market with access to dozens of potential customers and partners
  . Proximity to service providers reduces operations, technology and marketing costs, quickens service deployment, and improves performance
  .  Multiple layers of physical security
  .  Elimination of capital investment for facilities
  .  24X7 on-site Internet and telecommunications-trained staff

   We believe our IBX centers offer the following additional benefits to our customers:

Type of Customer:             Benefits:

Content Providers, ASPs and    .  Direct interconnection with a choice of
E-Commerce Companies              multiple bandwidth providers, Internet
                                  service providers, and site and performance management companies. Choice gives participants the ability to decide which suppliers are the most cost-effective and provide the level of service they require.
                                  The benefits to content providers, ASPs and e-commerce companies include maximized Web presence, increased revenue streams, greater security and increased customer satisfaction
                               .  Simplified outsourcing of various component
                                  services including DSL, e-mail, Usenet and content distribution

Internet Service Providers     .  Direct peering, or traffic exchange, with
                                  other ISPs over private high-speed dedicated interconnections
                               .  Simplified outsourcing of various component
                                  services including DSL, e-mail, Usenet and content distribution
                               .  Expedited, flexible, scalable and cost-
                                  efficient bandwidth provisioning

Bandwidth Providers (Carriers) .  Economies of scale with reduced capital costs
                               . Centralized market with access to dozens of potential customers

Site and Performance Management.  Direct interconnection with a choice of
Companies                         multiple bandwidth providers and ISPs.
                                  Choice gives site and performance management companies the ability to decide which suppliers are the most cost-effective and provide the level of service they require

Services

   Within our IBX centers, customers can place their equipment and interconnect with a choice of Internet companies. Equinix also provides customized solutions for customers looking to resell IBX space component as part of their complete, one-stop shop solution.

   Cabinets. Customers have several choices for colocating their equipment. They can place the equipment in an Equinix shared or private cage or customize their space to build their own data center within an IBX center. Cabinets are 84 inches high, suitable for networking and server colocation. Cable trays support cables between and among cabinets. Stationary or slide shelves and enclosed cabinets are available upon request. As a customer's colocation requirements increase, they can expand within their original cage or upgrade into a cage that meets their expanded requirements.

   Shared Cages. A shared cage environment is designed for customers needing less than ten full cabinets to house their equipment. Each cabinet in a shared cage is individually secured with an advanced trackable electronic locking system and the cage itself is secured with the biometric hand-geometry system.

   Private Cages. Customers that contract for a minimum of five full cabinets can use a private cage to house their equipment. Private cages are also available in larger full cabinet sizes. Each private cage is individually secured with the biometric hand-geometry system.

   Data Centers. Customers interested in providing a hosting service or colocation center have the option of outsourcing the design, construction and management of the physical facility to Equinix. Each customer can customize the cabinet configuration within the space they purchase from Equinix in order to satisfy their specific customers' needs.

  Interconnection

   Physical Cross-Connect. Customers needing to directly connect to another IBX customer can do so for a set price. Equinix leaves the choice of speed and media type to the participants, based on their needs. Cross connections are installed, delivered and tested by us within twenty-four hours of a customer's request.

   Central Switching Fabric. Customers may choose to connect to our central switching fabric rather than purchase a direct physical cross connection. With a connection to this switch, a customer can aggregate multiple interconnects over one physical wire instead of purchasing individual physical cross connects.

   Direct Connections. Customers requiring a dedicated communications link may directly connect to each other. Direct connections are Any Mode Any Speed, which means they can include single-mode fiber, multi-mode fiber, and other media upon request, as well as handle any speed required by the customer. These cross connections are customized and terminated per customer instructions and may be implemented within 24 hours of request.

  Value-Added Services

   Our IBX centers are staffed with Internet and telecommunications specialists who are on-site and available 24 hours per day, 365 days per year. These professionals are trained to perform installations of customer equipment and cross connections.

   Core Infrastructure Services. Those customers with a port connection on the central switching fabric have access to multiple core infrastructure services. These services address critical intelligent networking requirements and assist customers in improving the quality of their interconnection and traffic exchange.

   "Smart Hands" Services. Our customers can take advantage of our professional "Smart Hands" service, which gives customers access to our IBX staff for a variety of troubleshooting tasks, when their own staff is not on site. These tasks include power cycling, card swapping, and performing emergency equipment replacement. Services are available on-demand or by customer contract.

IBX Design and Staffing

   Our IBX centers are designed to provide a state-of-the-art, secure, full-service, neutral operating environment of a minimum of 900 cabinets, or 50,000 square feet, in the first-phase buildout for colocation of customer equipment. The IBX centers are designed to provide specific and compelling improvements over legacy facilities, including scalability to meet our customer's ongoing growth, improved security, redundancy of all key infrastructure systems and improved customer care. An IBX center is divided into six basic functional areas--access, customer care, colocation, telecommunications access, mechanical and power systems and operations.

   Access Area. The access area includes a bullet-resistant guard booth; a welcome area, a hand-geometry enrollment station, and a mantrap to further control access to the IBX center. All doors and access ways are secured with biometric hand-geometry readers to ensure absolute identification and authentication. All customers and Equinix employees entering an Equinix IBX center must be cleared through this secured zone.

   Customer Care Area. The customer care area includes a seating section, conference rooms, Internet workstations, customer equipment preparation work areas, equipment lockers, a game room, bathrooms, showers and a kitchen.

   Colocation Area. The colocation area is divided into large cages to house networking and customer computer equipment that is secured by biometric security access systems. This area includes dual independent AC and DC power distribution systems, full-automated CCTV digital camera security surveillance, and a tamper-proof overhead cable-management system with separate trays for fiber and copper data, AC power and DC power cables. Access to the colocation area is through the customer care area.

   Telecommunications Access Area. All IBX centers will have a minimum of two dedicated fiber entry vaults for telecommunications carrier access to the colocation area. In addition, every IBX center has roof space or a separate platform for customers who access the IBX center via wireless devices such as satellite dishes, radio antennae and microwave.

   Mechanical and Power Systems Area. The mechanical and power systems area includes machine rooms and space used to house all mechanical, power safety and security equipment. Fully redundant heating, ventilation, air conditioning and power systems, as well as dual electric utility feeds support all areas of the IBX center. Power systems are designed and periodically tested to transparently handle rapid transition from public utility power to back-up power. The AC uninterruptable power supply and DC battery systems are configured to operate a fully occupied IBX center for a minimum of fifteen minutes. If there is a utility power failure, the on-site generator system could be brought on-line in less than eight seconds through an automatic transfer switch to supply seamless, uninterrupted power to the IBX center. The emergency generators, located in a specially equipped area, supply power to the AC and DC systems. On-site fuel tanks store sufficient fuel to power a fully occupied IBX center for a minimum of 48 hours.

   Operations Area. The operations area houses the IBX manager's office, an operations center for staff technicians and office space for visiting Equinix employees. It includes consoles for monitoring all IBX environmental systems and for tracking all activities at the IBX center. In selected IBX centers, this area will house regional operations centers that will monitor the operations of several IBX centers.

 Additional Specifications

   Security System. All access controls and other security functions are connected to a central security computer system that controls access to the interior and exterior perimeters of the IBX centers. An armed security guard located behind the bullet-resistant security console controls access to the colocation area. The caged sections of the colocation area can only be accessed through hand-geometry readers located on cage doors. Digital cameras connected to a central system at the security console monitor and record all activity within the IBX center, as well as the perimeter and the roof.

   Staffing. A typical IBX center is staffed with nine Equinix employees, including one IBX manager and eight technical service personnel who provide 24 hours per day, 365 days per year coverage for customer support needs. In addition, an IBX facility has two armed security guards on duty at all times, a chief engineer and 24-hour technical support.

   Other. For security purposes, an Equinix IBX center is anonymous. No indications of center ownership or function are visible from the exterior. In addition, there are no raised floors and all walls are airtight and without windows. Our IBX centers are designed with advanced fire suppression systems which are armed with sensory mechanisms to sample the air and raise alarms before pressurization or release. Finally, an Equinix IBX center is designed to withstand a seismic event of 7.5 as measured on the Richter scale.

IBX Rollout Schedule

   The objective of our global rollout strategy is to rapidly establish a leadership position in the mission critical Internet and e-commerce markets. Equinix currently has IBX centers in the Washington, D.C. metropolitan area, the New York metropolitan area and in Silicon Valley. We intend to complete construction of five additional IBX centers and several expansion projects by May 2001, resulting in a total of eight IBX centers in the U.S. and Europe. The scalable nature of our IBX model enables us to be flexible in response to changing market opportunities. As a result, the timing and placement of our IBX centers will vary depending on numerous factors, including customer need, technological and other developments.

   In November 1999, the Company entered into a definitive agreement with WorldCom whereby WorldCom agreed to install high-bandwidth local connectivity services to the Company's first seven IBX centers by a pre-determined date in exchange for a warrant to purchase 675,000 shares of common stock of the Company at

$0.67 per share (the "WorldCom Warrant"). The WorldCom Warrant is immediately exercisable and expires five years from the date of grant. As of March 31, 2000, warrants for 187,500 shares are subject to repurchase at the original exercise price if WorldCom's performance commitments are not completed.

   In November 1999, the Company entered into a master agreement with Bechtel Corporation, or Bechtel, whereby Bechtel agreed to act as the exclusive contractor under a Master Agreement to provide program management, site identification and evaluation, engineering and construction services to build approximately 29 IBX centers over a four year period under mutually agreed upon guaranteed completion dates. As part of the agreement, the Company granted Bechtel a warrant to purchase 352,500 shares of the Company's common stock at $1.00 per share (the "Bechtel Warrant"). The Bechtel Warrant is immediately exercisable and expires five years from date of grant. As of March 31, 2000, warrants for 281,988 shares are subject to repurchase at the original exercise price, if Bechtel's performance commitments are not complete.

Sales and Marketing

 Sales

   We use a direct sales force to market our services to Internet and e-commerce related businesses. We are organizing our sales force by customer segments as well as establishing a sales presence in diverse geographic regions, which will enable efficient servicing of the customer base from a network of regional offices. A regional office is comprised of a manager, sales representatives and technical support personnel. We also have reseller agreements with several large customers. These distribution channels will account for a smaller portion of our business by design. In addition, our sales team will work closely with each customer to foster the natural network effect of our IBX model, resulting in access to a wider potential customer base via our existing customers. As a result of the IBX interconnection model, IBX participants encourage their customers, suppliers and business partners to also come into the IBX. These customers, suppliers and business partners also, in turn, encourage their business partners to locate in IBX centers resulting in additional customer growth. This network effect significantly reduces Equinix's customer acquisition costs.

   Before opening an IBX center, we secure key anchor customers and focus on generating sales commitments for at least 20% of the available capacity. Our sales strategy is to target the top 25 companies in our customer segments, which include content providers, ASPs, e-commerce companies, carriers, ISPs and site and performance management companies. Momentum in the selling process and the presence of anchor customers are important to attracting additional potential customers who see the IBX center as an opportunity to generate new customers and revenues. We expect a substantial number of customers to contract for services at multiple IBX centers and have already received orders from such customers. At each IBX center, our sales representatives will screen prospective customers and will manage the population of the IBX center to ensure an appropriate mix of customer types.

 Marketing

   To support our sales effort and to actively promote and solidify the Equinix brand, we plan to conduct comprehensive marketing programs. Our marketing strategies will include an active public relations campaign, print advertisements, online advertisements, trade shows, speaking engagements, strategic partnerships and on-going customer communications programs. We are focusing our marketing effort on business and trade publications, online media outlets, industry events and sponsored activities. We participate in a variety of Internet, computer and financial industry conferences and encourage our officers and employees to pursue speaking engagements at these conferences. In addition to these activities, we intend to build recognition through sponsoring or leading industry technical forums and participating in Internet industry standard-setting bodies.

Competition

   Our market is new, rapidly evolving, and likely to have an increasing number of competitors. To be successful in this emerging market, we must be able to sufficiently differentiate our IBX model from existing colocation and web hosting companies. We may also face competition from persons seeking to replicate our IBX concept. We may not be successful in differentiating ourselves or achieving widespread market acceptance of our business. Furthermore, enterprises that have already invested substantial resources in peering arrangements may be reluctant or slow to adopt our approach that may replace, limit or compete with their existing systems. If we are unable to complete our IBX centers in a timely manner, other companies will be able to attract the same customers that we are targeting. Once the customers are located in our competitors' facilities, it will be very difficult, if not impossible, to convince them to relocate to our IBX centers.

   We may encounter competition from a number of sources, some of which may also be our customers, including:

  . vertically integrated Web site hosting, colocation and ISP companies such as AboveNet, Exodus, GlobalCenter and Globix;

  . established communications carriers such as AT&T, Level 3, WorldCom and Qwest; and

  . emerging colocation service providers such as Colo.com, CO Space and Telehouse.

   Potential competitors may bundle their products or incorporate colocation services in a manner that is more attractive to our potential customers than purchasing cabinet space in our IBX centers and utilizing our services. Furthermore, new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can.

   Some of our potential competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. In particular, carriers and several hosting and colocation companies have extensive customer bases and broad customer relationships that they can leverage, including relationships with many of our potential customers. These companies also have significantly greater customer support and professional service capabilities than we do. Because of their greater financial resources, some of these companies have the ability to adopt aggressive pricing policies. As a result, in the future we may have to adopt pricing strategies that compete with such competitors to attract and retain customers. Any such pricing pressures would adversely affect our ability to generate revenues.

Employees

   As of March 31, 2000, we had 136 full-time employees and 21 full-time consultants. We had 104 employees based at our corporate headquarters in Redwood City, California and our regional sales offices in New York, NY and Reston, VA. Of those employees, 28 were in engineering and operations, 48 were in sales and marketing and 28 were in management and finance. In addition, we had 32 employees based at our Washington, D.C., New York, NY and Silicon Valley IBX centers.

Properties

   Our executive offices are currently located in Redwood City, CA and after August 2000 will be located in Mountain View, CA. We have entered into lease commitments for IBX centers in Ashburn, VA, Newark, NJ, San Jose and Los Angeles, CA, Chicago, IL and Dallas, TX and Amsterdam, The Netherlands. Relating to future IBX centers, we do not intend to own real estate or buildings but rather continue to enter into lease agreements with a minimum term of ten years, renewal options and rights of first refusal on space for expansion.

Legal Proceedings

   We are currently not involved in any litigation.

                                   MANAGEMENT

Officers, Key Employees and Directors

   Our officers, key employees and directors, and their ages as of May 31, 2000, are as follows:

Name                         Age Position
----                         --- --------
Peter F. Van Camp...........  44 Chief Executive Officer and Director
Albert M. Avery, IV.........  56 President, Chief Operating Officer and Director
Jay S. Adelson..............  29 Chief Technology Officer and Director
Philip J. Koen..............  48 Chief Financial Officer, Corporate Development
                                  Officer and Secretary
Marjorie S. Backaus.........  38 Chief Marketing Officer
Roy A. Earle................  43 Vice President, IBX Development
Peter T. Ferris.............  42 Vice President, Worldwide Sales
Renee F. Lanam..............  37 General Counsel
Gregory F. McHugh...........  51 Vice President, Operations Development
William B. Norton...........  36 Director of Business Development
Andrew S. Rachleff..........  41 Director
John G. Taysom..............  46 Director
Michelangelo Volpi..........  33 Director

   Peter F. Van Camp has served as Equinix's chief executive officer and as a director since May 2000. From March 1999 to May 2000, Mr. Van Camp was employed at UUNet, the Internet division of Worldcom, where he served as president of Internet markets and, most recently, as president of the Americas region. Before joining UUNet, Mr. Van Camp served as president of Worldcom Advanced Networks from February 1998 to March 1999. During the period from May 1995 to February 1998, Mr. Van Camp was president of Compuserve Network Services. Before holding this position, Mr. Van Camp held various positions at Compuserve, Inc. during the period between October 1982 to May 1995. Mr. Van Camp currently serves as a director of Paradyne Networks, Inc., a public company. Mr. Van Camp holds a B.S. in accounting and computer science from Boston College.

   Albert M. Avery, IV, one of our founders, has served as Equinix's president, chief operating officer and as a director since May 2000. From our inception in June 1998 to May 2000, Mr. Avery served as our president, chief executive officer and as a director. During the period from February 1996 to June 1998, Mr. Avery was general manager of the Palo Alto Internet Exchange, or PAIX, of Digital Equipment Corporation, or DEC, a division of Compaq. During the period from March 1994 to February 1996, Mr. Avery served as chief of staff to the vice president of research and advanced development at DEC. Before holding this position, Mr. Avery held a variety of sales, business and engineering management roles at DEC, which he joined in 1968. Mr. Avery holds a B.S. in electrical engineering from Lafayette College and an M.S. in computing from the University of California at Los Angeles.

   Jay S. Adelson, one of our founders, has served as Equinix's chief technology officer and as a director since our inception in June 1998. During the period from February 1997 to June 1998, Mr. Adelson was operations manager at PAIX. Before joining PAIX, Mr. Adelson was a founding member of Netcom On-Line Communications, Inc., an Internet services corporation, where, during the period from January 1994 to February 1997, he managed both access and network operations. Mr. Adelson holds a B.S. in communications from Boston University.

   Philip J. Koen has served as Equinix's chief financial officer and secretary since July 1999. In addition, Mr. Koen became our corporate development officer in May 2000. Before joining Equinix, Mr. Koen was employed at PointCast, Inc., an Internet company, where he served as chief executive officer during the period from March 1999 to June 1999; chief operating officer during the period from November 1998 to March 1999; and chief financial officer and executive vice president responsible for software development, network operations, finance, information technology, legal and human resources during the period from July 1997 to November 1998. From December 1993 to May 1997, Mr. Koen was vice president of finance and chief financial officer of Etec Systems, Inc., a semi-conductor equipment company. Mr. Koen currently serves as a director of Zitel Corporation and of Centura Software Corp., both public companies. Mr. Koen holds a B.A. in economics from Claremont McKenna University and an M.B.A. from the University of Virginia.

   Marjorie S. Backaus has served as Equinix's chief marketing officer since May 2000. From November 1999 to May 2000, Ms. Backaus served as vice president, marketing of Equinix. During the period from August 1996 to November 1999, Ms. Backaus was vice president of marketing at Global One, a telecommunications company. From November 1987 to August 1996, Ms. Backaus served in various positions at AT&T, including that of division manager, DirecTV. Ms. Backaus holds a B.B.A.A. in accounting from Kennesaw State University and an M.B.A. from Emory University.

   Roy A. Earle has served as Equinix's vice president, IBX development since November 1999. Before joining Equinix, Mr. Earle was employed at Etec Systems, a semiconductor equipment company where he served as vice president and general manager of display products from September 1997 to November 1999 and as vice president for operations from October 1995 to September 1997. From July 1994 to October 1995, Mr. Earle served as chief operating officer and plant manager at Temic Siliconix, a semiconductor company. Mr. Earle holds a B.S. in chemistry from the University College in Dublin, Ireland and an M.S. in materials science from the University of Sheffield in the United Kingdom.

   Peter T. Ferris has served as Equinix's vice president, worldwide sales since July 1999. During the period from June 1997 to July 1999, Mr. Ferris was vice president of sales for Frontier Global Center, a provider of complex web site hosting services. From June 1996 to June 1997, Mr. Ferris served as vice president, eastern sales at Genvity Inc., an Internet services provider. From December 1993 to June 1996, Mr. Ferris was vice president, mid-Atlantic sales at MFS DataNet Inc., a telecommunications services provider. Mr. Ferris holds a B.A. in economics from Ohio Wesleyan University.

   Renee F. Lanam has served as Equinix's general counsel and assistant secretary since April 2000. Before joining Equinix, Ms. Lanam was employed at the law firm of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP ("Gunderson Dettmer"), where she was an associate from January 1996 to January 2000 and a partner from January 2000 to April 2000. Prior to joining Gunderson Dettmer, Ms. Lanam was associate at the law firms of Jackson, Tufts, Cole & Black and Brobeck, Phleger & Harrison, LLP. Ms. Lanam holds a B.A. in political science from the University of California at Los Angeles and a J.D. from the University of Notre Dame.

   Gregory F. McHugh has served as Equinix's vice president, operations development since May 2000. From March 1999 to May 2000, Mr. McHugh served a vice president, operations. During the period from February 1996 to March 1999, Mr. McHugh was a principal at Pittiglio, Rabin, Todd & McGrath, a high-technology consulting firm. During the period from September 1993 to November 1995, Mr. McHugh was vice president of operations for Cadence Design Systems, an electronic design firm. Mr. McHugh has held a number of executive roles in information systems for such companies as Quantum, Analog Devices, National Semiconductor and Motorola. He also has experience managing service operations and Internet services at Pacific Bell. Mr. McHugh holds a B.S. in engineering from San Francisco State University and an M.S.E.E. in electrical engineering from Stanford University.

   William B. Norton, one of our founders, has served as Equinix's director of business development since October 1998. During the period from October 1987 to September 1998, Mr. Norton, an industry-recognized speaker and panelist, was manager of Internet engineering at Merit Network, Inc., a not-for-profit corporation in support of higher education networks, and led the North American Network Operators Group, the Internet network operations forum for the United States and Canada. Mr. Norton holds a B.A. in computer science from the State University of New York, Potsdam and an M.B.A. from the University of Michigan School of Business Administration.

   Andrew S. Rachleff has served as a director of Equinix since September 1998. In May 1995, Mr. Rachleff co-founded Benchmark Capital, a venture capital firm, and has served as a general partner since that time. Prior to co-founding Benchmark Capital, Mr. Rachleff spent ten years as a general partner with Merrill, Pickard, Anderson & Eyre, a venture capital firm. Mr. Rachleff also serves on the boards of directors of NorthPoint Communications Group, Inc., a competitive local exchange carrier and one of our stockholders, CacheFlow Inc., an Internet caching appliance company and several privately held companies. Mr. Rachleff holds a B.S. in economics from the University of Pennsylvania and an M.B.A. from Stanford School of Business.

   John G. Taysom has served as a director of Equinix since March 2000. Mr. Taysom has been employed by Reuters Plc., a global television and news agency, since 1982, most recently as managing director of the Reuters Greenhouse Fund. Mr. Taysom currently serves as a director of Tibco Software Inc., Digimarc Corp., and several privately held companies. Mr. Taysom holds a B.Sc. in economics from Bath University in the United Kingdom.

   Michelangelo Volpi has served as a director of Equinix since November 1999. Mr. Volpi has served in various capacities at Cisco Systems, a data communications equipment manufacturer, since 1994, most recently as chief strategy officer. Mr. Volpi holds a B.S. and an M.S. in mechanical engineering from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

Director Compensation

   Directors do not receive compensation for services provided as a director or for participation on any committee of the board of directors. Directors are not reimbursed for their out-of-pocket expenses in serving on the board of directors or any committee of the board of directors. Directors are eligible for option grants under our 1998 Stock Plan.

Compensation Committee Interlocks and Insider Participation

   No interlocking relationship exists between any member of our board of directors and any member of the board of directors or compensation committee of any other company, and no such interlocking relationship has existed in the past. Currently, we do not have a compensation committee. Instead, compensation related decisions are made by the entire board of directors.

Indemnification

   To the fullest extent permitted by applicable law, our amended and restated certificate of incorporation authorizes us to provide indemnification of, and advancement of expenses to, our agents and any other persons to whom the Delaware General Corporation Law permits us to provide indemnification, in excess of the indemnification and advancement otherwise permitted by the Delaware General Corporation Law. Our authorization is subject only to limits created by the Delaware General Corporation Law relating to actions for breach of duty to Equinix, our stockholders and others.

   Our bylaws provide for mandatory indemnification of our directors to the fullest extent permitted by Delaware law and for permissive indemnification of any person, other than a director, made party to any action, suit or proceeding by reason of the fact that he or she is or was our officer or employee.

   We have also entered into indemnification agreements with our officers and directors containing provisions that may require us to indemnify such officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Executive Compensation

   The following table sets forth compensation information for the period from June 1998 through December 31, 1999 paid by us for services by our chief executive officer during the fiscal year 1999 and our other highest-paid executive officers whose total annualized salary and bonus for such fiscal year exceeded $100,000:

                           Summary Compensation Table

                                                          Long-Term Compensation
                                    Annual Compensation           Awards
                                    -------------------   ----------------------
                                                                Securities
Name and Principal Position         Salary($)  Bonus($)   Underlying Options(#)
---------------------------         ---------  ---------  ----------------------
Albert M. Avery, IV...............  $    178,020                   0(1)
President, Chief Executive Officer
 and Director
Jay S. Adelson....................  $    173,754                   0(1)
Chief Technology Officer and
Director

--------

(1) Each of Messrs. Avery and Adelson purchased 3,030,000 shares of restricted stock on June 22, 1998 in accordance with a stock purchase agreement. Each agreed to amend his stock purchase agreement on July 30, 1998 to subject 2,727,000 of the shares to vesting restrictions. Pursuant to the amendment, the 2,727,000 shares will vest in 48 monthly installments from June 22, 1998. The purchaser will also vest in 25% of the shares if his employment is involuntarily terminated and will vest in all of the shares if his employment is involuntarily terminated within 12 months following a change in control of Equinix. As of December 31, 1999, Messrs. Avery and Adelson had each vested in 1,022,625 of the restricted shares and the restricted shares had a value of $8,180,489 which represents 1,704,375 unvested shares valued at $4.80 per share less $0.0003, the price paid per share. On May 15, 2000, our board of directors agreed to waive our repurchase right with respect to all of Mr. Avery's unvested shares. As a result, Mr. Avery currently holds 2,580,000 fully vested shares of our common stock.

Option Grants in Last Fiscal Year

   We have not granted stock options or appreciation rights to any of the Named Executive Officers during the fiscal year ended December 31, 1999.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

   None of the Named Executive Officers exercised options during the fiscal year ended December 31, 1999 and none of the Named Executive Officers held any options at the end of the fiscal year.

Employee Benefit Plan

 1998 Stock Plan

   Share Reserve. Our board of directors adopted our 1998 Stock Plan on September 10, 1998. Our stockholders have also approved this plan. We have reserved 15,012,810 shares of our common stock for issuance under the 1998 Stock Plan. In general, if options or shares awarded under the 1998 Stock Plan are forfeited, then those options or shares will again become available for awards under the 1998 Stock Plan.

   Administration. Our board of directors administers the 1998 Stock Plan. The board has the complete discretion to make all decisions relating to the interpretation and operation of our 1998 Stock Plan. The board has the discretion to determine who will receive an option, what type of option it will be, how many shares will be covered by the option, what the vesting requirements will be, if any, and what the other features and conditions of each option will be. The board may also reprice outstanding options and modify outstanding options in other ways.

   Eligibility. The following groups of individuals are eligible to participate in the 1998 Stock Plan:

  . Employees;

  . Non-employee members of our board of directors; and

  . Consultants.

   Types of Awards. The 1998 Stock Plan provides for the following types of awards:

  . Incentive stock options to purchase shares of our common stock;

  . Nonstatutory stock options to purchase shares of our common stock; and

  . Restricted stock.

   Options. An optionee who exercises an incentive stock option may qualify for favorable tax treatment under Section 422 of the Internal Revenue Code of 1986. However, nonstatutory stock options do not qualify for such favorable tax treatment. The exercise price for incentive stock options granted under the 1998 Stock Plan may not be less than 100% of the fair market value of our common stock on the option grant date. In the case of nonstatutory stock options, the minimum exercise price is 85% of the fair market value of our common stock on the option grant date. Optionees may pay the exercise price by using:

  . Cash;

  . Shares of common stock that the optionee already owns;

  . An immediate sale of the option shares through a broker designated by us;
    or

  . A loan from a broker designated by us, secured by the option shares.

   Options vest at the time or times determined by our board of directors. In most cases, our options will vest over a four-year period following the date of grant. Options generally expire 10 years after they are granted, however they generally expire earlier if the optionee's service terminates earlier.

   Restricted Shares. Restricted shares may be awarded under the 1998 Stock Plan in return for:

  . Cash;

  . Services previously provided to us; and

  . Services to be provided to us in the future, except that the par value of such shares, if newly issued, shall be paid in cash.

Restricted shares vest at the time or times determined by the board.

   Change in Control. If a change in control of Equinix occurs, an option or restricted stock award under the 1998 Stock Plan will generally become fully vested. However, if the surviving corporation assumes the option stock award or option or replaces it with a comparable option, then vesting will not accelerate. An option or stock award will become fully exercisable and fully vested if the holder's employment or service is involuntarily terminated within 12 months following the change in control. A change in control includes:

  . A merger or consolidation of Equinix with or into another entity or any other corporate reorganization, if persons who were not our shareholders immediately before the transaction own immediately after the transaction 50% or more of the voting power of the outstanding securities of each of
    (a) the continuing or surviving entity and (b) any direct or indirect parent corporation of such continuing or surviving entity; after which our own stockholders own 50% or less of the surviving corporation, or its parent company; or

  . A sale of all or substantially all of our assets.

   Amendments or Termination. Our board of directors may amend or terminate the 1998 Stock Plan at any time. If our board amends the plan, stockholder approval is not required unless such approval is otherwise required under applicable law. The 1998 Stock Plan will continue in effect until September 9, 2008, unless the board decides to terminate the plan earlier.

Employment Agreements and Change of Control Arrangements

   The board of directors, as plan administrator of the 1998 Stock Plan, has the authority to provide for accelerated vesting of the shares of common stock subject to outstanding options held by our officers and any other person in connection with certain changes in control of Equinix. In connection with our adoption of the 1998 Stock Plan, we have provided that upon a change in control of Equinix, each outstanding option and all shares of restricted stock will generally become fully vested unless the surviving corporation assumes the option or award or replaces it with a comparable award.



   None of our executive officers have employment agreements with us, and their employment may be terminated at any time. Our form offer letter for officers provides for an additional 12 months of vesting if we are acquired or upon a change in control, provided such officer is still employed on the date of acquisition.

   We have delivered an offer letter to Peter F. Van Camp, our chief executive officer, dated April 25, 2000, which provides that his salary shall be $310,000 per year. The letter provides for the grant of an option to purchase 3,105,000 shares of common stock at the fair market value on the grant date vesting over four years. The letter provides that we will extend a no-interest loan to Mr. Van Camp for up to $3,000,000 to purchase a primary residence. The loan will be secured by Mr. Van Camp's primary residence and any shares of stock that Mr. Van Camp obtains by exercising the options described above. The letter also provides for reimbursement of up to $80,000 of relocation expenses. The letter further provides for 12 months of severance pay if Mr. Van Camp is terminated by us for reasons other than cause or disability. We have also entered into a stock option agreement with Mr. Van Camp, which provides that our right to repurchase unvested shares shall lapse upon certain changes in control of Equinix.


   Equinix has also delivered an offer letter to Philip J. Koen, our chief financial officer and corporate development officer, dated July 9, 1999, which provides that his salary shall be $195,000 per year. The letter provides that we will grant him an option to purchase 660,000 shares of common stock at the fair market value on the grant date vesting over four years. The letter further provides for six months of severance pay if Mr. Koen is terminated by us for reasons other than cause.

   We have also delivered an offer letter to Peter T. Ferris, our vice president of sales, dated June 28, 1999, which provides that his salary shall be $190,000 per year and he is eligible for a target bonus of $60,000. The letter provides for the grant of an option to purchase 510,000 shares of common stock at the fair market value on the grant date vesting over four years. The letter also provides that we will extend a no-interest loan to Mr. Ferris of up to $750,000 to purchase his primary residence. The loan will be secured by Mr. Ferris' primary residence and any shares of stock that Mr. Ferris obtains by exercising the options described above. The letter also provides for acceleration of vesting of option shares as if Mr. Ferris remained employed for one additional year if there are certain changes in control of Equinix. We also agreed to indemnify Mr. Ferris for any claims brought by his former employer under an employment and non-compete agreement he had with that employer.


   On May 15, 2000, our board of directors agreed to waive our repurchase right with respect to all of Albert M. Avery, IV's unvested shares. As a result, Mr. Avery currently holds 2,580,000 fully vested shares of our common stock.

                           RELATED-PARTY TRANSACTIONS

   Since inception, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our common stock, on an as converted basis, or an immediate family member of any of these individuals or entities, had or will have a direct or indirect interest other than:

  . compensation arrangements, which are described where required under "Management;" and

  . the transactions described below.

   Sale of Common Stock. In June 1998, we issued and sold 3,030,000 shares of our common stock to Albert M. Avery, IV, our president, chief operating officer and director, at a per share purchase price of $0.0003 which accounts for a
2.02 for one stock split on August 31, 1998 and a three for two stock split on January 19, 2000. In May 2000, our board of directors agreed to waive our repurchase right with respect to all of Mr. Avery's unvested shares. As a result, Mr. Avery currently holds 2,580,000 fully vested shares of our common stock.

   In June 1998, we issued and sold 3,030,000 shares of our common stock to Jay
S. Adelson, our chief technology officer and director, at a per share purchase price of $0.0003 which accounts for a 2.02 for one stock split on August 31, 1998 and a three for two stock split on January 19, 2000.

   Series A Preferred Stock Financing. In September 1998, we issued and sold 7,522,500 shares of our Series A preferred stock to Benchmark Capital Partners II, L.P., a 5% stockholder of us, at a per share purchase price of $0.67 which accounts for a three for two stock split on January 19, 2000. One of our directors, Andrew S. Rachleff, is a general partner of Benchmark Capital, the general partner of Benchmark Capital Partners II, L.P.

   In September 1998, we issued and sold 5,775,000 shares of our Series A preferred stock to Cisco Systems, Inc., a 5% stockholder of us, at a per share purchase price of $0.67 which accounts for a three for two stock split on January 19, 2000. One of our directors, Michelangelo Volpi, is chief strategy officer of Cisco Systems, Inc.

   In January 1999, we issued and sold 3,000,000 shares of our Series A preferred stock to Microsoft Corporation, a 5% stockholder of us, at a per share purchase price of $0.67 which accounts for a three for two stock split on January 19, 2000.

   Series B Preferred Stock Financing. In August through November 1999, we issued and sold 1,012,500 shares of our Series B preferred stock to Benchmark Capital Partners II, L.P., at a per share purchase price of $5.33 which accounts for a three for two stock split on January 19, 2000.

   In September 1999, we issued and sold 684,375 shares of our Series B preferred stock to Cisco Systems, Inc., at a per share purchase price of $5.33 which accounts for a three for two stock split on January 19, 2000.

   In September 1999, we issued and sold 356,250 shares of our Series B preferred stock to Microsoft Corporation, at a per share purchase price of $5.33 which accounts for a three for two stock split on January 19, 2000.

   In September 1999, we issued and sold 937,500 shares of our Series B preferred stock to NorthPoint Communications, Inc. at a per share purchase price of $5.33 which accounts for a three for two stock split on January 19, 2000. One of our directors, Andrew S. Rachleff, is also a director of NorthPoint Communications, Inc.

   In October 1999, we issued and sold 937,500 shares of our Series B preferred stock to Reuters Holdings Switzerland SA, at a per share purchase price of $5.33 which accounts for a three for two stock split on January 19, 2000. One of our directors, John G. Taysom, is employed by Reuters Plc., an entity affiliated with Reuters Holdings Switzerland SA.

   Series C Preferred Stock Financing. In May 2000, we issued and sold 132,625 shares of our Series C preferred stock to Benchmark Capital Partners IV, L.P., at a per share purchase price of $15.08. Benchmark Capital is the general partner of Benchmark Capital Partners IV, L.P.

   In May 2000, we issued and sold 331,564 shares of our Series C preferred stock to Cisco Systems, Inc., at a per share purchase price of $15.08.

   In May 2000, we issued and sold 331,564 shares of our Series C preferred stock to Reuters Holdings Switzerland SA, at a per share purchase price of $15.08.

   In May 2000, we issued and sold 3,315,649 shares of our Series C preferred stock to Capital Research and Management Company, a 5% stockholder of us, at a per share purchase price of $15.08.

   Lease Agreement with Entity Affiliated with 5% Stockholder. In March 1999, we entered into an equipment lease facility with Cisco Systems Credit Corporation, an entity affiliated with Cisco Systems, Inc., under which we leased $137,293 of equipment for a 24-month term. See "Description of Other Indebtedness--Cisco Systems Credit Corporation Lease Facility" for a description of this lease facility.

   Warrants to Purchase Common Stock. In August 1999, we issued warrants to purchase 338,145 shares of our common stock, which accounts for a three for two stock split on January 19, 2000, at a purchase price of $0.53 per share, to NorthPoint Communications, Inc. in connection with a strategic agreement.

   Loans to Executive Officers In September 1999, we loaned an aggregate of $750,000 to Peter T. Ferris, one of our executive officers, to purchase a principal residence. The non-interest bearing note is secured by a second deed of trust on the residence, a promissory note and a stock pledge agreement, and has a term of five years.

   In January 2000, we loaned an aggregate of $250,000 to Marjorie S. Backaus, one of our executive officers, to purchase a principal residence. The non-interest bearing note is secured by a second deed of trust on the residence, a promissory note and a stock pledge agreement, and has a term of five years. In addition, in December 1999 we loaned Ms. Backaus $112,500. This amount was repaid in full in January 2000.

   In May 2000, we agreed to loan up to $3,000,000 to Peter F. Van Camp, one of our executive officers, to purchase a principal residence. The non-interest bearing note will be secured by the residence and a stock pledge agreement.

   Relocation Allowances to Executive Officers. In July 1999, we granted a relocation allowance in the amount of $60,000 to Peter T. Ferris. The full amount of the allowance has been paid to Mr. Ferris. In November 1999, we granted a relocation allowance in the amount of $60,000 to Marjorie S. Backaus. The full amount of the allowance has been paid to Ms. Backaus. In May 2000, we granted a relocation allowance in the amount of $80,000 to Peter F. Van Camp. To date, Mr. Van Camp has not received any amount under the allowance.

   Founders' Registration Rights. We have entered into an investors' rights agreement that provides for registration rights in favor of Albert M. Avery, IV and Jay S. Adelson if there are public issuances of our common stock.

   Option Grants. In the past, we have granted options to our executive officers. We may grant options to our directors and executive officers in the future. See "Management--Option Grants in Last Fiscal Year."

   Indemnification. We have entered into an indemnification agreement with each of our officers and directors. See "Management--Indemnification" for a description of the indemnification available to our officers and directors under these indemnification agreements.

                             PRINCIPAL STOCKHOLDERS

   The table below presents selected information regarding beneficial ownership of our outstanding common stock, on an as converted basis, as of May 31, 2000 for:

  . each person known by us to own beneficially more than five percent, in the aggregate, of the outstanding shares of our common stock on an as converted basis;

  . each of our directors, our chief executive officer and our other highest-paid executive officers; and

  . all of our directors and executive officers as a group.

   Under the rules of the Securities and Exchange Commission, beneficial ownership includes sole or shared voting or investment power over securities and includes the shares issuable under stock options that are exercisable within 60 days of May 31, 2000. Shares issuable under stock options exercisable within 60 days are considered outstanding for computing the percentage of the person holding the options but are not considered outstanding for computing the percentage of any other person.

   Percentage ownership calculations are based on 52,542,207 shares of common stock outstanding as of May 31, 2000, as adjusted to reflect the conversion of all outstanding shares of preferred stock into common stock. Unless otherwise indicated, the address for each listed stockholder is c/o Equinix, Inc., 901 Marshall Street, Redwood City, California 94063. To our knowledge, except as indicated in the footnotes to this table and under applicable community property laws, the persons or entities identified in this table have sole voting and investment power relating to all shares of stock shown as beneficially owned by them.

                                                      Number of    Percentage
                                                     Beneficially Beneficially
Name of Beneficial Owner                             Owned Shares    Owned
------------------------                             ------------ ------------
Peter F. Van Camp...................................   3,105,000       5.6%
Albert M. Avery, IV.................................   2,580,000       4.9
Jay S. Adelson (1)..................................   2,993,208       5.7
Philip J. Koen (2)..................................     660,000       1.3
Andrew S. Rachleff (3)..............................   8,667,625      16.5
 2480 Sand Hill Road, Suite 200
 Menlo Park, CA 94025
John G. Taysom (4)..................................         --        --
 85 Fleet Street
 London EC4P 4AJ England
Michelangelo Volpi (5)..............................         --        --
 170 West Tasman Drive
 San Jose, CA 95134
Entities affiliated with Benchmark Capital (6)......   8,667,625      16.5
 2480 Sand Hill Road, Suite 200
 Menlo Park, CA 94025
Cisco Systems, Inc..................................   6,790,939      12.9
 170 West Tasman Drive
 San Jose, CA 95134
Microsoft Corporation...............................   3,356,250       6.4
 One Microsoft Way
 Redmond, WA 98052
Capital Research and Management Company (7).........   3,315,649       6.3
 333 South Hope Street
 Los Angeles, CA 90071
All directors and executive officers as a group (12
 persons) (8).......................................  20,071,333      35.5

--------

 (1) Includes 1,420,313 shares subject to a right of repurchase by us as of May 31, 2000. Also includes 6,474 shares held as custodian for Rowan Sharon Adelson. Mr. Adelson disclaims beneficial ownership of these shares.

 (2) Includes 457,188 shares subject to a right of repurchase by us as of May 31, 2000.

 (3) Represents 8,535,000 shares of common stock held by Benchmark Capital Partners II, L.P., as nominee for Benchmark Capital Partners II, L.P., Benchmark Founders' Fund II, L.P., Benchmark Founders' Fund II-A, L.P. and Benchmark Members' Fund II, L.P., and 132,625 shares of common stock held by Benchmark Capital Partners IV, L.P., as nominee for Benchmark Capital Partners, IV, L.P., Benchmark Founders' Fund IV, L.P., Benchmark Founders' Fund IV-A, L.P. and related individuals. Mr. Rachleff is a managing member of Benchmark Capital Management Co. II, LLC, the general partner of Benchmark Capital Partners, II, L.P., Benchmark Founders' Fund II, L.P. Benchmark Founders' Fund II-A, L.P. and Benchmark Members' Fund II, L.P. Mr. Rachleff is also a managing member of Benchmark Capital Management Co., IV, LLC, the general partner of Benchmark Capital Partners, IV, L.P., Benchmark Founders' Fund IV, L.P. and Benchmark Founders' Fund IV-A, L.P. Mr. Rachleff disclaims beneficial ownership of these shares, except with respect to 3,984 shares of common stock and to the extent of his pecuniary interest in the Benchmark funds.

 (4) Mr. Taysom is employed by Reuters Plc., an entity affiliated with Reuters Holding Switzerland SA which holds 1,269,064 shares of Equinix.

 (5) Mr. Volpi is chief strategy officer of Cisco Systems, Inc., which beneficially holds 6,790,939 shares of Equinix.

 (6) Includes 8,535,000 shares of common stock held by Benchmark Capital Partners II, L.P., Benchmark Founders' Fund II, L.P., Benchmark Founders' Fund II-A, L.P. and Benchmark Members' Fund II, L.P. and 132,625 shares of common stock held by Benchmark Capital Partners, IV, L.P., Benchmark Founders' Fund IV, L.P., Benchmark Founders' Fund IV-A, L.P. and related individuals.

 (7) Includes 2,000,000 shares held by the New Economy Fund and 1,315,649 shares held by American Variable Insurance Series, Growth Fund.

 (8) Includes the shares described in Notes 1 through 5. Also includes 4,055,000 shares subject to options that are exercisable within 60 days of May 31, 2000 and 974,063 shares subject to a right of repurchase by us as of May 31, 2000.

                       DESCRIPTION OF OTHER INDEBTEDNESS

Venture Lending & Leasing Equipment Acquisition Loan Facility

   In August 1999, we entered into a $10.0 million equipment acquisition loan facility with Venture Lending & Leasing, Inc. II, as the agent and principal lender. The facility lenders will make advances up to:

  . 85% of the acquisition cost of the equipment and tenant improvements for our Newark, New Jersey IBX center; and

  . 100% of the acquisition cost, to the extent that such cost does not exceed $1.0 million, of certain customer acquisition and serving software that we acquire for our headquarters.

Our obligations under the facility are secured by a first priority security interest against the assets financed with the facility advances and the customer acquisition and serving software that the facility lenders have agreed to finance. We can request facility advances until June 2000. As of March 31, 2000 we have drawn the entire $10.0 million against this loan facility.

   Interest will accrue on the facility advances at the annual rate of 8.5%, and the advances will be repaid in 42 equal monthly installments. In connection with the last installment we will pay a final amount equal to 15% of the original advance amount. We will have the right to prepay the advances, in whole or in part, provided that we pay a prepayment premium equal to the following percentage of the principal prepaid:

       Month of Term of Advance Prepaid                             Percentage
       --------------------------------                             ----------
        1-6 .......................................................    8%
        7-12.......................................................    7%
       13-18.......................................................    6%
       19-24.......................................................    5%
       25-30.......................................................    4%
       31-36.......................................................    3%
       37-42.......................................................    2%

   In connection with this facility, we issued to the lenders warrants to purchase Series A preferred stock at an exercise price of $3.00 per share. In total, 300,000 shares can be acquired under the warrants, for an aggregate exercise price equal to 9% of the facility commitment. The fair value of these warrants, as determined using an option pricing model, has been recorded as a deferred debt facility cost and will be amortized to interest expense on a straight-line basis over the term of the facility.

   The facility contains customary covenants that restrict our operations relating to, among other things, incurring debt, granting security interests, merging or consolidating with other entities, making loans and investments, entering into affiliate transactions and changing our business. It does not have any financial covenants. The facility contains customary events of default, including non-payment of amounts due under the facility, default under certain of our other obligations, breach of covenants set forth in the facility, the existence of certain unstayed or undischarged judgments, the making of materially false or misleading representations or warranties, the commencement of reorganization, bankruptcy, insolvency or similar proceedings, the occurrence of certain ERISA events or certain change of control events.

Comdisco Equipment Lease Facility

   In May 1999, we entered into a $1.0 million equipment lease finance facility with Comdisco, Inc. In August 1999, Comdisco amended this facility and increased its total lease financing commitment by $5.0 million.

   Under the original $1.0 million commitment, which we can draw down through May 2000, Comdisco will lease to us equipment, software and tenant improvements for our corporate headquarters, on the condition that the dollar amount of the software and tenant improvements financed does not exceed 20% of this commitment. Each lease schedule under this commitment is for 42 months, with monthly lease payments in the amount of

2.698% of the acquisition cost of the leased property, for an implied annual interest rate of 16.2%. When the term for a schedule covering equipment expires, we will have the option of returning the leased property to Comdisco, negotiating with Comdisco for an extension of the lease term or purchasing the property at its then fair market value, to the extent that such value does not exceed 15% of the equipment's original acquisition cost. When the term for a schedule covering software and tenant improvements expires, we must make a final payment equal to 15% of the original acquisition cost of the software and tenant improvements. As of March 31, 2000, we have leased a total of $661,000 in equipment under this facility.

   Under the $5.0 million increased commitment, which we can draw down until August 2000, Comdisco will lease to us equipment, software and tenant improvements for our San Jose, California IBX center, provided that the dollar amount of the software and tenant improvements financed does not exceed 57% of this commitment. Each lease schedule under this commitment is for 42 months, with monthly lease payments in the amount of 2.742% of the acquisition cost of the leased property, for an implied annual interest rate of 8.5%. Upon executing a lease schedule, we must pay the first and last months rent in advance. When the term for a schedule covering the San Jose IBX center expires, we must make a final payment equal to 15% of the original acquisition cost of the property financed under the schedule. To date, we have not leased any amount under this commitment.

   In connection with the original $1.0 million lease commitment, we issued to Comdisco a warrant to acquire 30,000 shares of Series A preferred stock at a purchase price of $1.67 per share, as adjusted to reflect a three-for-two forward split of our capital stock effected on January 19, 2000. In connection with the $5.0 million increase in the facility commitment, we issued to Comdisco a warrant to acquire 150,000 shares of Series A preferred stock at a purchase price of $3.00 per share, as adjusted to reflect a three-for-two forward split of our capital stock effected on January 19, 2000. The fair value of these warrants, as determined using an option pricing model, has been recorded as a deferred debt facility cost and will be amortized on a straight-line basis to interest expense over the term of the facility.

   The facility restricts our ability to merge or consolidate with another entity. It does not contain any financial covenants. The facility contains customary equipment lease events of default, including non-payment of amounts due under the facility, breach of covenants set forth in the facility, the making of materially false or misleading representations or warranties under the facility, and the commencement of reorganization, bankruptcy, insolvency or similar proceedings involving us.

Comdisco Equipment Loan Facility

   In March 1999, Equinix-DC, Inc., our wholly owned subsidiary and the operator of our Washington, D.C. IBX center, entered into a $7.0 million equipment acquisition loan facility with Comdisco, Inc. Until March 2000, Comdisco will make advances up to 100% of the acquisition cost of equipment, tenant improvements and software for our Washington, D.C. IBX center, provided that no more than 57% of the loan commitment may be used to finance tenant improvements and software. Comdisco holds a first priority security interest in all of Equinix-DC's assets as collateral for the facility obligations.

   Advances that finance equipment acquisitions will accrue interest at the annual rate of 7.5% and will be repaid in 42 monthly installments, and in connection with the last installment we will pay a final amount equal to 15% of the original advance amount. Advances that finance tenant improvements and software acquisitions will accrue interest at the annual rate of 9% and will be repaid in 36 monthly installments. In connection with the last installment, we will pay a final amount equal to 15% of the original advance amount. We will have the right to prepay the advances, in whole or in part, without paying any penalty or premium. As at March 31, 2000, we have borrowed a total of $5.5 million under this facility. The remaining portion of the facility was drawn in April 2000.

   In connection with this facility, we issued to Comdisco a warrant to acquire 765,000 shares of our Series A preferred stock at a purchase price of $0.67 per share, as adjusted to reflect a three-for-two forward split of our capital stock effected on January 19, 2000. The fair value of these warrants, as determined using an option pricing model, has been recorded as a deferred debt facility cost and will be amortized on a straight-line basis to interest expense over the term of the facility.

   The facility contains covenants that restrict Equinix-DC's right to, among other things, grant security interests, declare dividends, dispose of a material portion of its assets, and enter into settlements with customers relating to outstanding accounts. It does not have any financial covenants. The facility contains customary events of default, including non-payment of amounts due under the facility, default by Equinix-DC relating to certain of its other obligations, breach of covenants set forth in the facility, the existence of certain unstayed or undischarged judgments against Equinix-DC, the making of materially false or misleading representations or warranties under the facility, and the commencement of reorganization, bankruptcy, insolvency or similar proceedings involving Equinix-DC.

Fore Financial Services Equipment Lease Facility

   In June 1999, we entered into an equipment lease facility with Fore Financial Services. Under the first lease schedule, we leased $197,440 in equipment and software for our corporate headquarters. We are required to make 36 monthly lease payments of $5,943. Upon expiration of the initial lease term, the term can be extended for another 6 months, or we can purchase the leased property at its then fair market value. Under the second lease schedule, we leased $208,298 in equipment and software for the Washington, D.C. IBX center. We are required to make 36 monthly lease payments of $6,270. Upon expiration of the initial lease term, the term can be extended for another 6 months, or we can purchase the leased property at its then fair market value. Under the third lease schedule, we leased $210,300 in equipment and software for our Newark, New Jersey IBX center, effective November 1999. We are required to make 36 monthly lease payments of $6,379. Upon the expiration of the initial lease term, the term can be extended for another 6 months, or we can purchase the lease property at its then fair market value. Under the fourth lease schedule, we leased $195,500 in equipment and software for our Silicon Valley, California IBX center, effective February 2000. We are required to make 36 monthly lease payments of $6,037. Upon the expiration of the initial lease term, the term can be extended for another 6 months, or we can purchase the lease property at its then fair market value.

   The facility restricts our ability to merge or consolidate with another entity or to sell all or substantially all of our assets, by treating such events as defaults. It does not contain any financial covenants. The facility contains customary equipment lease events of default, including non-payment of amounts due under the facility, breach of covenants set forth in the facility, the making of materially false or misleading representations or warranties under the facility, and the commencement of reorganization, bankruptcy, insolvency or similar proceedings involving us.

Cisco Systems Credit Corporation Lease Facility

   In March 1999, we entered into an equipment lease facility with Cisco Systems Credit Corporation. Under this facility, we have leased, for a 24-month term, $137,293 in Cisco and Cisco-related equipment for our corporate headquarters. We paid the first and last months' rent payments upon signing the lease schedule. Each rent payment is $5,463. When the term expires, we will have the option to purchase the leased property at its then fair market value. The option will terminate, however, if default occurs during the term. If we do not purchase the leased property, we will have the right to extend the lease term in one-year increments with the same monthly payments.

   The facility contains customary equipment lease events of default, including non-payment of amounts due under the facility, breach of covenants set forth in the facility and the commencement of reorganization, bankruptcy, insolvency or similar proceedings involving us.

                               THE EXCHANGE OFFER

Purpose of the Exchange Offer

   Under the registration rights agreement, we are required to use our reasonable best efforts to file not later than February 29, 2000, 90 days following the date of original issuance of the initial notes, the registration statement of which this prospectus is a part for a registered exchange offer relating to an issue of new notes. The date of the original issuance of the initial notes is also referred to as the "closing date". The new notes will be substantially identical in all material respects to the initial notes except that the new notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not be entitled to registration rights under the registration rights agreement. This summary of provisions of the registration rights agreement does not purport to be complete and we refer you to the provisions of the registration rights agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part and a copy of which is available as described under the heading "Available Information."

   Under the registration rights agreement, we are required to:

  . use our reasonable best efforts to cause the registration statement to be declared effective no later than June 28, 2000, 210 days after the closing date;

  . use our reasonable best efforts to consummate the exchange offer within 30 days of the registration statement being declared effective; and

  . keep the exchange offer effective for not less than 30 days, or longer if required by applicable law, after the date that notice of the exchange offer is mailed to holders of the initial notes.

   The exchange offer being made here, if commenced and consummated within the time periods described in this paragraph, will satisfy those requirements under the registration rights agreement.

   This prospectus, together with the letter of transmittal, is being sent to
all record holders of initial notes as of   , 2000.

   Based on interpretations by the staff of the Securities and Exchange Commission, as set forth in no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by each holder of exchange notes, other than a broker-dealer who acquires the initial notes directly from Equinix for resale under Rule 144A under the Securities Act or any other available exemption under the Securities Act, and other than any holder that is an "affiliate," as defined in Rule 405 under the Securities Act, of Equinix, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder:

  . is acquiring the exchange notes in the ordinary course of its business;

  . is not participating in, and does not intend to participate in, a distribution of such exchange notes within the meaning of the Securities Act and has no arrangement or understanding with any person to participate in a distribution of the exchange notes within the meaning of the Securities Act; and

  . is not an affiliate, as defined in Rule 405 under the Securities Act, of Equinix.

   By tendering the initial notes in exchange for exchange notes, each holder, other than a broker-dealer, will be required to make representations to that effect. If a holder of initial notes is participating in or intends to participate in, a distribution of the exchange notes, or has any arrangement or understanding with any person to participate in a distribution of the exchange notes to be acquired in the exchange offer, such holder may be deemed to have received restricted securities and may not rely on the applicable interpretations of the staff of the Securities and Exchange Commission. Any such holder will have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

   Each broker-dealer that receives exchange notes for its own account in exchange for initial notes may be deemed to be an "underwriter" within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with offers to resell, resales and other transfers of exchange notes received in exchange for initial notes which were acquired by such broker-dealer as a result of market making or other trading activities. We have agreed that we will make this prospectus available to any broker-dealer for a period of time not to exceed 180 days after the consummation of the exchange offer for use in connection with any such offer to resell, resale or other transfer. Please refer to the section in this prospectus entitled "Plan of Distribution."

Shelf Registration Statement

   In the event that:

  . because of any change in law or its applicable interpretations by the staff of the Securities and Exchange Commission, we are not permitted to effect the exchange offer;

  . for any other reason, the exchange offer is not consummated within 210 days from the closing date; or

  . any holder of initial notes notifies us within 20 business days following the consummation of the exchange offer that (a) such holder was prohibited by law of policy of the Securities and Exchange Commission from participating in the exchange offer, or (b) such holder may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resale, or (c) such holder is a broker-dealer and holds notes acquired directly from us or any of our affiliates, within the meaning of the Securities Act;

  we will be obligated, at our sole expense, to:

  . use our reasonable best efforts, as promptly as practicable and in no event more than 30 days following such request, to file with the Securities and Exchange Commission a shelf registration statement covering resales of the initial notes;

  . use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act within 90 days after the date we are required to file a shelf registration statement; and

  . use our reasonable best efforts to keep the shelf registration statement continuously effective, supplemented and amended as required by the Securities Act to permit the prospectus which is a part of such shelf registration statement to be usable by holders for a period of two years after the shelf registration statement is declared effective or such shorter period of time that will terminate when all of the applicable initial notes have been sold thereunder.

   We will, in the event that a shelf registration statement is filed, provide to each holder of the initial notes being registered copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the initial notes being registered. A holder that sells initial notes under the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder, including certain indemnification rights and obligations.

Liquidated Damages

   In the event that:

  . we do not file the registration statement or the shelf registration statement, as the case may be, with the Securities and Exchange Commission on or before the dates specified above for such filings;

  . the registration statement or the shelf registration statement, as the case may be, is not declared effective on or before the dates specified above for such effectiveness;

  . the exchange offer is not consummated within 30 days of the registration statement being declared effective; or

  . the shelf registration statement is filed and declared effective but thereafter ceases to be effective or usable in connection with its intended purpose;

each such event a "Registration Default," then we will be obligated to pay to each holder of transfer restricted securities, as defined in the registration rights agreement, liquidated damages. Liquidated damages will accrue and be payable semi-annually on the initial notes and the exchange notes, in addition to the stated interest on the initial notes and the exchange notes, in an amount equal to 0.50% per year during the first 90-day period, which will increase by 0.50% per year for each subsequent 90-day period, but in no event will such rate exceed 1.50% per year in the aggregate, regardless of the number of registration defaults. Liquidated damages will accrue from the date a registration default occurs until the date on which:

  . the registration statement is filed;

  . the registration statement or shelf registration statement is declared effective and the exchange offer is consummated;

  . the shelf registration statement is declared effective; or

  . the shelf registration statement again becomes effective or made usable, as the case may be.

   Following the cure of all registration defaults, the accrual of liquidated damages will cease.

   Upon consummation of the exchange offer, subject to certain exceptions, holders of initial notes who do not exchange their initial notes for exchange notes in the exchange offer will no longer be entitled to registration rights and will not be able to offer or sell their initial notes, unless such initial notes are subsequently registered under the Securities Act, which, subject to certain limited exceptions, we will have no obligation to do, or under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Please refer to the section in this prospectus entitled "Risk Factors--There could be negative consequences to you if you do not exchange your initial notes for exchange notes."

Expiration of the Exchange Offer

   The exchange offer will expire at 5:00 p.m., New York City time, on   ,
2000. The expiration date will be at least 30 days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Securities Exchange Act of 1934 and the registration rights agreement.

Procedures for Tendering Initial Notes

   To tender your initial notes in the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or the facsimile, or an agent's message, as defined below, together with the certificates representing the initial notes being tendered and any other required documents, to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date. Alternatively, you may either:

  . send a timely confirmation of a book-entry transfer of such initial notes, if such procedure is available, into the exchange agent's account at The Depository Trust Company, or DTC, following the procedure for book-entry transfer described below, on or before 5:00 p.m. on the expiration date; or

  . comply with the guaranteed delivery procedures described below.

   The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering initial notes which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

   The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If such delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address set forth below. You may also request your respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender on your behalf.

   Your tender of initial notes will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

   Only a holder of initial notes may tender such initial notes in the exchange offer. The term "holder" relating to the exchange offer means any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

   If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register ownership of the initial notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

   Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, each, an "eligible institution", unless the initial notes are tendered:

  . by a registered holder, or by a participant in DTC whose name appears on a security position listing as the owner, who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal if the exchange notes are being issued directly to such registered holder, or deposited into the participant's account at DTC; or

  . for the account of an eligible institution.

   If the letter of transmittal is signed by the recordholder(s) of the initial notes tendered, the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever. If the letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

   If the letter of transmittal is signed by a person other than the registered holder of any initial notes listed, such initial notes must be endorsed or accompanied by bond powers and a proxy that authorize such person to tender the initial notes on behalf of the registered holder in satisfactory form to us as determined in our sole discretion, in each case as the name of the registered holder or holders appears on the initial notes.

   If the letter of transmittal or any initial notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

   A tender will be deemed to have been received as of the date when the tendering holder's duly signed letter of transmittal accompanied by the initial notes tendered, or a timely confirmation received of a book-entry transfer of initial notes into the exchange agent's account at DTC with an agent's message, or a notice of guaranteed delivery from an eligible institution is received by the expiration date. Issuances of exchange notes in exchange for initial notes tendered under a notice of guaranteed delivery by an eligible institution will be made only against delivery of the letter of transmittal, and any other required documents, and the tendered initial notes, or a timely confirmation received of a book-entry transfer of initial notes into the exchange agent's account at DTC with an agent's message, with the exchange agent.

   All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered initial notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel's opinion, be unlawful. We also reserve the absolute right to waive any conditions of the exchange offer or irregularities or defects in tender as to particular initial notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities relating to tenders of initial notes. None of us or the exchange agent will incur any liability for failure to give such notification. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. Any initial notes received by the expiration date that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holders of such initial notes, unless otherwise provided in the letter of transmittal, as promptly as practicable following the expiration date.

   In addition, we reserve the right in our sole discretion, subject to the provisions of the indenture, to:

  . purchase or make offers for any initial notes that remain outstanding after the expiration date, or, as set forth under "--Expiration Date", to terminate the exchange offer in accordance with the terms of the registration rights agreement; and

  . to the extent permitted by applicable law, purchase initial notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

   Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept all initial notes properly tendered, promptly after the expiration date, and will issue the exchange notes promptly after the expiration date and acceptance of the initial notes. Please refer to the section of this prospectus entitled "--Conditions" below. For purposes of the exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we had given oral or written notice to the exchange agent.

   In all cases, issuance of exchange notes for initial notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for such initial notes or a timely book-entry confirmation of such initial notes into the exchange agent's account at the book-entry transfer facility, a properly completed and duly executed letter of transmittal or an agent's message and all other required documents, in each case, in form satisfactory to us and the exchange agent. If any tendered initial notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described below, such non-exchanged initial notes will be credited to an account maintained with such book-entry transfer facility, as promptly as practicable after withdrawal, rejection of tender, the expiration date or earlier termination of the exchange offer.

Book-Entry Transfer

   The exchange agent will make a request to establish an account relating to the initial notes at DTC for purposes of the exchange offer. Any financial institution that is a participant in DTC's systems may make book-entry delivery of initial notes by causing DTC to transfer such initial notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer.

   However, although delivery of initial notes may be effected through book-entry transfer into the exchange agent's account at DTC, an agent's message or the letter of transmittal or facsimile of the letter of transmittal with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "--Exchange Agent" on or before the expiration date or the guaranteed delivery procedures described below must be complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent. All references in the prospectus to deposit of initial notes will be deemed to include DTC's book-entry delivery method.

Guaranteed Delivery Procedure

   If you are a registered holder of initial notes and desire to tender such initial notes, and the initial notes are not immediately available, or time will not permit your initial notes or other required documents to reach the exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis and an agent's message delivered, you may still tender in the exchange offer if:

  .  you tender through an eligible institution;

  . before the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed letter of transmittal, or facsimile of the letter of transmittal, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, setting forth your name and address as holder of the initial notes and the amount of initial notes tendered, stating that the tender is being made thereby and guaranteeing that within five business days after the expiration date the certificates for all tendered initial notes, in proper form for transfer, or a book-entry confirmation with an agent's message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  . the certificates for all tendered initial notes, in proper form for transfer, or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the expiration date.

Withdrawal of Tenders

   Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

   For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address set forth below under "-- Exchange Agent" and before acceptance for exchange by us. Any such notice of withdrawal must:

  . specify the name of the person, or "depositor", having tendered the initial notes to be withdrawn ;

  . identify the initial notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of such initial notes;

  . be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such initial notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee relating to the initial notes to register the transfer of such initial notes into the name of the depositor withdrawing the tender;

  . specify the name in which any such initial notes are to be registered, if different from that of the depositor; and

  . if applicable because the initial notes have been tendered following the book-entry procedures, specify the name and number of the participant's account at DTC to be credited, if different than that of the depositor.

   All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by us and our determination will be final and binding on all parties. Any initial notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any initial notes which have been tendered for exchange which are not exchanged for any reason will be returned to their holder without cost to such holder, or, in the case of initial notes tendered by book-entry transfer into the exchange agent's account at DTC following the book-entry transfer procedures described above, such initial notes will be credited to an account maintained with DTC for the initial notes, as promptly as practicable after withdrawal, rejection of tender, expiration date or earlier termination of the exchange offer. Properly withdrawn initial notes may be retendered by following one of the procedures described under "--Procedures for Tendering" and "--Book-Entry Transfer" above at any time on or before the expiration date.

Conditions

   Notwithstanding any other term of the exchange offer, we will not be required to accept initial notes for exchange, or issue exchange notes in exchange for any initial notes, if:

  . a change in the current interpretation of the staff of the Securities and Exchange Commission has occurred which current interpretation permits the exchange notes issued in the exchange offer in exchange for the initial notes to be offered for resale, resold or otherwise transferred by their holders, other than in certain circumstances; or

  . a law has been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

   These conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us, in whole or in part, at any time and from time to time, before the expiration date, if we determine in our reasonable discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, subject to applicable law. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which we may assert at any time and from time to time before the expiration date.

   If we determine that we may terminate the exchange offer, as provided above, we may:

  . refuse to accept any initial notes and return any initial notes that have been tendered to their holders;

  . extend the exchange offer and retain all initial notes tendered before the expiration date, subject to the rights of such holders of tendered initial notes to withdraw their tendered initial notes; or

  . waive such termination event relating to the exchange offer and accept all properly tendered initial notes that have not been withdrawn or otherwise amend the terms of the exchange offer in any respect as provided under the section in this prospectus entitled "--Expiration Date; Extensions; Amendments; Termination."

   The exchange offer is not conditioned upon any minimum principal amount of initial notes being tendered for exchange.

   We have no obligation to, and will not knowingly, permit acceptance of tenders of initial notes from our affiliates, within the meaning of Rule 405 under the Securities Act, or from any other holder or holders who are not eligible to participate in the exchange offer under applicable law or its interpretations by the Securities and Exchange Commission, or if the exchange notes to be received by such holder or holders of initial notes in the exchange offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act and the Securities Exchange Act of 1934 and without material restrictions under the "blue sky" or securities laws of substantially all of the states of the United States.

Accounting Treatment

   We will record the exchange notes at the same carrying value as the initial notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.

Exchange Agent

   We have appointed State Street Bank and Trust Company of California, N.A. as exchange agent for the exchange offer. All questions and requests for assistance and requests for additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent as follows:

  By Mail:
  State Street Bank and Trust Company of California, N.A.
  c/o State Street Bank and Trust Company
  P.O. Box 778
  Boston, MA 02101-0778
  ATTN: Ralph Jones

  By Hand/Overnight Delivery:
  State Street Bank and Trust Company of California, N.A.
  c/o State Street Bank and Trust Company
  2 Avenue de Layfayette
  Corporate Trust Window, 5th Floor
  Boston, MA 02111-1724
  ATTN: Ralph Jones

  Facsimile Transmission: (617) 662-1452
  Confirm by Telephone: (617) 662-1548

Fees and Expenses

   We will bear the expenses of soliciting tenders in the exchange offer. The principal solicitation for tenders in the exchange offer is being made by mail; however, our offices and regular employees may make additional solicitations by telegraph, telephone, telecopy or in person.

   We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes, and in handling or forwarding tenders for exchange.

   We will pay the expenses incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

   We will pay all transfer taxes, if any, applicable to the exchange of initial notes in the exchange offer. However, the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder if:

  . certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the initial notes tendered;

  . tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal; or

  . a transfer tax is imposed for any reason other than the exchange of initial notes in the exchange offer.

   If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

The Failures to Participate in the Exchange Offer will have Adverse
Consequences

   If you do not exchange your initial notes for exchange notes in the exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, you will no longer be able to obligate us to register the initial notes under the Securities Act except in the limited circumstances provided under the registration rights agreement. The restrictions on transfer of your initial notes arise because we issued the initial notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In addition, if you want to exchange your initial notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities, and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent the initial notes are tendered and accepted in the exchange offer, the trading market, if any, for the initial notes would be adversely affected. Please refer to the section in this prospectus entitled "Risk Factors."

                       DESCRIPTION OF THE EXCHANGE NOTES

General

   The form and terms of the exchange notes are the same as the form and terms of the initial notes, except that the exchange notes have been registered under the Securities Act and therefore will not bear legends restricting their transfer. We issued the initial notes and will issue the exchange notes under an indenture, dated as of December 1, 1999, between Equinix and State Street Bank and Trust Company of California, N.A., as trustee. The terms of the exchange notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The exchange notes will be subject to all such terms, and holders are referred to the indenture and the Trust Indenture Act for a statement of those terms. Except as otherwise indicated, the following summary description of the material provisions of the indenture relates both to the initial notes and the exchange notes. We urge you to read the indenture because it, and not this description, defines your rights as holder of the exchange notes. We have filed copies of the indenture, escrow agreement and registration agreement as exhibits to the registration statement which includes this prospectus. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this summary, the term "Equinix" refers only to Equinix, Inc. and not to any of its subsidiaries. Also, in this description "initial notes" and "exchange notes" are collectively referred to as the "notes."

   As of the Issue Date, all of our Subsidiaries will be Restricted Subsidiaries. Under certain circumstances, we will be able to designate existing or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants contained in the indenture.

Overview

   The notes will mature on December 1, 2007. Interest on the notes will be payable semi-annually in arrears on each June 1 and December 1, commencing on June 1, 2000. The exchange notes will bear interest from the most recent date to which interest has been paid on the initial notes.

   We have deposited with an escrow agent cash to acquire U.S. government securities totaling approximately $37.0 million that, together with the proceeds from their investment, will be sufficient to pay, when due, the first three interest payments on the notes, with us retaining any balance. The notes will be collateralized by a first priority security interest in the escrow account. Except for the security interest in the escrow account, the notes will be general unsecured obligations and will rank without preference with all of our other existing and future senior unsecured indebtedness. The notes will also be effectively subordinated to all our existing and future secured indebtedness to the extent of the value of the assets that secure such indebtedness and to all of our subsidiaries' existing or future indebtedness, whether or not secured.

   Generally, we may not redeem the notes before December 1, 2003. On or after December 1, 2003, we may redeem the notes, in whole or in part, at any time, at the redemption prices set forth below under "Option Redemption" together with accrued and unpaid interest, if any, to the redemption date.

   Absent special circumstances, we cannot be required to redeem the notes. However, in the event of a "Change of Control" as defined below, each holder will have the right to require us to repurchase its notes at a repurchase price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest, if any, through the date of repurchase.

   The indenture will limit:

  .  the selling of our assets or the stock of our subsidiaries;

  . the payment of dividends on, and repurchase or redemption of, our capital stock and our subsidiaries' capital stock and the repurchase or redemption of our subordinated obligations;

  .  our making of investments;

  . the incurrence of additional indebtedness or preferred stock by us and our subsidiaries;

  .  the incurrence of additional liens;

  . our ability to permit restrictions to exist on the ability of our subsidiaries to pay dividends or make payments to us;

  . our ability to engage in consolidations, mergers and transfers of all or substantially all of our assets; and

  .  transactions with our affiliates.

   All of these limitations and prohibitions are subject to a number of important qualifications and exceptions. See "Certain Covenants."

   In addition, the indenture defines certain events of default. See "Events of Default and Remedies." In the event of default, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all principal of, premium, if any, on, and interest on the notes to be due and payable immediately.

Terms of Notes

   Except as set forth under "--Escrow Account; Disbursement of Funds," the notes will be our senior unsecured obligations, ranking equally in right of payment with all our other existing and future senior debt and senior to all our existing and future subordinated debt. Holders of our secured Indebtedness, however, will have claims that are before the claims of the holders relating to the assets securing such other debt, except to the extent the notes are equally and ratably secured by such assets. The indenture will permit us to incur certain secured debt.

   The notes will be effectively subordinated to all Indebtedness and other liabilities and commitments, including trade payables and lease obligations, of our subsidiaries, including any Guarantees of such subsidiaries. Any right of ours to receive assets of any of our subsidiaries in the event of its liquidation or reorganization, and the consequent right of the holders to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors. To the extent that we are recognized as a creditor of such subsidiary, our claims would still be subordinate to any secured claim to the assets of such subsidiary and any Indebtedness of such subsidiary that is senior to that held by us.

Principal, Maturity and Interest

   The notes will be limited in aggregate principal amount to $200,000,000 and will mature on December 1, 2007. Interest on the notes will accrue at the rate of 13% per annum and will be payable semi-annually in arrears on June 1 and December 1, commencing on June 1, 2000, to holders as of the immediately preceding May 15 and November 15. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the notes will be payable at the office or agency of Equinix maintained for such purpose in New York city or, at the option of Equinix, payment of interest on the notes may be made by check mailed to the holders at their respective addresses set forth in the register of holders. Until otherwise designated by Equinix, Equinix's office or agency in New York will be the office of the trustee maintained for such purpose. The notes will be issued in denominations of $1,000 and integral multiples of $1,000. The trustee initially will be paying agent and registrar under the indenture. We may also act as paying agent or registrar under the indenture.

Escrow Account; Disbursement of Funds

   The notes will be collateralized, pending disbursement, under an escrow agreement dated as of December 1, 1999, among Equinix, the trustee and State Street Bank and Trust Company of California, N.A., as escrow agent, by a pledge of the escrow account referred to in the escrow agreement. The escrow account will initially contain approximately $37.0 million of the net proceeds from the sale of the notes. These funds, together with the proceeds from their investment, will be sufficient to pay interest on the notes for three scheduled interest payments. The funds will not be sufficient to pay any liquidated damages described under "The Exchange Offer; Liquidated Damages."

   The escrow agreement provides for the grant by Equinix to the trustee, for the benefit of the holders, of a first priority security interest in the escrow collateral. All such security interests will collateralize the payment and performance when due of all our obligations under the indenture and the notes, as provided in the escrow agreement. The Liens created by the escrow agreement will be first priority security interests in the Escrow Collateral. The ability of holders to realize upon any such funds or securities may be subject to certain bankruptcy law limitations if there is a bankruptcy of Equinix.

   Under the escrow agreement, funds may be disbursed from the escrow account only to pay interest on the notes. If a portion of the notes has been retired by Equinix, funds representing the lesser of:

  . the excess of the amount sufficient to pay interest through and including June 1, 2001 on the notes not so retired; and

  . the interest payments which have not previously been made on such retired notes for each interest payment date through and including the interest payment date to occur on June 1, 2001;

shall be paid to Equinix if no default then exists under the indenture.

   Pending such disbursements, all funds contained in the escrow account will be invested in U.S. Government Securities. Interest earned on the U.S. Government Securities will be placed in the escrow account. Upon the acceleration of the maturity of the notes, the escrow agreement will provide for the foreclosure by the trustee upon the net proceeds of the escrow account. Under the terms of the indenture, the proceeds of the escrow account shall be applied, first, to amounts owing to the trustee in respect of fees and expenses of the trustee and, second, to all obligations under the notes and the indenture. Under the escrow agreement, assuming that we make the first three scheduled interest payments on the notes in a timely manner with funds or U.S. Government Securities held in the escrow account, any remaining U.S. Government Securities will be released from the escrow account.

Optional Redemption

   Except as set forth below, the notes will not be redeemable at our option before December 1, 2003. On or after December 1, 2003, the notes will be subject to redemption at any time at our option, in whole or in part, upon not less than 30 nor more than 60 days' notice. The notes may be redeemed at the redemption prices, expressed as percentages of principal amount, below, plus accrued and unpaid interest to the applicable redemption date. This right is subject to the right of holders as of the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below.

       Year                                                           Percentage
       ----                                                           ----------
       2003..........................................................  106.500%
       2004..........................................................  103.250%
       2005 and thereafter...........................................  100.000%

Selection and Notice

   If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are then listed, or, if the notes are not so then listed, on a pro rata basis, by lot or by such method as we shall deem fair and appropriate. No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount of the note to be redeemed. A new note in principal amount equal to its unredeemed portion will be issued in the name of its holder upon cancellation of the original note. Notes called for redemption will become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on notes or portions of notes called for redemption unless we default in their payment.

Mandatory Redemption

   Except as provided under "--Repurchase at the Option of Holders," we will not be required to make mandatory redemption or sinking fund payments relating to the notes.

Repurchase at the Option of Holders

 Change of Control

   Upon the occurrence of a Change of Control, each holder will have the right to require us to purchase all or any part, equal to $1,000 or an integral multiple of $1,000, of such holder's notes in the offer described below at a purchase price in cash equal to 101% of the aggregate principal amount of the note, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase. This right is subject to the right of holders as of a record date to receive interest due on the relevant interest payment date. However, we shall not be obligated to repurchase notes in a Change of Control offer in the event that we have exercised our rights to redeem all of the notes under the indenture. Within 30 days following any Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to purchase notes on the date specified in such notice, which date shall be no earlier than 30 and no later than 60 days from the date such notice is mailed, in accordance with the procedures required by the indenture and described in such notice.

   We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the purchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with any of the provisions of this covenant, we will comply with the applicable securities laws and regulations and will be deemed not to have breached our obligations under this covenant by virtue of such compliance.

   On the Change of Control payment date, we will, to the extent lawful:

  . accept for payment all notes or portions of notes properly tendered in the Change of Control offer;

  . deposit with the paying agent an amount equal to the Change of Control payment plus accrued and unpaid interest and liquidated damages, if any, in respect of all notes or portions of notes so tendered; and

  . deliver or cause to be delivered to the trustee notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

The paying agent will promptly mail or deliver to each holder of notes so tendered the Change of Control payment plus accrued and unpaid interest and liquidated damages, if any, for such notes, and the trustee will promptly authenticate and mail or deliver, or cause to be transferred by book entry, to each holder a new note equal in principal amount to any unpurchased portion of notes surrendered, if any. Each such new note will be in a principal amount of $1,000 or an integral multiple of $1,000. We will publicly announce the results of the Change of Control offer on or as soon as practicable after the Change of Control payment date.

   The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above relating to a Change of Control, the indenture will not contain provisions that permit the holders to require that we purchase or redeem the notes if there is a takeover, recapitalization or similar transaction. Our ability to purchase notes upon a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any such required purchases. We shall not be required to make a Change of Control offer if a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the requirements of the indenture and purchases all notes validly tendered and not withdrawn. See "Risk Factors--We may not have sufficient funds to purchase the exchange notes as required upon a change of control."

 Asset Sales

   We will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, consummate any Asset Sale, unless:

  . we, or such Restricted Subsidiary, as the case may be, receive consideration at the time of such Asset Sale at least equal to the fair market value, as determined in good faith by our board of directors and set forth in an Officer's Certificate delivered to the trustee, of the assets or Equity Interests issued or sold or otherwise disposed of;

  . at least 75% of the consideration is in the form of cash and/or Cash Equivalents or Qualified Consideration; and

  . the Net Cash Proceeds received by Equinix, or such Restricted Subsidiary, as the case may be, from such Asset Sale are applied within 360 days following the receipt of such Net Cash Proceeds, to the extent Equinix, or such Restricted Subsidiary, as the case may be, elects:

    (a) to the redemption or repurchase of outstanding Indebtedness, (1) that is either (A) secured Indebtedness or (B) Indebtedness of Equinix that ranks equally with the notes but has an earlier maturity date, in either case other than Subordinated Indebtedness, or (2) that is Indebtedness of a Restricted Subsidiary; and/or

    (b) to reinvest such Net Cash Proceeds, or any portion, in properties or assets, including Equity Interests of a person that will become a Restricted Subsidiary as a result of such investment, that will be used in a Permitted Business.

The balance of such Net Cash Proceeds, after the application of such Net Cash Proceeds as described in the immediately preceding clauses (a) and (b), shall constitute Excess Proceeds.

   When the aggregate amount of Excess Proceeds equals or exceeds $10 million, taking into account income earned on such Excess Proceeds, we will be required to make a pro rata offer to all holders of notes and equally-ranking Indebtedness with comparable provisions requiring such Indebtedness to be purchased with the proceeds of such Asset Sale, called an Asset Sale Offer. We must offer to purchase the maximum principal amount, or accreted value in the case of Indebtedness issued with an original issue discount, of notes and equally-ranking Indebtedness that may be purchased out of the Excess Proceeds, at a purchase price in cash in an amount equal to 100% of the principal amount or the accreted value of the note, as applicable, plus accrued and unpaid interest thereon to the date of purchase, subject to the right of holders as of the relevant record date to receive interest due on the relevant interest payment date, in accordance with the procedures set forth in the indenture and the agreements governing such equally-ranking Indebtedness. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, Equinix may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and equally-ranking Indebtedness tendered in such Asset Sale Offer surrendered by their holders exceeds the amount of Excess Proceeds, the trustee shall select the notes and equally-ranking Indebtedness to be purchased on a pro rata basis in proportion to the respective principal amounts, or accreted values in the case of Indebtedness issued with an original issue discount, of the notes and such other Indebtedness. On completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero for purposes of the first sentence of this paragraph.

   The amount of:

  . any liabilities, as shown on Equinix's or such Restricted Subsidiary's, as the case may be, most recent balance sheet, other than Subordinated Indebtedness, of Equinix or any Restricted Subsidiary, that are assumed by the transferee of any such assets under an agreement that immediately releases Equinix and all of the Restricted Subsidiaries from all liability in respect of such liabilities;

  . Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, if Equinix and all of the Restricted Subsidiaries are immediately released from all Guarantees of payment of such Indebtedness and such Indebtedness is no longer the liability of Equinix or any of the Restricted Subsidiaries; and

  . any securities, notes or other obligations received by Equinix, or such Restricted Subsidiary, as the case may be, from such transferee that are converted by Equinix, or such Restricted Subsidiary, as the case may be, into cash and/or Cash Equivalents within 90 days of the date of such Asset Sale, to the extent of the cash and/or Cash Equivalents received;

will be deemed to be cash and/or Cash Equivalents for purposes of this provision.

   Notwithstanding any provision of this covenant, its provisions will not apply to any transaction constituting a Restricted Payment that is permitted by the Restricted Payments covenant or that otherwise constitutes a Permitted Investment.

Certain Covenants

 Restricted Payments

   We will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly make any of the following Restricted Payments:

  . declare or pay any dividend or make any other payment or distribution on account of Equinix's Equity Interests or to the direct or indirect holders of Equinix's Equity Interests in their capacity as stockholders, other than dividends or distributions payable in Equity Interests, other than Disqualified Stock of Equinix or to Equinix or a Restricted Subsidiary of Equinix;

  . purchase, redeem or otherwise acquire or retire for value any Equity Interests of Equinix or any direct or indirect parent of Equinix, other than any such Equity Interests owned by Equinix or any Restricted Subsidiary of Equinix;

  . make any payment on or relating to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, except a payment of interest or principal at any Stated Maturity; or

  .  make any Restricted Investment;

unless:

  . at the time of and after giving effect to such Restricted Payment, no default or Event of Default shall have occurred and be continuing;

  . Equinix would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable period, have been permitted to incur at least $1.00 of additional Indebtedness as described below under "Incurrence of Indebtedness and Issuance of Preferred Stock"; and

  . such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Equinix and the Restricted Subsidiaries on or after the Issue Date, is less than the sum, without duplication, of

    (a) the amount of Equinix's (1) Cumulative Consolidated Cash Flow determined at the time of such Restricted Payment less (2) 150% of the cumulative consolidated interest expense, determined for the period commencing on the first day of the fiscal quarter which includes the Issue Date and ending on the last day of the last fiscal quarter preceding the date on which such Restricted Payment is to be made for which reports have been filed with the Commission or provided to the trustee according to the "Reports" covenant; plus

    (b) 100% of the aggregate Net Cash Proceeds received by Equinix after the Issue Date as a Capital Contribution or from the issue or sale, other than to a Subsidiary of Equinix, of Equity Interests of Equinix, other than Disqualified Stock, or from the issue or sale, other than to a Subsidiary of Equinix, of Disqualified Stock or debt securities of Equinix that have been converted or exchanged into such Equity Interests, plus the amount of Net Cash Proceeds received by Equinix upon such conversion or exchange, other than a conversion or exchange by a Subsidiary of Equinix; plus

    (c) the aggregate amount equal to the net reduction in Restricted Investments in Unrestricted Subsidiaries on or after the Issue Date resulting from (1) dividends, distributions, interest payments, return of capital, repayments of Restricted Investments or other transfers of assets to Equinix or any Restricted Subsidiary from any Unrestricted Subsidiary and not otherwise included in the calculation of Cumulative Consolidated Cash Flow required by
        (a) above, (2) proceeds realized by Equinix or any Restricted Subsidiary upon the sale of such Restricted Investment to a person other than Equinix or any Subsidiary of Equinix, or (3) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary, not to exceed in the case of any of the immediately preceding clauses (1), (2) or (3) the aggregate amount of Restricted Investments made by Equinix or any Restricted Subsidiary in such Unrestricted Subsidiary on or after the Issue Date; plus

    (d) to the extent that any Restricted Investment that was made on or after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of, to the extent paid to Equinix or a Restricted Subsidiary, (1) the cash return of capital relating to such Restricted Investment, less any cost of disposition and (2) the initial amount of such Restricted Investment; minus

    (e) 50% of the cumulative aggregate principal amount of any outstanding Indebtedness incurred according to the second clause of the first paragraph of the covenant described below under "Incurrence of Indebtedness and Issuance of Preferred Stock."

   So long as no default or Event of Default shall have occurred and be continuing, the foregoing provisions will not prohibit:

  . the payment of any dividend within 60 days after the date it is declared, if at the time it is declared such payment would have complied with the foregoing provisions;

  . the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness or Equity Interests of Equinix in exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale, other than to a Subsidiary of Equinix, of, Equity Interests of Equinix, other than any Disqualified Stock; provided that the amount of any such Net Cash Proceeds that are utilized for, and the Equity Interests issued or exchanged for, any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from the third clause of the preceding paragraph and each other clause of this paragraph;

  . the defeasance, redemption, retirement, repurchase or other acquisition of Subordinated Indebtedness with the Net Cash Proceeds from, or issued in exchange for, a substantially concurrent incurrence of

     Permitted Refinancing Indebtedness; provided that the amount of any such Net Cash Proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from the third clause of the preceding paragraph and each other clause of this paragraph;

  . the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Equinix held by any member of Equinix's or a Restricted Subsidiary's management; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $3 million in any fiscal year;

  . Restricted Investments not to exceed the aggregate fair market value, measured on the date each such Restricted Investment was made or returned, as applicable, when taken together with all other Restricted Investments made according to this clause that are at the time outstanding, the sum of (a) $30 million, plus (b) the amount then available for the making of Restricted Payments according to the third clause of the preceding paragraph without giving effect to its subclause
     (a);

  . Restricted Investments the payment for which consists exclusively of Equity Interests, other than Disqualified Stock, of Equinix; and

  . the repurchase of Equity Interests of Equinix in accordance with, and only to the extent required by, dissenters' rights of appraisal under applicable law.

Each Restricted Payment permitted by the first, fourth, fifth, sixth and seventh clauses above shall be included, and each Restricted Payment permitted by the second, third and sixth clauses above shall be excluded, except as specifically set forth in each such clause, for all purposes when performing the calculation set forth in the last bullet point of the preceding paragraph of this covenant.

   Our board of directors may not designate any Subsidiary of Equinix as an Unrestricted Subsidiary, unless:

  . no default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and

  . Equinix would not be prohibited under the indenture from making a Restricted Investment at the time of such designation, assuming the effectiveness of such designation for purposes of this covenant, in an amount equal to the fair market value of the net Investment of Equinix and all Restricted Subsidiaries in such Subsidiary on such date.

This prohibition shall not apply to a newly created Subsidiary in which no investment, apart from any de minimis amount required to capitalize the Subsidiary in connection with its organization, has previously been made.

   If there is any such designation, all outstanding Investments owned by Equinix and the Restricted Subsidiaries in the Subsidiary so designated will be deemed to be a Restricted Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first or second paragraph of this covenant. All such outstanding Investments will be deemed to constitute Restricted Payments in an amount equal to the fair market value of such Investments at the time of such designation.

   The indenture also provides that a designation may be revoked and an Unrestricted Subsidiary may thus be redesignated as a Restricted Subsidiary by a resolution of our board of directors delivered to the trustee. However, Equinix will not make any revocation unless:

  . no default or Event of Default shall have occurred and be continuing at the time of, or after giving effect to, such revocation; and

  . all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such revocation would, if incurred at such time, have been permitted to be incurred at such time for all purposes under the indenture.

   The amount of all Restricted Payments, other than cash, shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Equinix, or such Restricted Subsidiary, as the case may be, under the Restricted Payment. The fair market value of any asset(s) or securities that are required to be valued by this covenant shall be determined in good faith by our board of directors. Their determination shall be supported by the opinion or appraisal of an accounting, appraisal or investment banking firm of national standing if such fair market value would exceed $10 million.

 Incurrence of Indebtedness and Issuance of Preferred Stock

   We will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable for, contingently or otherwise, including by way of merger, consolidation or acquisition, any Indebtedness and we will not issue or incur any Disqualified Stock and will not permit any of the Restricted Subsidiaries to issue or incur any shares of Preferred Stock. However, we may incur Indebtedness or issue or incur shares of Disqualified Stock and the Restricted Subsidiaries may incur Acquired Debt or Acquired Preferred Stock if either:

  . the Consolidated Leverage Ratio at the end of Equinix's most recently ended fiscal quarter, for which a consolidated balance sheet of Equinix which has been filed with the Commission or provided to the trustee, immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued or incurred would have been less than 6.0 to 1.0, determined on a pro forma basis, including a pro forma application of the net proceeds therefrom; or

  . the Consolidated Capital Ratio at the end of the most recently ended fiscal quarter, for which a consolidated balance sheet of Equinix has been filed with the Commission or provided to the trustee, would have been less than 2.0 to 1.0 determined on a pro forma basis, including a pro forma application of the net proceeds therefrom.

   Notwithstanding the foregoing, the provisions of the paragraph set forth immediately above will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

  .  Permitted Refinancing Indebtedness;

  .  the incurrence by Equinix of Indebtedness represented by the notes;

  . the incurrence of Indebtedness by Equinix owing to any Restricted Subsidiary or Indebtedness of any Restricted Subsidiary owing to Equinix or any other Restricted Subsidiary, such Indebtedness deemed to be incurred upon such Indebtedness being held by any person other than Equinix or such Restricted Subsidiary including upon designation and upon such Restricted Subsidiary otherwise no longer being a Restricted Subsidiary; provided that in the case of Indebtedness of Equinix, such obligations shall be unsecured and subordinated in all respects to Equinix's obligations in accordance with the notes;

  . the incurrence by Equinix of Indebtedness in an aggregate amount incurred and outstanding at any time under this clause of up to $30 million;

  . the incurrence (a) by Equinix or any Restricted Subsidiary, other than any Foreign Subsidiary, of Senior Debt, including under one or more Permitted Credit Facilities, and (b) by any Foreign Subsidiary of Indebtedness under one or more Permitted Foreign Credit Facilities, in an aggregate amount incurred and outstanding at any time under this clause of up to the sum of (a) $125 million and (b) 85% of the aggregate accounts receivable of Equinix and the Restricted Subsidiaries as of the date of the most recently available balance sheet of Equinix which has been included in a report filed with the Commission or provided to the trustee;

  . the incurrence by Equinix or any Foreign Subsidiary of Purchase Money Indebtedness (a) under the terms of any Purchase Money Indebtedness facility existing and as in effect on the Issue Date or (b) constituting not more than 75% of the cost, including shipping, installation and importation costs and sales, use and similar taxes, collectively "Costs", payable upon acquisition of the subject property, determined in accordance with GAAP in good faith by our board of directors, to Equinix or any such Foreign Subsidiary, as applicable, of the property so purchased, developed, acquired, constructed, improved or leased; provided, that relating to any Purchase Money Indebtedness incurred under clause (b) above, at least 25% of the Costs payable upon acquisition of the subject property shall be funded from Newly Raised Capital; provided, further, that any assets acquired by a Foreign Subsidiary under this clause are acquired for use in the ordinary course of business of such Foreign Subsidiary;

  . the incurrence by Equinix or any of the Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest or foreign currency exchange rate risk relating to any floating rate Indebtedness or foreign currency based Indebtedness, respectively, that is permitted by the terms of the indenture to be outstanding; provided that the notional amount of any such Hedging Obligation does not exceed the amount of Indebtedness or other liability to which such Hedging Obligation relates; and

  . the incurrence by Equinix and the Restricted Subsidiaries of Indebtedness solely in respect of bankers acceptances, letters of credit and performance bonds, all in the ordinary course of business.

   Indebtedness or Preferred Stock of any person which is outstanding at the time such person becomes a Restricted Subsidiary of Equinix, including upon designation of any Subsidiary or other person as a Restricted Subsidiary or upon a Revocation such that such Subsidiary becomes a Restricted Subsidiary, or is merged with or into or consolidated with Equinix or a Restricted Subsidiary of Equinix, shall be deemed to have been incurred at the time such person becomes such a Restricted Subsidiary of Equinix or is merged with or into or consolidated with Equinix or a Restricted Subsidiary of Equinix, as applicable.

   Upon each incurrence, Equinix may designate under which provision of this covenant such Indebtedness is being incurred. Such Indebtedness shall not be deemed to have been incurred by Equinix under any other provision of this covenant, except as stated otherwise in the foregoing provisions or in the next sentence. For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the clauses above, or is permitted under the first paragraph of this covenant and under one or more of such clauses, Equinix, in our sole discretion, may from time to time reclassify such item of Indebtedness.

   Equinix will not, and will not permit any of the Restricted Subsidiaries, other than Foreign Subsidiaries, to, incur any Indebtedness, including Permitted Indebtedness, that is contractually subordinated in right of payment to any other Indebtedness unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms. However, no Indebtedness shall be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured.

 Liens

   We will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind, other than Permitted Liens, to secure Indebtedness upon any of our property or assets or upon any income or profits therefrom unless all payments due under the indenture and the notes are secured, except as provided in the next clause, on an equal and ratable basis with the obligations so secured. No Lien shall be granted or be allowed to exist which secures Subordinated Indebtedness except relating to Acquired Debt, in which case, however, such Liens must be made junior and subordinate to the Liens granted to the holders.

 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

   We will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

  . (a) pay dividends or make any other distributions to Equinix or any of the Restricted Subsidiaries on its Capital Stock or relating to any other interest or participation in, or measured by, its profits, or
     (b) pay any Indebtedness owed to Equinix or any of the Restricted Subsidiaries;

  .  make loans or advances to Equinix or any of the Restricted Subsidiaries;
     or

  . transfer any of its properties or assets to Equinix or any of the Restricted Subsidiaries.

   The foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  .  Existing Indebtedness as in effect on the Issue Date;

  . any Permitted Credit Facility or Permitted Foreign Credit Facility, provided that (a) the aggregate outstanding amount of any such Indebtedness does not exceed the amount permitted under the fifth clause of the definition of Permitted Indebtedness, (b) relating to any Permitted Credit Facility, such restrictions apply only if there is a payment default under such Permitted Credit Facility, and (c) the chief financial officer of Equinix determines in good faith that any such restrictions contained in any such Permitted Credit Facility or Permitted Foreign Credit Facilities are no more restrictive, taken as a whole, than those contained in a similar credit facility with terms that are commercially reasonable for a borrower engaged in a business comparable to Equinix that has substantially comparable Indebtedness and that any such restrictions will not materially affect Equinix's ability to make principal, premium or interest payments on the notes;

  .  applicable law;

  . any instrument governing Indebtedness or Capital Stock of a Person or assets acquired by Equinix or any of the Restricted Subsidiaries as in effect at the time of such acquisition, except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired; provided, that in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

  . customary non-assignment provisions in leases entered into in the ordinary course of business;

  . purchase money obligations for property acquired in the ordinary course of business that impose restrictions on transfer on the property so acquired, constructed, leased or improved;

  . any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition, provided that the consummation of such transaction would not result in an Event of Default or an event that, with the passing of time or giving of notice or both, would constitute an Event of Default, that such restriction terminates if such transaction is not consummated and that the consummation or abandonment of such transaction occurs within one year of the date such agreement was entered into;

  . Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  . Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant governing Liens that limit the right of Equinix or any of the Restricted Subsidiaries to dispose of the assets subject to such Lien; and

  . provisions relating to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business.

 Merger, Consolidation, or Sale of Assets

   We may not, directly or indirectly, consolidate or merge with or into, whether or not we are the surviving corporation, or sell, assign, transfer, convey or otherwise dispose of all or substantially all of our properties or assets, in one or more related transactions, to another person, or permit any of the Restricted Subsidiaries to enter into any such transaction or series of transactions, if it would result in such disposition of all or substantially all of the assets of Equinix and the Restricted Subsidiaries on a consolidated basis, unless:

  . Equinix is the surviving corporation or the person formed by or surviving any such consolidation or merger, if other than Equinix, or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state or the District of Columbia;

  . the person formed by or surviving any such consolidation or merger, if other than Equinix, or the person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Equinix under the registration agreement, the notes, the exchange notes and the indenture under a supplemental indenture in a form reasonably satisfactory to the trustee;

  . no default or Event of Default, or an event that, with the passing of time or giving of notice or both, would constitute an Event of Default, shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction;

  . except in the case of a merger of Equinix with or into a Wholly Owned Restricted Subsidiary of Equinix, Equinix or the person formed by or surviving any such consolidation or merger, if other than Equinix, or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will immediately after such transaction and after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable period, be permitted to incur at least $1.00 of additional Indebtedness according to the first paragraph of the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant;

  . if, as a result of any such transaction, property or assets of Equinix would become subject to a Lien subject to the provisions of the indenture described under the "Liens" covenant, Equinix or the successor entity to Equinix shall have secured the notes as required by the covenant; and

  . Equinix shall have delivered to the trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and any supplemental indenture comply with the indenture.

   The indenture also provides that Equinix may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other person.

   Upon any consolidation or merger or any transfer of all or substantially all of the assets of Equinix in accordance with the foregoing, the successor corporation formed by such consolidation or into which Equinix is merged or to which such transfer is made shall succeed to and be substituted for, and may exercise every right and power of, Equinix under the indenture. The effect will be as if the successor corporation had been named therein as Equinix, and Equinix shall be released from the obligations under the notes and the indenture except relating to any obligations that arise from, or are related to, such transaction. The foregoing shall not apply in the case of a lease.

 Transactions with Affiliates

   We will not, and will not permit any of the Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of our properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate, each an Affiliate transaction, unless:

  . such Affiliate Transaction is on terms that are not materially less favorable to Equinix or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Equinix or such Restricted Subsidiary with an unrelated person; and

  .  relating to any Affiliate Transaction or series of related Affiliate
     Transactions:

    (a) involving aggregate consideration in excess of $5 million, Equinix delivers to the trustee a resolution of the board of directors set forth in an Officers' Certificate that such Affiliate Transaction is approved by a majority of the disinterested members of the board of directors and that such Affiliate Transaction complies with the first clause above and is in the best interests of Equinix or such Restricted Subsidiary; and

    (b) if involving aggregate consideration in excess of $10 million, a favorable written opinion as to the fairness to Equinix of such Affiliate Transaction from a financial point of view is also obtained by Equinix from an accounting, appraisal or investment banking firm of national standing.

Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions:

  . (a) the entering into, maintaining or performance of any employment contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any employee, officer or director heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, retirement, savings or other similar plans or (b) the payment of compensation, performance of indemnification or contribution obligations, or an issuance, grant or award of stock, options, or other equity-related interests or other securities, to employees, officers or directors in the ordinary course of business;

  .  transactions between or among Equinix and/or the Restricted
     Subsidiaries;

  .  payment of reasonable directors fees;

  . any sale or other issuance of Equity Interests, other than Disqualified Stock, of Equinix;

  . Affiliate Transactions in effect or approved by the board of directors on the Issue Date, including any amendments thereto, provided that the terms of such amendments are not materially less favorable to Equinix than the terms of such agreement before such amendment; and

  . Restricted Payments that are permitted under the Restricted Payments covenant and Permitted Investments described under clause (d) of its definition.

 Business Activities

   We will not, and will not permit any of the Restricted Subsidiaries to, engage to more than a de minimus extent in any business other than a Permitted Business.

 Status as Investment Company

   The indenture provides that Equinix will not, and will not permit any of its Subsidiaries or controlled affiliates to, conduct its business in a fashion that would cause Equinix to be required to register as an investment company, as that term is defined in the Investment Company Act of 1940, as amended, or otherwise to become subject to regulation under the Investment Company Act. For purposes of establishing Equinix's compliance with this provision, any exemption which is or would become available under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act will be disregarded.

 Reports

   The indenture provides that at all times from and after the date of the commencement of an exchange offer or the effectiveness of a shelf registration statement relating to the notes, a "Registration", whether or not Equinix is then required to file reports with the Commission, Equinix shall file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Exchange Act if it were subject thereto. Without cost, Equinix shall supply the applicable trustee and each applicable holder, or shall supply to the applicable trustee for forwarding to each such applicable holder, copies of such reports and other information. At all times before the date of the Registration, Equinix shall, at its cost, deliver to the trustee and each holder of the notes quarterly and annual reports substantially equivalent to those which would be required by the Exchange Act if Equinix were subject thereto. In addition, at all times before the Registration, upon the request of any holder or any prospective purchaser of the notes designated by a holder, Equinix shall supply to such holder or such prospective purchaser the information required under Rule 144A under the Securities Act.

Events of Default and Remedies

   The indenture provides that each of the following will constitute an Event of Default:

  .   default for 30 days in the payment when due of interest on the notes;

  . default in the payment when due of the principal of, or premium, if any, on, the notes;

  . failure by Equinix or any of the Restricted Subsidiaries to comply with the provisions described above under the captions "--Change of Control," or "--Asset Sales";

  . failure by Equinix or any of the Restricted Subsidiaries for 60 days after notice to comply with any of its other agreements in the indenture, the notes or the escrow agreement;

  . the default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of Equinix or any of the Restricted Subsidiaries, or the payment of which is Guaranteed by Equinix or any of the Restricted Subsidiaries, whether such Indebtedness or Guarantee now exists or is created after the Issue Date, and either such Indebtedness is already due and payable or such default results in the acceleration of such Indebtedness before its express maturity and, in each case, the amount of any such Indebtedness, together with the amount of any other such Indebtedness the maturity of which has been so accelerated or which is already due and payable, aggregates $10 million or more;

  . one or more judgments, orders or decrees for the payment of money in excess of $10 million, individually or in the aggregate, net of applicable insurance coverage which is acknowledged in writing by the insurer, shall be entered against Equinix or any Restricted Subsidiary or any of their respective properties and shall not be discharged and there shall have been a period of 60 days or more during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect;

  . Equinix shall assert or acknowledge in writing that the escrow agreement is invalid or unenforceable; or

  . certain events of bankruptcy or insolvency relating to Equinix or any of its Significant Subsidiaries.

   If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all principal of, premium, if any, on and interest on the notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency relating to Equinix or a Significant Subsidiary, all outstanding notes will become due and payable without further action or notice.

   Holders may not directly enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power.

   Holders of a majority in aggregate principal amount of the then outstanding notes, by notice to the trustee, may, on behalf of all holders, waive any existing default or Event of Default and its consequences under the indenture, except a continuing default or Event of Default in the payment of principal of, premium, if any, or interest on the notes.

   We will be required to deliver to the trustee annually a statement regarding compliance with the indenture, and we will be required upon becoming aware of any default or Event of Default to deliver to the trustee a statement specifying such default or Event of Default. The trustee may withhold from holders notice of any continuing default or Event of Default, except a default or Event of Default relating to the payment of principal of, premium, if any, or interest on, the notes, if it determines that withholding notice is in their interest.

No Personal Liability of Directors, Officers, Employees, Incorporators or Shareholders

   No director, officer, employee, incorporator or shareholder of Equinix, as such, will have any liability for any obligations of Equinix relating to the notes or the indenture, or for any claim based on, or in respect or by reason of, such obligations or their creation. Each holder of notes by accepting a note will waive and release any and all such liability. Such waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

   The indenture provides that Equinix may, at its option and at any time, elect to have all of its obligations discharged relating to the outstanding notes, called legal defeasance, except for:

  . the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due from the trust referred to below;

  . Equinix's obligations relating to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  . the rights, powers, trusts, duties and immunities of the trustee, and Equinix's obligations in connection therewith; and

  .  the legal defeasance provisions of the indenture.

In addition, Equinix may, at its option and at any time, elect to have its obligations released relating to certain covenants that are contained in the indenture, called covenant defeasance, and, thereafter, any omission to comply with such obligations will not constitute a default or Event of Default. In the event covenant defeasance occurs, certain events, but not including non-payment, bankruptcy, receivership, rehabilitation or insolvency events, described under "--Events of Default and Remedies" will no longer constitute an Event of Default.

To exercise either legal defeasance or covenant defeasance:

  . Equinix must irrevocably deposit, or cause to be deposited, with the trustee, in trust, for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or any combination, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on its stated maturity or on the applicable redemption date, as the case may be, and Equinix must specify whether the notes are being defeased to maturity or to a particular redemption date;

  . in the case of legal defeasance, Equinix must deliver to the trustee an opinion of United States counsel reasonably acceptable to the trustee confirming that, since the Issue Date, Equinix has received from, or there has been published by, the Internal Revenue Service a ruling, or there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for United States federal income tax purposes as a result of such legal defeasance, and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

  . in the case of covenant defeasance, Equinix must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance, and such holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

  . no default or Event of Default shall have occurred and be continuing on the date of such deposit, other than a default or Event of Default resulting from the borrowing of funds to be applied to such deposit;

  . such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument, other than the indenture, to which Equinix or any of the Restricted Subsidiaries is a party or by which Equinix or any of the Restricted Subsidiaries is bound;

  . Equinix must deliver to the trustee an Officers' Certificate stating that the deposit was not made by Equinix with the intent of preferring the holders over other creditors of Equinix, or with the intent of defeating, hindering, delaying or defrauding creditors of Equinix or others; and

  . Equinix must deliver to the trustee an Officers' Certificate and an opinion of United States counsel reasonably acceptable to the trustee, each stating that the conditions precedent provided for or relating to legal defeasance or covenant defeasance, as applicable, in the case of the Officers' Certificate, in the first through sixth clauses and, in the case of the opinion of counsel, in the first clause, relating to the validity and perfection of the security interest, and the second and third clauses of this paragraph, have been complied with.

Satisfaction and Discharge

   The indenture will be discharged and will cease to be of further effect, except as to surviving rights or registration of transfer or exchange of notes, as to all outstanding notes when either:

  . all such notes theretofore authenticated and delivered, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by Equinix and thereafter repaid to Equinix or discharged from such trust, have been delivered to the trustee for cancellation; or

  . (a) all such notes not theretofore delivered to the trustee for cancellation have become due and payable and Equinix has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust for the purpose an amount of money sufficient to pay and discharge the entire indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal amount, premium, if any, and accrued interest to the date of such deposit; (b) Equinix has paid all sums payable by it under the indenture; and (c) Equinix has delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the notes at Stated Maturity or on the redemption date, as the case may be.

In addition, Equinix must deliver an Officers' Certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

Transfer and Exchange

   A holder may transfer or exchange notes in accordance with the procedures set forth in the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and Equinix may require a holder to pay any taxes and fees required by law or permitted by the indenture. Equinix will not be required to transfer or exchange any note selected for redemption. Also, Equinix will not be required to transfer or exchange any note for a period of 15 days before:

  .  a selection of notes to be redeemed;

  .  an interest payment date; or

  .  the mailing of notice of a Change of Control Offer or Asset Sale Offer.

The registered holder of a note will be treated as the owner of it for all purposes under the indenture.

Amendment, Supplement and Waiver

   With the consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding, Equinix and the trustee are permitted to amend or supplement the indenture or any supplemental indenture or modify the rights of the holders. However, that no such modification may, without the consent of each holder affected thereby:

  . reduce the principal amount of, change the fixed maturity of, or alter the redemption provisions of, the notes;

  . change the currency in which any notes or amounts owing thereon is payable;

  . reduce the percentage of the aggregate principal amount outstanding of notes which must consent to an amendment, supplement or waiver or consent to take any action under the indenture or the notes;

  . impair the right to institute suit for the enforcement of any payment on or relating to the notes;

  .  waive a default in payment relating to the notes;

  .  reduce the rate or change the time for payment of interest on the notes;

  . following the occurrence of a Change of Control or an Asset Sale, alter Equinix's obligation to purchase the notes as a result of such Change of Control or Asset Sale in accordance with the indenture or waive any default in its performance;

  . affect the ranking of the notes in a manner adverse to the holder of the notes; or

  . release any Liens created by the escrow agreement except in accordance with the terms of the escrow agreement.

  Notwithstanding the foregoing, without the consent of any holder of notes, Equinix and the trustee may amend or supplement the indenture or the notes;

  .  to cure any ambiguity, defect or inconsistency;

  . to provide for uncertificated notes in addition to or in place of certificated notes;

  . to provide for the assumption of Equinix's obligations to holders in the case of a merger or consolidation or sale of all or substantially all of Equinix's assets in accordance with the terms of the indenture;

  . to make any change that would provide any additional rights or benefits to the holders or that does not adversely affect the legal rights under the indenture of any such holder; or

  . to comply with the requirements of the Commission to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Concerning the Trustee

   The indenture contains certain limitations on the rights of the trustee, should it become a creditor of Equinix, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions. However, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue, or resign.

   Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. In case an Event of Default shall occur which is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of their own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

   The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

   Equinix will submit to the jurisdiction of the U.S. federal and New York state courts located in the Borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with the notes and the indenture.

Certain Definitions

   Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

   "Acquired Debt" or "Acquired Preferred Stock" means, relating to any specified person, Indebtedness or Preferred Stock of any other person existing at the time such other person is merged with or into or became a Subsidiary of such specified person, including by designation or revocation, provided such Indebtedness or Preferred Stock is not incurred in connection with, or in contemplation of, such other person merging with or into or becoming a Subsidiary of such specified person.

   "Affiliate" of any specified person means any other person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control", including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with", as used relating to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a person shall be deemed to be control.

   "Asset Acquisition" means:

  . any capital contribution, by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise, by Equinix or any Restricted Subsidiary in any other person, or any acquisition or purchase of Capital Stock of any other person by Equinix or any Restricted Subsidiary, in either case by which such person shall (a) become a Restricted Subsidiary or (b) shall be merged with or into Equinix or any Restricted Subsidiary; or

  . any acquisition by Equinix or any Restricted Subsidiary of the assets of any person which constitute substantially all of an operating unit or line of business of such person or which is otherwise outside of the ordinary course of business.

   "Asset Sale" means:

  . the sale, lease, transfer, conveyance or other disposition of any property, asset or right, including, without limitation, by way of a sale and leaseback, other than leases of space in an Exchange Facility entered into in the ordinary course of business, of Equinix or any Restricted Subsidiary; and

  . the issue or sale by Equinix or any of the Restricted Subsidiaries of Equity Interests of any Subsidiary.

Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:

  . any disposition of properties and assets of Equinix subject to the "Merger, Consolidation or Sale of Assets" covenant, provided that any properties, assets or rights that are not included in any such dispositions shall be deemed to have been sold in a transaction constituting an Asset Sale;

  . a transfer of properties, assets or rights by Equinix to a Restricted
    Subsidiary or by a Subsidiary to Equinix or to a Restricted Subsidiary;

  . a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of a Permitted Business of Equinix and the Restricted Subsidiaries;

  . the surrender or waiver by Equinix or any of the Restricted Subsidiaries of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind by Equinix or any of the Restricted Subsidiaries or the grant by Equinix or any of the Restricted Subsidiaries of a Lien not prohibited by the indenture; and

  . sales, transfers, assignments and other dispositions of assets, or related assets in related transactions (a) in the ordinary course of business (b) with an aggregate fair market value of less than $500,000 in any fiscal year or (c) constituting the incurrence of a Capital Lease Obligation.

   "Board Resolution" means a duly authorized resolution of the board of directors.

   "Capital Contribution" means any contribution to the common equity of Equinix from a direct or indirect parent of Equinix for which no consideration other than the issuance of common stock with no redemption rights and no special preferences, privileges or voting rights is given.

   "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

   "Capital Stock" means:

  .  in the case of a corporation, corporate stock;

  . in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock;

  . in the case of a partnership or limited liability company, partnership or membership interests, whether general or limited; and

  . any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

   "Cash Equivalents" means:

  .  United States dollars;

  . securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government, provided that the full faith and credit of the United States is pledged in support of those securities, having maturities of not more than six months from the date of acquisition;

  . certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better;

  . repurchase obligations with a term of not more than seven days for underlying securities of the types described in the second clause above entered into with any financial institution meeting the qualifications specified in the third clause above;

  . commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Group and in each case maturing within six months after the date of acquisition; and

  . money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described above, provided that relating to any Foreign Subsidiary, Cash Equivalents shall also mean those investments that are comparable to the above clauses in such Foreign Subsidiary's country of organization or country where it conducts business operations.

   "Change of Control" means the occurrence of any of the following:

  . any "person" or "group," other than a Permitted Holder, is or becomes the "beneficial owner", as such terms are used in Section 13(d)(3) of the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, directly or indirectly, of 35% or more of the Voting Stock, measured by voting power rather than number of shares, of Equinix and the Permitted Holders own, in the aggregate, a lesser percentage of the total Voting Stock, measured by voting power rather than by number of shares, of Equinix than such person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of Equinix;

  . during any period of two consecutive years, Continuing Directors cease for any reason to constitute a majority of the board of directors of Equinix;

  . Equinix consolidates or merges with or into any other person or Equinix and/or any Restricted Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets and properties of Equinix and the Restricted Subsidiaries on a consolidated basis to any other person, other than a Permitted Holder, other than a consolidation or merger or disposition of assets (a) of or by Equinix into or to a Wholly Owned Restricted Subsidiary of Equinix or (b) subject to the first clause above, in a transaction in which the outstanding Voting Stock of Equinix is changed into or exchanged for securities or other property with the effect that the beneficial owners of the outstanding Voting Stock of Equinix immediately before such transaction, beneficially own, directly or indirectly, at least a majority of the Voting Stock, measured by voting power rather than number of shares, of the surviving corporation or the person to whom Equinix's assets are transferred immediately following such transaction; or

  . the adoption of a plan relating to the liquidation or dissolution of Equinix.

   "Commission" means the Securities and Exchange Commission.

   "Consolidated Capital Ratio" means, relating to Equinix as of any date, the ratio of the aggregate amount of Indebtedness of Equinix and the Restricted Subsidiaries then outstanding to the Consolidated Equity Capital of Equinix and the Restricted Subsidiaries as of such date. For the purposes of calculating the "Consolidated Capital Ratio";

  . any Subsidiary of Equinix that is a Restricted Subsidiary on the Transaction Date shall be deemed to have been a Restricted Subsidiary at the end of the most recently ended fiscal quarter, called the Reference Date; and

  . any Subsidiary of Equinix that is not a Restricted Subsidiary on the Transaction Date shall be deemed not to have been a Restricted Subsidiary on the Reference Date.

In addition to, and without limiting the foregoing, for the purposes of the foregoing, "Consolidated Equity Capital" shall be calculated after giving effect on a pro forma basis as of the Reference Date for, without duplication:

  . any Asset Sales or Asset Acquisitions, including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of Equinix or one of the Restricted Subsidiaries, including any person who becomes a Restricted Subsidiary as the result of the Asset Acquisition, incurring, assuming or otherwise being liable for Acquired Debt, occurring during the period commencing on the Reference Date to and including the Transaction Date, as if such Asset Sale or Asset Acquisition occurred on the Reference Date;

  . any issue or sale of Equity Interests, other than Disqualified Stock but including Equity Interests, other than Disqualified Stock, issued upon the exercise of options, warrants or rights to purchase such Equity Interests, of Equinix or any conversion of Disqualified Stock or debt securities of Equinix into Equity Interests, other than Disqualified Stock, occurring during the period commencing on the Reference Date to and including the Transaction Date, as if such issue, sale or conversion occurred on the Reference Date; and

  . any Restricted Payments made by Equinix, and any sale, disposition or repayment of any Restricted Investment constituting a Restricted Payment, since the Reference Date to and including the Transaction Date, as if such Restricted Payment occurred on the Reference Date.

   "Consolidated Cash Flow" means, relating to Equinix for any period, the Consolidated Net Income of Equinix and the Restricted Subsidiaries for such period plus:

  . to the extent that any of the following items were deducted in computing such Consolidated Net Income, but without duplication, (a) provision for taxes based on income or profits of Equinix and the Restricted Subsidiaries for such period, plus (b) consolidated interest expense of Equinix and the Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, in Hedging Obligations, plus (c) depreciation, amortization, including amortization of goodwill and other intangibles, but excluding amortization of prepaid cash expenses that were paid in a prior period, and other non-cash expenses, excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period; of Equinix and the Restricted Subsidiaries for such period; minus

  . non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of Equinix shall be added to Consolidated Net Income to compute Consolidated Cash Flow of Equinix only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or otherwise distributed to Equinix by such

Restricted Subsidiary without prior governmental approval, that has not been obtained, and without direct or indirect restriction under the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its shareholders.

   "Consolidated Equity Capital" means, relating to Equinix as of any date, the sum, without duplication, of

  . the additional paid-in capital of the common shareholders reflected on the consolidated balance sheet of Equinix and the Restricted
     Subsidiaries as of such date; plus

  . the respective amounts reported on Equinix's balance sheet as of such date relating to any series of Capital Stock, other than Disqualified Stock, not included in the first clause above; less

  . (a) all write-ups, other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business, after the Issue Date in the book value of any asset owned by Equinix or a Restricted Subsidiary, (b) all outstanding net Investments as of such date in persons that are not Restricted Subsidiaries, without giving effect to any write-down or write-off, and (c) the aggregate amount of all Restricted Payments declared or made on or after the Issue Date other than (1) Investments in persons that are not Restricted Subsidiaries and (2) Restricted Payments made according to the third clause of the second paragraph of the "Restricted Payments" covenant.

   "Consolidated Leverage Ratio" means, relating to Equinix, as of any date, the ratio of:

  . the aggregate consolidated amount of Indebtedness of Equinix and the Restricted Subsidiaries then outstanding; to

  . the annualized Consolidated Cash Flow of Equinix and the Restricted Subsidiaries for the most recently ended fiscal quarter.

For purposes of calculating "Consolidated Cash Flow" for any fiscal quarter for purposes of this definition:

  . any Subsidiary of Equinix that is a Restricted Subsidiary on the Transaction Date shall be deemed to have been a Restricted Subsidiary at all times during such fiscal quarter; and

  . any Subsidiary of Equinix that is not a Restricted Subsidiary on the Transaction Date shall be deemed not to have been a Restricted Subsidiary at any time during such fiscal quarter.

In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated Cash Flow" shall be calculated after giving effect on a pro forma basis for the applicable fiscal quarter to, without duplication, any Asset Sales or Asset Acquisitions, including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of Equinix or one of the Restricted Subsidiaries, including any person who becomes a Restricted Subsidiary as a result of the Asset Acquisition, incurring, assuming or otherwise being liable for Acquired Debt, occurring during the period commencing on the first day of such fiscal quarter to and including the Transaction Date, as if such Asset Sale or Asset Acquisition occurred on the first day of such fiscal quarter.

   "Consolidated Net Income" means, relating to Equinix for any period, the aggregate of the Net Income of Equinix and the Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  . the Net Income, but not loss, of any person that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to Equinix or a Restricted Subsidiary of Equinix by such person but not in excess of Equinix's Equity Interests in such person;

  . the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval, that has not been obtained, or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its shareholders, except that Equinix's equity in the net income of any such Restricted Subsidiary for such period may be included in such Consolidated Net Income (a) up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to Equinix as a dividend and (b) if the only restriction on the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is a restriction of the type described in the second clause of the second paragraph of the "Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant;

  . the Net Income of any person acquired in a pooling of interests transaction for any period before the date of such acquisition shall be excluded;

  . the equity of Equinix or any Restricted Subsidiary in the net income, if positive, of any Unrestricted Subsidiary shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Unrestricted Subsidiary during such period to Equinix or a Restricted Subsidiary as a dividend or other distribution, but not in excess of the amount of the Net Income of such Unrestricted Subsidiary for such period;

  . the cumulative effect of a change in accounting principles shall be excluded;

  . all extraordinary, unusual or nonrecurring gains or losses, net of fees and expenses relating to the transaction giving rise thereto, shall be excluded;

  . any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan shall be excluded; and

  . gains or losses in respect of any Asset Sales, net of fees and expenses relating to the transaction giving rise thereto, shall be excluded.

   "Consolidated Tangible Assets" of Equinix as of any date means the total amount of assets of Equinix and the Restricted Subsidiaries, less applicable reserves, on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less:

  . unamortized debt and debt issuance expenses, deferred charges, goodwill, patents, trademarks, copyrights, and all other items which would be treated as intangibles on the consolidated balance sheet of Equinix and the Restricted Subsidiaries prepared in accordance with GAAP; and

  . appropriate adjustments on account of minority interests of other Persons holding equity investments in Restricted Subsidiaries;

in the case of each of the clauses above, as reflected on the consolidated balance sheet of Equinix and the Restricted Subsidiaries.

   "Continuing Directors" means individuals who at the beginning of the period of determination constituted the board of directors of Equinix, together with any new directors whose election by the board of directors or whose nomination for election by the shareholders of Equinix was approved by a vote of a majority of the directors of Equinix then still in office who were either directors at the beginning of the period or whose election or nomination for election was previously so approved or is the designee of any one of the Permitted Holders, or any combination of Permitted Holders, or was nominated or elected by any such Permitted Holder(s) or any of their designees.

   "Cumulative Consolidated Cash Flow" means, as of any date of determination, the cumulative Consolidated Cash Flow realized during the period commencing on the first day of the fiscal quarter which includes the Issue Date and ending on the last day of the last fiscal quarter for which reports have been filed with the Commission or provided to the trustee preceding the date of the event requiring such calculation to be made.

   "Currency Agreement" means, relating to any person, any foreign exchange contract, currency swap agreement or other similar agreement as to which such person is a party or beneficiary.

   "Disqualified Stock" means any Equity Interest that, by its terms, or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of its holder, or upon the happening of any event, matures or is mandatorily redeemable, under a sinking fund obligation or otherwise, or redeemable at the option of its holder, in whole or in part, on or before the date that is 91 days after the date on which the notes mature; provided, however, that any Equity Interest that would constitute Disqualified Stock solely because its holders have the right to require Equinix to repurchase such Equity Interest upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Equity Interest provide that Equinix may not repurchase or redeem any such Equity Interest under such provisions unless such repurchase or redemption complies with the covenant described above under the "Restricted Payments" covenant.

   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

   "Exchange Facility" means a facility providing equipment colocation, direct high-speed connections, switched interconnections and related services to third party internet related businesses and operations.

   "Existing Indebtedness" means Indebtedness of Equinix and the Restricted Subsidiaries in existence on the Issue Date, until such amounts are repaid.

   "Foreign Subsidiary" means any Restricted Subsidiary of Equinix which:

  . is not organized under the laws of the United States, any state or the District of Columbia; and

  . conducts substantially all of its business operations outside the United States of America.

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

   "Government Securities" means securities that are:

  . direct obligations, or certificates representing an ownership interest in such obligations, of the United States of America, including any government agency or instrumentally, the payment of which the full faith and credit of the United States of America is pledged;

  . obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America; or

  . obligations of a person the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.

   "Guarantee" means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness of any other person:

  . to purchase or pay, or advance or supply funds for the purchase or payment of, such Indebtedness of such other person, whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise; or

  . entered into for purposes of assuring in any other manner the obligee of such Indebtedness of its payment of indebtedness or to protect such obligee against any loss, in whole or in part;

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

   "Hedging Obligations" means, relating to any person, the obligations of such person under any Interest Rate Agreement or Currency Agreement.

   "Indebtedness" means, relating to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or related reimbursement agreements, or banker's acceptances or representing Capital Lease Obligations or the balance of the deferred and unpaid purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing, other than letters of credit, or related reimbursement agreements, banker's acceptances and Hedging Obligations, would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such person, whether or not such Indebtedness is assumed by such person, Disqualified Stock of such person and Preferred Stock of such person's Restricted Subsidiaries and, to the extent not otherwise included, the Guarantee by such person of any Indebtedness of any other person. The amount of any Indebtedness outstanding as of any date shall be:

  . its accreted value, in the case of any Indebtedness issued with original issue discount, but the accretion of original issue discount in accordance with the original terms of Indebtedness issued with an original issue discount will not be deemed to be an incurrence; or

  . its principal amount, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

Notwithstanding the foregoing, money borrowed and set aside at the time of the incurrence of any Indebtedness to prefund the payment of interest on such Indebtedness shall not be deemed to be "Indebtedness" so long as such money is held to secure the payment of such interest.

   "Interest Rate Agreement" means, relating to any person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such person is a party or beneficiary.

   "Investments" means, relating to any person, all investments by such person in other persons, including affiliates, in the forms of direct or indirect loans, including Guarantees of Indebtedness or other obligations, advances or capital contributions, excluding commission, travel and similar advances to directors, officers and employees made in the ordinary course of business, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Equinix or any of the Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such person is no longer a Restricted Subsidiary, Equinix shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the "Restricted Payments" covenant.

   "Issue Date" means the date of first issuance of the notes under the indenture.

   "Lien" means, relating to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any related lease, any option or other agreement to sell or give a security interest in, and any filing of or agreement to give any financing statement under the Uniform Commercial Code, or equivalent statutes, of any jurisdiction.

   "Net Cash Proceeds" means the aggregate amount of cash or Cash Equivalents received by Equinix in the case of a sale, or Capital Contribution in respect, of Capital Stock and by Equinix and the Restricted Subsidiaries in respect of an Asset Sale plus, in the case of an issuance of Capital Stock upon any exercise, exchange or conversion of securities, including options, warrants, rights and convertible or exchangeable debt, of Equinix that were issued for cash on or after the Issue Date, the amount of cash originally received by Equinix upon the issuance of such securities, including options, warrants, rights and convertible or exchangeable debt, less, in each case, the sum of all payments, fees, commissions and reasonable and customary expenses, including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses, incurred in connection with such Asset Sale or sale of Capital Stock, and, in the case of an Asset Sale only, less the amount, estimated reasonably and in good faith by Equinix, of income, franchise, sales and other applicable federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability by Equinix or any of its respective Restricted Subsidiaries in connection with such Asset Sale in the taxable year that such sale is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes.

   "Net Income" means, relating to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

  . any gain, but not loss, together with any related provision for taxes on such gain, but not loss, realized in connection with (a) any Asset Sale or (b) the disposition of any securities by such person or any of the Restricted Subsidiaries; and

  . any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

   "Newly Raised Capital" means funds raised by Equinix and the Restricted Subsidiaries after the Issue Date.

   "Non-Recourse Debt" means Indebtedness:

  . as to which neither Equinix nor an Restricted Subsidiary (a) provides any Guarantee or credit support of any kind, including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness or (b) is directly or indirectly liable, as a guarantor or otherwise; and

  . no default relating to which, including any rights that its holders may have to take enforcement action against an Unrestricted Subsidiary, would permit, upon notice, lapse of time or both, any holder of any other Indebtedness of Equinix or any Restricted Subsidiary to declare a default under such other Indebtedness or cause its payment to be accelerated or payable before its Stated Maturity.

   "Officer" means the President, the Chief Executive Officer, the Chief Financial Officer and any vice president of Equinix.

   "Officers' Certificate" means a certificate signed by two Officers.

   "Permitted Business" means the business of designing, constructing, owning, operating and leasing space within Exchange Facilities together with any other activity reasonably related thereto.

   "Permitted Credit Facility" means any senior commercial term loan and/or revolving credit facility, including any letter of credit subfacility, entered into principally with commercial banks and/or other persons typically party to commercial loan agreements.

   "Permitted Foreign Credit Facility" means any senior commercial term loan and/or revolving credit facility, including any letter of credit subfacility, entered into principally with commercial banks and/or other persons typically party to commercial loan agreements having only Foreign Subsidiaries as obligors thereunder; provided that Equinix may be a guarantor of any such Permitted Foreign Credit Facility.

   "Permitted Holder" means Benchmark Capital Partners II, L.P., Cisco Systems, Inc., Microsoft Corporation, News Corp., Albert M. Avery, IV, Jay S. Adelson and their respective Related Persons.

   "Permitted Investments" means:

  . any Investment in Equinix or in a Restricted Subsidiary of Equinix that is engaged entirely or substantially entirely in a Permitted Business;

  .  any Investment in Cash Equivalents;

  . any Investment by Equinix or any of the Restricted Subsidiaries in a person, if as a result of such Investment (a) such person becomes a Restricted Subsidiary of Equinix that is engaged entirely or substantially entirely in a Permitted Business or (b) such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Equinix or a Restricted Subsidiary of Equinix that is engaged entirely or substantially entirely in a Permitted Business;

  . loans or advances to employees of Equinix or any Restricted Subsidiary in an amount not to exceed $5 million at any time outstanding;

  . any Investment made as a result of the receipt of non-cash consideration from an Asset Sale made in compliance with the "Asset Sales" covenant; and

  . Investments in securities of trade creditors or customers received under any plan of reorganization or similar arrangement arising out of the bankruptcy or insolvency of such trade creditors or customers.

   "Permitted Liens" means:

  . Liens to secure Indebtedness (a) permitted by the sixth and seventh clauses of the second paragraph of the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, provided that relating to Liens to secure Indebtedness permitted by the seventh clause of the covenant or any Permitted Refinancing Indebtedness of such Indebtedness, such Lien must cover only the assets acquired with such Indebtedness, and (b) incurred under a Permitted Credit Facility or a Permitted Foreign Credit Facility and permitted by the fifth clause of the second paragraph of the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant;

  .  Liens in favor of Equinix or any Restricted Subsidiary;

  . Liens on property of a person existing at the time such person is merged with or into or consolidated with Equinix or any of the Restricted Subsidiaries, provided that such Liens were in existence before the contemplation of such merger or consolidation and do not extend to any assets other than those of the person merged into or consolidated with Equinix or such Restricted Subsidiary;

  . Liens on property existing at the time of its acquisition by Equinix or any of the Restricted Subsidiaries, provided that such Liens were in existence before the contemplation of such acquisition;

  . Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  .  Liens existing on the Issue Date;

  . Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

  . zoning restrictions, rights-of-way, easements and similar charges or encumbrances incurred in the ordinary course which in the aggregate do not detract from the value of the property;

  .  Liens securing the notes;

  . Liens incurred in the ordinary course of business of Equinix or any of the Restricted Subsidiaries relating to obligations that do not exceed 5% of Equinix's Consolidated Tangible Assets at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit, other than trade credit in the ordinary course of business and (b) do not in the aggregate materially detract from the value of the property or materially impair its use in the operation of business by Equinix or such Restricted Subsidiary; and

  . Liens securing money borrowed, or any securities purchased therewith, which is, or are, in the case of securities, set aside at the time of the incurrence of any Indebtedness permitted to be incurred under the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant to prefund the payment of interest on such Indebtedness.

   "Permitted Recourse Debt" means Indebtedness as to which Equinix is contingently liable as a guarantor or indemnitor or as to which Equinix has agreed to otherwise provide credit support, in any such case to the extent that the maximum possible liability of Equinix in respect of any such Indebtedness, at the time of its incurrence by Equinix is permitted to be incurred as Permitted Indebtedness under the fourth clause of its definition.

   "Permitted Refinancing Indebtedness" means any Indebtedness of Equinix or any of the Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Equinix or any of the Restricted Subsidiaries, other than Indebtedness incurred under the third, fourth, fifth, seventh or eighth clauses of the definition of Permitted Indebtedness; provided that:

  . the principal amount, or accreted value, if applicable, of such Permitted Refinancing Indebtedness does not exceed the principal amount of, or accreted value, if applicable, plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded, plus the amount of any premium required to be paid in connection with such refinancing under the terms of such Indebtedness or otherwise reasonably determined by Equinix to be necessary and reasonable expenses incurred in connection therewith;

  . such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  . if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is expressly subordinated in right of payment to, the notes on terms at least as favorable to the holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  . if such Permitted Refinancing Indebtedness refinances Indebtedness of a Restricted Subsidiary, such Permitted Refinancing Indebtedness is incurred either by Equinix or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

  . such Permitted Refinancing Indebtedness is secured only by the assets, if any, that secured the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

   "Preferred Stock" means any Equity Interest of any class or classes of a person, however designated, which is preferred as to payments of dividends, or as to distributions upon any liquidation or dissolution, over Equity Interests of any other class of such person.

   "Purchase Money Indebtedness" means Indebtedness, including Acquired Debt, in the case of Capital Lease Obligations, mortgage financings and purchase money obligations, incurred for the purpose of financing all or any part of the cost of the engineering, construction, installation, importation, acquisition, lease, development or improvement of any assets used by Equinix or any Restricted Subsidiary in a Permitted Business, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time. Equinix in its sole discretion shall determine whether any item of Indebtedness or portion of Indebtedness meeting the foregoing criteria shall be classified as Purchase Money Indebtedness for the purposes of the covenant "Incurrence of Indebtedness and Issuance of Preferred Stock."

   "Qualified Consideration" means all assets, rights, contractual or otherwise, and properties, whether tangible or intangible, used or intended for use in a Permitted Business and the Equity Interests of a person engaged entirely or substantially entirely in a Permitted Business.

   "Related Person" means any person who controls, is controlled by or is under common control with a Permitted Holder; provided, that for purposes of this definition "control" means the beneficial ownership of more than 50% of the total voting power of a person normally entitled to vote in the election of directors managers or trustees, as applicable, of a person; provided, further, that relating to any natural person, each member of such person's immediate family shall be deemed to be a Related Person of such person.

   "Restricted Investment" means any Investment other than a Permitted
Investment.

   "Restricted Subsidiary" of a person means any Subsidiary of the referent person that is not an Unrestricted Subsidiary. Unless the context specifically requires otherwise, Restricted Subsidiary includes a direct or indirect Restricted Subsidiary of Equinix.

   "Senior Debt" means all Indebtedness of Equinix which is not expressly by its terms, subordinate or junior in right of payment to the notes.

   "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated under the Act, as such Regulation is in effect on the Issue Date.

   "Stated Maturity" means, relating to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal before the date originally scheduled for its payment.

   "Subordinated Indebtedness" means Indebtedness of Equinix that is subordinated in right of payment by its terms or the terms of any document or instrument or instrument relating thereto to the notes, in any respect.

   "Subsidiary" means, relating to any person:

  . any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees of the entity, is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person, or a combination; and

  . any partnership (a) the sole general partner or the managing general partner of which is such person or a Subsidiary of such person or (b) the only general partners of which are such person or one or more Subsidiaries of such person, or any combination.

   "Transaction Date" means the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio or the Consolidated Capital Ratio, as the case may be.

   "Unrestricted Subsidiary" means any Subsidiary of Equinix that is designated by the board of directors as an Unrestricted Subsidiary by a Board Resolution; but only to the extent that such Subsidiary at the time of such designation:

  .  has no Indebtedness other than Non Recourse Debt and Permitted Recourse
     Debt;

  . is a person relating to which neither Equinix nor any of the Restricted Subsidiaries has any direct or indirect obligation to maintain or preserve such person's financial condition or to cause such person to achieve any specified levels of operating results; and

  . has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Equinix or any of the Restricted Subsidiaries.

Any such designation by the board of directors shall be evidenced by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the "Restricted Payments" covenant. The board of directors of Equinix may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Equinix of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:

  . such Indebtedness is permitted under the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and

  . no default or Event of Default would be in existence following such designation.

   "U.S. Government Securities" means securities that are direct obligations of the United States of America for the payment of which its full faith and credit is pledged.

   "Voting Stock" of any person as of any date means the Capital Stock of such person that is at the time entitled to vote in the election of the board of directors of such person.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  . the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years, calculated to the nearest one-twelfth, that will elapse between such date and the making of such payment; by

  .  the then outstanding principal amount of such Indebtedness.

   "Wholly-Owned Restricted Subsidiary" of any person means a Restricted Subsidiary of such person all of the outstanding Capital Stock or other ownership interests of which, other than directors' qualifying shares, shall at the time be owned by such person or by such person and one or more Wholly Owned Restricted Subsidiaries of such person or by one or more Wholly Owned Restricted Subsidiaries of such person.

                         BOOK-ENTRY; DELIVERY AND FORM

   Except as described below, we will initially issue the exchange notes in the form of one or more registered exchange notes in global form without coupons. We will deposit each global note on the date of the closing of the exchange offer with, or one behalf of, DTC in New York, New York, and register the exchange notes in the name of DTC or its nominee, or will leave such notes in the custody of the trustee.

Depository Procedures

   The descriptions of the operations and procedures of DTC, Euroclear and Cedel set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Equinix takes no responsibility for these operations or procedures, and you are urged to contact the relevant system or its participants directly to discuss these matters.

   DTC has advised us that it is:

  . a limited purpose trust company organized under the laws of the State of New York;

  .  a "banking organization" within the meaning of the New York Banking Law;

  .  a member of the Federal Reserve System;

  . a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended; and

  .  a "clearing agency" registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers, including the initial purchasers, banks and trust companies, clearing corporations and various other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies, as indirect participants, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

   Equinix expects that under procedures established by DTC:

  . upon deposit of each global note, DTC will credit the accounts of participants designated by the initial purchasers with an interest in such global note; and

  . ownership of the notes will be shown on, and the transfer of their ownership will be effected only through, records maintained by DTC, relating to the interests of participants, and the records of participants and the indirect participants, relating to the interests of persons other than participants.

   The laws of some jurisdictions may require that purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

   So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered as owners or holders under the indenture for any purpose, including relating to the giving of any direction, instruction or approval to the trustee thereunder. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if such holder is not a participant or an indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of notes under the indenture or such global note. Equinix understands that under existing industry practice, in the event that Equinix requests any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither Equinix nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

   Payments relating to any notes, including relating to the principal of, and premium, if any, liquidated damages, if any, and interest on, any notes, represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee, as applicable, to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing such notes under the indenture. Under the terms of the indenture, Equinix and the trustee may treat the persons in whose names the notes, including the global notes representing such notes, are registered as their owners for the purpose of receiving payment on the notes and for any and all other purposes whatsoever. Accordingly, neither Equinix nor the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note (including principal, premium, if any, liquidated damages, if any, and interest on any notes). Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

   Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

   Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, such crossmarket transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines, Brussels time, of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositories for Euroclear or Cedel.

   Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day, which must be a business day for Euroclear and Cedel, immediately following the settlement date of DTC. Cash received in Euroclear or Cedel as a result of sales of interest in a global note by or through a Euroclear or Cedel participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

   Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither Equinix nor the trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

   DTC and Year 2000 Problems. DTC's management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on or after January 1, 2000, may encounter "Year 2000 problems." DTC has informed participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions, including principal and income payments, to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames. However, DTC's ability to perform its services properly is also dependent upon other parties, including but not limited to Equinix and its agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the financial community that it is contacting, and will continue to contact, third party vendors from whom DTC acquires services to impress upon them the importance of such services being Year 2000 compliant, and to determine the extent of their efforts for Year 2000 remediation and, as appropriate, testing of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

   According to DTC, the foregoing information relating to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Certificated Notes

   If:

  . Equinix notifies the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation;

  . Equinix, at its option, notifies the trustee in writing that they elect to cause the issuance of the notes in certificated form under the indenture; or

  .  upon the occurrence of other events as provided in the indenture;

then, upon surrender by DTC of such global notes, Certificated Securities will be issued to each person that DTC identifies as the beneficial owner of the notes represented by such global notes. Upon any such issuance, the trustee is required to register such certificated securities in the name of such person or persons, or the nominee of any person or persons, and cause the same to be delivered to such person or persons.

   Neither the Equinix nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including relating to the registration and delivery, and the respective principal amounts, of the notes to be issued.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following discussion is a summary of the material United States federal income tax considerations relevant to the exchange of the initial notes for exchange notes pursuant to the exchange offer and to the ownership and disposition of the exchange notes. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury Regulations, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions all in effect as of the date hereof, all of which are subject to change at any time, and any such change may be applied retroactively in a manner that could adversely affect a holder of the initial notes or the exchange notes. The discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special tax rules, such as certain financial institutions, insurance companies, dealers in securities or currencies, tax-exempt organizations and persons holding the initial notes or exchange notes as part of a "straddle," "hedge" or "conversion transaction." Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion below assumes that the initial notes and exchange notes are held as "capital assets" within the meaning of Section 1221 of the Code. For purposes of this summary, the term "Equinix" refers only to Equinix, Inc. and not to any of its subsidiaries. Also, in this description the term "notes" refers to the "initial notes" and "exchange notes" collectively.

   As used herein, "U.S. holder" means a beneficial owner of an exchange note who or that (i) is a citizen or resident of the United States, (ii) is a corporation, partnership or other entity created or organized in or under the laws of the United States, or political subdivision of the United States, (iii) is an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) is a trust if (A) a U.S. court is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. fiduciaries have authority to control all substantial decisions of the trust, or (v) is otherwise subject to U.S. federal income tax on a net income basis in respect of the exchange notes. As used herein, a "non-U.S. holder" means a holder who or that is not a U.S. holder.

   Persons considering exchanging their initial notes for exchange notes should consult their own tax advisors with regard to the application of the united states federal income tax considerations discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws and any applicable tax treaty.

Federal Income Tax Consequences of the Exchange Offer

   The exchange of the initial notes for the exchange notes in accordance with the exchange offer should not be treated as an exchange for federal income tax purposes because the exchange notes should not be considered to differ materially in kind or in extent from the initial notes. Rather, the exchange notes received by a holder should be treated as a continuation of the initial notes in the hands of such holder. As a result, there should be no federal income tax consequences to holders exchanging the initial notes for exchange notes in accordance with the exchange offer, and the federal income tax consequences of holding and disposing of the exchange notes should be the same as the federal income tax consequences of holding and disposing of the initial notes. Accordingly, the holder must, among other things, continue to include original issue discount ("OID") in income as if the exchange had not occurred. See below, "--The Exchange Notes--Original Issue Discount", for a description of the OID rules applicable to the exchange notes.

U.S. Holders

 The Exchange Notes

   Interest. The stated interest on the exchange notes generally will be taxable to a U.S. holder as ordinary income at the time that it is paid or accrued, in accordance with the U.S. holder's method of accounting for federal income tax purposes. Failure of Equinix to continue to cause the registration statement of which this prospectus is a part to continue to be effective or useable in connection with its intended purpose under the registration rights agreement as described under "The Exchange Offer; Purpose of the Exchange Offer" may result in the payment of predetermined liquidated damages in the manner described therein, which payments will be treated as additional interest on the notes. According to Treasury Regulations, the possibility of a change in the interest rate will not affect the amount of interest income recognized by a U.S. holder (or the timing of such recognition) if the likelihood of the change, as of the date the initial notes were issued, was remote. Equinix believes that as of the date the initial notes were issued, the likelihood of a change in the interest rate on such notes was remote and has not and does not intend to treat the possibility of a change in the interest rate as affecting the yield to maturity of any initial notes or exchange notes. There can be no assurance that the IRS will agree with such position.

   Original Issue Discount. The initial notes were issued as part of an investment unit comprised of $1,000 principal amount of initial notes and one warrant to purchase shares of the common stock of Equinix. Equinix and the initial purchasers of the initial notes (the "Initial Purchasers") allocated in the purchase agreement for the initial notes a purchase price of $909.96 to each $1,000 principal amount at maturity of initial notes. This allocation reflected Equinix's and the Initial Purchasers' judgement as to the relative values of the initial notes and warrants at the time of issuance but is not binding on the IRS.

   Equinix's and the Initial Purchaser's allocation of the issue price of the units will be binding on U.S. holders of exchange notes who acquire such notes in the exchange offer in exchange for initial notes that were in turn acquired by such holder directly from Equinix, unless the U.S. holder discloses the use of a different allocation in a statement attached to its timely federal income tax return for the year in which the unit was acquired. If a U.S. holder acquired a unit at a price different from that on which Equinix's and the Initial Purchaser's allocation is based, such holder may be treated as having acquired the initial notes for an amount greater or less than the amount allocated to such notes as set forth above thereby resulting in market discount or bond premium, as discussed below. U.S. holders considering the use of an issue price allocation different from that described above should consult their tax advisors as to the consequences thereof.

   The initial notes will have OID in an amount equal to the excess of the stated redemption price at maturity over the issue price of such initial notes (as discussed above) and the exchange notes that are acquired in the exchange offer will have the same amount of OID. U.S. holders will be required to include OID in ordinary income over the period that they hold the exchange notes in advance of the receipt of cash attributable thereto. The amount of OID to be included in income will be an amount equal to the sum of the daily portions of OID for each day during the taxable year in which the exchange notes are held.

   The daily portions of OID are determined by allocating to each day in an accrual period (which may be of any length and may vary over the term of the exchange notes, at the option of the holder, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest on the exchange notes occurs on the first or last day of an accrual period) the pro rata portion of the OID allocable to the accrual period. The amount of OID that is allocable to an accrual period generally will be the excess of the product of the adjusted issue price of the exchange note at the beginning of the accrual period (the issue price of the exchange note determined as described above, generally increased by all prior accruals of OID) and the yield to maturity of the exchange note (calculated on a constant yield basis appropriately adjusted for the length of the accrual period) over the stated interest paid during the accrual period or on the first day of the succeeding accrual period. In general, the constant yield method will result in a greater portion of such discount being included in income in the later part of the term of the exchange note. Any amount of OID included in income will increase a U.S. holder's tax basis in the exchange notes.

   Equinix is required to furnish certain information to the IRS, and will furnish annually to record holders of exchange notes, information relating to OID accruing during the calendar year. That information will be based upon the adjusted issue price of the initial notes that were exchanged for the exchange notes as if the holder were the original holder of the initial notes.

   A U.S. holder who purchases an exchange note for an amount other than the adjusted issue price of the initial notes and/or on a date other than the end of an accrual period will be required to determine for itself the amount of OID, if any, it is required to include in gross income for U.S. federal income tax purposes.

   Optional Redemption. Under the Treasury Regulations, for purposes of computing OID, Equinix will be presumed to exercise its option to redeem the exchange notes if, by utilizing the date of exercise of the call option as the maturity date and the redemption price as the stated redemption price at maturity, the yield on the exchange notes would be lower than such yield would be if the option were not exercised. See "Description of the Exchange Notes-- Optional Redemption."

   If Equinix's option to redeem the exchange notes were presumed exercised on a given date (the "Presumed Exercise Date"), the exchange notes would bear additional OID in an amount equal to the amount for which the exchange notes could be redeemed (the "Redemption Amount") over their issue price. For purposes of calculating the current inclusion of such discount, the yield on the exchange notes would be computed on their issue date by treating the Presumed Exercise Date as the maturity date of the exchange notes and the Redemption Amount as their stated principal amount due at maturity. If Equinix's option to redeem the exchange notes were presumed exercised but were not exercised in fact on the Presumed Exercise Date, the exchange notes would be treated, for certain purposes, as if the option were exercised and new debt instruments were issued on the Presumed Exercise Date for an amount of cash equal to the Redemption Amount. In such case, it appears that any payment of stated interest due under the exchange notes after the Presumed Exercise Date would constitute qualified stated interest (rather than OID) and would be taxable as ordinary interest income at the time such interest was accrued or was received, in accordance with such U.S. holder's regular method of accounting for tax purposes.

   Market Discount and Bond Premium. If a U.S. holder purchases exchange notes or has purchased initial notes for an amount that is less than the adjusted issue price of such exchange notes or initial notes, as the case may be, the amount of difference will generally be treated as market discount for U.S. Federal income tax purposes. In such case, any principal payment on and gain realized on the sale, exchange or retirement of the exchange notes and unrealized appreciation on certain nontaxable dispositions of the exchange notes will be treated as ordinary income to the extent of any market discount that has not previously been included in gross income and that is treated as having accrued on such exchange notes or initial notes that were exchanged for such exchange notes, by the time of such payment or disposition. If a U.S. holder makes a gift of exchange notes, accrued market discount, if any, will be recognized as if such holder has sold such exchange notes for a price equal to their fair market value. In addition, the U.S. holder may be required to defer, until the maturity of the exchange notes or their earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such exchange notes or initial notes that were exchanged for such exchange notes.

   Unless the U.S. holder elects to treat market discount as accruing on a constant yield method, market discount will be treated as accruing on a straight-line basis over the remaining term of the exchange notes. An election made to include market discount in income as it accrues will apply to all debt instruments acquired by the U.S. holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

   If a U.S. holder purchases an exchange note for an amount in excess of all amounts payable on the exchange note after the purchase date, other than payments of stated interest, such excess will be treated as bond premium. In general, a U.S. holder may elect to amortize bond premium over the remaining term of the exchange note on a constant yield method. The amount of bond premium allocable to any accrual period is offset against the stated interest allocable to such accrual period (any excess may be deducted, subject to certain limitations). An election to amortize bond premium applies to all taxable debt instruments held at the beginning of the first taxable year to which such election applies and thereafter acquired by the U.S. holder and may be revoked only with the consent of the IRS.

   Sale or Retirement of Exchange Notes. Upon the sale, retirement, redemption or other taxable disposition of exchange notes, a U.S. holder will generally recognize gain or loss in an amount equal to the difference between (a) the amount of cash and the fair market value of other property received in exchange therefor (other than amounts attributable to accrued but unpaid stated interest) and (b) the U.S. holder's adjusted tax basis in such exchange notes. Any gain or loss recognized will generally be capital gain or loss, and such capital gain or loss will generally be long-term capital gain or loss if the exchange notes have been held by the U.S. holder for more than one year (including, in the case of a U.S. holder who acquired the exchange notes in exchange for initial notes, the period of time the initial notes were held by such U.S. holder) and otherwise will be a short-term capital gain or loss.

   A U.S. holder's tax basis in an exchange note that was acquired in exchange for an initial note that was in turn acquired in the initial issuance from Equinix will generally be equal to the issue price allocated to such initial note as described above under "--The Exchange Notes--Original Issue Discount", increased by the amount of OID, if any, included in gross income before the date of the disposition, and decreased by the amount of any payment, other than stated interest, on such note before disposition.

   U.S. holders should be aware that the resale of the exchange notes may be affected by the market discount rules of the Code as described above under "-- The Exchange Notes--Market Discount and Bond Premium" under which a purchaser of an initial note or an exchange note acquiring such note at a market discount generally would be required to include as ordinary income a portion of the gain realized upon the disposition or retirement of such note, to the extent of the market discount that has accrued but not been included in income while such note was held by such purchaser.

Non-U.S. Holders

   Interest or redemption proceeds paid to non-U.S. holders of the exchange notes generally will not be subject to U.S. Federal withholding tax provided that (a) the non-U.S. holder does not actually or constructively own 10 percent or more of a total combined voting power of all classes of stock of Equinix entitled to vote, (b) the non-U.S. holder is not a "controlled foreign corporation" (within the meaning of the Code) that is related to Equinix through stock ownership, (c) either (1) the beneficial owner of the exchange notes provides Equinix or its agent with a statement signed under penalties of perjury that includes its name and address and certifies that it is not a United States person or (2) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its business (a "financial institution") certifies to Equinix or its agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or another financial institution and furnished to Equinix or its agent a copy of the statement and (d) the exchange notes are in registered form. If these requirements cannot be met, a non-U.S. holder will be subject to U.S. withholding tax at a rate of 30 percent (or lower treaty rate, if applicable) on interest payments. Although U.S. tax will also be imposed against OID on the exchange notes before payment, such tax will only be withheld from stated interest payments on the exchange notes. However, such additional withholding may result in U.S. withholding tax on stated interest payments exceeding 30 percent.

   In general, any gain realized by any non-U.S. Holder upon the sale, exchange or redemption of an exchange note will not be subject to Federal income or withholding tax unless (i) a non-U.S. holder is an individual and is present in the U.S. for a total of 183 days or more during the taxable year in which the gain is realized, (ii) the gain is effectively connected with the conduct of a trade or business of the holder in the U.S., or in the case of certain residents of countries which have an income tax treaty in force with the U.S., attributable to a permanent establishment (or in the case of an individual a fixed base) in the U.S. as such terms are defined in the applicable tax treaty,
(iii) the holder is subject to tax in accordance with the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the U.S.) or (iv) Equinix is or has been a "United States real property holding corporation" at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. Equinix does not believe that is its currently a "United States real property holding corporation", or that it will become one in the future.

Deductibility of Interest and Original Issue Discount

   The Code contains various limitations and restrictions on the deductibility of interest and/or OID. Some of these limitations and restrictions may be applicable to the interest and/or the OID associated with the notes. In such event, some or all of the interest or OID associated with the notes may not be deductible by Equinix.

Information Reporting and Backup Withholding

   In general information reporting requirements will apply to OID, payments of principal, premium, if any, and interest on the exchange notes and payments of the proceeds of the sale of the exchange notes, and a 31% backup withholding tax may apply to such payments if the holder either (i) fails to demonstrate that the holder comes within certain exempt categories of holders or (ii) fails to furnish or certify his correct taxpayer identification number to the payer in the manner required, is notified by the IRS that he has failed to report payments of interest and dividends properly, or under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

   Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in the exchange offer where the outstanding exchange notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended and supplemented, available to any broker-dealer for use
in connection with any such resale. In addition, until   , 2000, all dealers
effecting transactions in the exchange notes issued in the exchange offer may be required to deliver a prospectus.

   We will not receive any proceeds from any sale of exchange notes by broker-dealers. exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or though brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and profit on any such resale of exchange notes issued in the exchange and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of 180 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the exchange notes, other than the commissions or concessions of any broker-dealers and will indemnify the holders of the exchange notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act. We note, however, that, in the opinion of the SEC, indemnification against liabilities arising under federal securities laws is against public policy and may be unenforceable.

                                 LEGAL MATTERS

   Legal matters as to the validity of the exchange notes offered by this prospectus will be passed on for us by Dewey Ballantine LLP, New York, New York and Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California. As of the date of this prospectus, some partners and employees of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, our outside corporate counsel, beneficially owned an aggregate of 84,375 shares of our capital stock.

                                    EXPERTS

   The consolidated financial statements as of December 31, 1998 and 1999 and for the period from June 22, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999, included in this registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                               EQUINIX, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Report of Independent Accountants........................................... F-2
Consolidated Balance Sheets................................................. F-3
Consolidated Statements of Operations....................................... F-4
Consolidated Statements of Stockholders' Equity............................. F-5
Consolidated Statements of Cash Flows....................................... F-6
Notes to Consolidated Financial Statements.................................. F-7

                     Report of Independent Accountants

The Board of Directors and Stockholders of Equinix, Inc.

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Equinix, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from June 22, 1998 (date of inception) to December 31, 1998 and for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

San Jose, California

May 31, 2000

                               EQUINIX, INC.

                          CONSOLIDATED BALANCE SHEETS

                                       December    December 31,   March 31,
                                       31, 1998        1999          2000
                                      -----------  ------------  ------------
                                                                 (unaudited)
               Assets
Current assets:
  Cash and cash equivalents.......... $ 4,164,500  $203,165,000  $187,675,700
  Short-term investments.............   5,000,000    19,808,600     5,943,600
  Accounts receivable................         --        177,700       285,100
  Current portion of restricted cash
   and short-term investments........         --     25,110,400    27,279,900
  Prepaids and other current assets..     167,600     1,596,900     1,507,500
                                      -----------  ------------  ------------
    Total current assets.............   9,332,100   249,858,600   222,691,800
Property and equipment, net..........     482,000    28,444,000    53,350,400
Construction in progress.............      30,700    18,312,100    32,135,400
Restricted cash and short-term
 investments, less current portion...         --     13,498,300    13,773,200
Debt issuance costs, net.............         --      7,125,800     6,922,800
Other assets.........................     156,400     2,707,100     3,105,500
                                      -----------  ------------  ------------
    Total assets..................... $10,001,200  $319,945,900  $331,979,100
                                      ===========  ============  ============

 Liabilities, Redeemable Convertible
  Preferred Stock and Stockholders'
           Equity (Deficit)

Current liabilities:
  Accounts payable and accrued
   expenses.......................... $   159,200  $  4,143,200  $  5,096,300
  Accrued construction costs.........     252,300     9,772,200    23,947,000
  Current portion of debt facilities
   and capital lease obligations.....         --      4,394,600     4,144,300
  Accrued interest payable...........         --      2,166,700     8,930,300
  Other current liabilities..........         --        204,600       174,000
                                      -----------  ------------  ------------
    Total current liabilities........     411,500    20,681,300    42,291,900
  Debt facilities and capital lease
   obligations, less current
   portion...........................         --      8,808,400     7,863,100
  Senior notes.......................         --    183,954,700   184,441,100
  Other liabilities..................         --        802,400     1,159,500
                                      -----------  ------------  ------------
    Total liabilities................     411,500   214,246,800   235,755,600
                                      -----------  ------------  ------------
Commitments and contingencies
Redeemable convertible preferred
 stock...............................  10,435,500    97,227,300    97,227,300
                                      -----------  ------------  ------------


Stockholders' equity (deficit):
  Common stock, $0.001 par value per
   share; 43,500,000, 112,500,000 and
   132,000,000 shares authorized in
   1998, 1999 and 2000; 6,150,000,
   11,672,196 and 12,540,006 shares
   issued and outstanding in 1998,
   1999 and 2000, respectively.......       6,200        11,700        12,500
  Additional paid-in capital.........   1,139,500    43,961,800    53,949,200
  Deferred stock-based compensation..    (971,800)  (13,705,500)  (15,119,400)
  Accumulated other comprehensive
   income (loss).....................         --         14,100       (27,000)
  Accumulated deficit................  (1,019,700)  (21,810,300)  (39,819,100)
                                      -----------  ------------  ------------
    Total stockholders' equity
     (deficit).......................    (845,800)    8,471,800    (1,003,800)
                                      -----------  ------------  ------------
    Total liabilities, redeemable
     convertible preferred stock and
     stockholders' equity (deficit).. $10,001,200  $319,945,900  $331,979,100
                                      ===========  ============  ============

          See accompanying notes to consolidated financial statements.

                               EQUINIX, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                         Period from
                        June 22, 1998                Three months  Three months
                        (inception) to  Year ended      ended         ended
                         December 31,  December 31,   March 31,     March 31,
                             1998          1999          1999          2000
                        -------------- ------------  ------------  ------------
                                                            (unaudited)
Revenues...............  $       --    $     37,100  $       --    $    135,600
                         -----------   ------------  -----------   ------------
Costs and operating
 expenses:
 Cost of revenues
  (excludes stock-based
  compensation of none
  and $177,300 for the
  periods ended
  December 31, 1998 and
  1999 respectively,
  and none and $105,500
  for the three months
  ended March 31, 1999
  and 2000,
  respectively)........          --       3,091,200       43,100      3,214,500
 Sales and marketing
  (excludes stock-based
  compensation of
  $13,200 and
  $1,631,000 for the
  periods ended
  December 31, 1998 and
  1999 respectively,
  and $28,500 and
  $1,358,500 for the
  three months ended
  March 31, 1999 and
  2000, respectively)..       34,200      2,317,600      115,300      3,157,600
 General and
  administrative
  (excludes stock-based
  compensation of
  $150,700 and
  $4,819,000 for the
  periods ended
  December 31, 1998 and
  1999 respectively,
  and $346,700 and
  $2,017,700 for the
  three months ended
  March 31, 1999 and
  2000, respectively)..      751,500      7,783,500      885,100      4,237,200
 Stock-based
  compensation ........      163,900      6,627,300      375,200      3,481,700
                         -----------   ------------  -----------   ------------
    Total costs and
     operating
     expenses..........      949,600     19,819,600    1,418,700     14,091,000
                         -----------   ------------  -----------   ------------
  Loss from
   operations..........     (949,600)   (19,782,500)  (1,418,700)   (13,955,400)
Interest income........      149,900      2,138,100      106,000      3,662,300
Interest expense.......     (220,000)    (3,146,200)     (32,200)    (7,715,700)
                         -----------   ------------  -----------   ------------
Net loss...............  $(1,019,700)  $(20,790,600) $(1,344,900)  $(18,008,800)
                         ===========   ============  ===========   ============


          See accompanying notes to consolidated financial statements.

                              EQUINIX, INC.

        CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
            Period from June 22, 1998 (inception) to March 31, 2000

                                                                           Accumulated                    Total
                             Common stock      Additional     Deferred        other                   stockholders'
                          -------------------    paid-in    stock-based   comprehensive Accumulated      equity
                            Shares    Amount     capital    compensation  income (loss)   deficit       (deficit)
                          ----------  -------  -----------  ------------  ------------- ------------  -------------
Issuance of common stock
for cash................   6,060,000  $ 6,100  $    (2,100) $         --    $     --    $         --  $      4,000
Issuance of common stock
upon exercise of common
stock options...........      90,000      100        5,900            --          --              --         6,000
Deferred stock-based
compensation............          --       --    1,135,700    (1,135,700)         --              --            --
Amortization of stock-
based compensation......          --       --           --       163,900          --              --       163,900
Net loss................          --       --           --            --          --      (1,019,700)   (1,019,700)
                          ----------  -------  -----------  ------------    --------    ------------  ------------
Balances as of December
31, 1998................   6,150,000    6,200    1,139,500      (971,800)         --      (1,019,700)     (845,800)
Issuance of common stock
upon exercise of common
stock options...........   5,522,196    5,500    1,280,100            --          --              --     1,285,600
Issuance of common stock
warrants................          --       --   22,181,200            --          --              --    22,181,200
Deferred stock-based
compensation............          --       --   19,361,000   (19,361,000)         --              --            --
Amortization of stock-
based compensation......          --       --           --     6,627,300          --              --     6,627,300
Comprehensive income
 (loss):
Net loss................          --       --           --            --          --     (20,790,600)  (20,790,600)
Unrealized appreciation
on short-term
investments.............          --       --           --            --      14,100              --        14,100
                          ----------  -------  -----------  ------------    --------    ------------  ------------
Net comprehensive loss..          --       --           --            --      14,100     (20,790,600)  (20,776,500)
                          ----------  -------  -----------  ------------    --------    ------------  ------------
Balances as of December
31, 1999................  11,672,196   11,700   43,961,800   (13,705,500)     14,100     (21,810,300)    8,471,800
Issuance of common stock
upon exercise of common
stock options
(unaudited).............     680,904      700      710,600            --          --              --       711,300
Issuance of common stock
upon exercise of common
stock warrants
(unaudited).............     352,500      300      352,200            --          --              --       352,500
Issuance of common stock
warrants (unaudited)....          --       --    4,039,800            --          --              --     4,039,800
Repurchase of common
stock (unaudited).......    (165,594)    (200)     (10,800)           --          --              --       (11,000)
Deferred stock-based
compensation
(unaudited).............          --       --    4,895,600    (4,895,600)         --              --            --
Amortization of stock-
based compensation
(unaudited).............          --       --           --     3,481,700          --              --     3,481,700
Comprehensive loss
(unaudited):
Net loss (unaudited)....          --       --           --            --          --     (18,008,800)  (18,008,800)
Unrealized depreciation
on short-term
investments
(unaudited).............          --       --           --            --     (41,100)             --       (41,100)
                          ----------  -------  -----------  ------------    --------    ------------  ------------
Net comprehensive loss
(unaudited).............          --       --           --            --     (41,100)    (18,008,800)  (18,049,900)
                          ----------  -------  -----------  ------------    --------    ------------  ------------
Balances as of March 31,
2000 (unaudited)........  12,540,006  $12,500  $53,949,200  $(15,119,400)   $(27,000)   $(39,819,100) $ (1,003,800)
                          ==========  =======  ===========  ============    ========    ============  ============

         See accompanying notes to consolidated financial statements.

                               EQUINIX, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                Period from
                               June 22, 1998
                                (inception)                  Three months  Three months
                                    to         Year ended       ended          ended
                               December 31,   December 31,    March 31,      March 31,
                                   1998           1999           1999          2000
                               -------------  -------------  ------------  -------------
                                                                    (unaudited)
Cash flows from operating
 activities:
 Net loss....................  $(1,019,700)   $(20,790,600)  $(1,344,900)  $(18,008,800)
 Adjustments to reconcile net
  loss to net cash used in
  operating activities:
 Depreciation................         4,200         609,300        51,300      1,636,200
 Interest charge on
  beneficial conversion of
  convertible debt...........       220,000             --            --             --
 Amortization of deferred
  stock-based compensation...       163,900       6,627,300       375,200      3,481,600
 Amortization of senior note
  discount...................           --          161,900           --         486,400
 Amortization of debt
  facilities and capital
  lease obligation discount..           --          578,900        32,200        228,100
 Amortization of debt
  issuance costs.............           --           67,600           --         203,000
 Amortization of sales
  acquisition costs..........           --          201,000           --         150,800
 Amortization of rent
  discount...................           --              --            --           1,200
 Changes in operating assets
  and liabilities:
  Accounts receivable........           --         (177,700)          --        (107,400)
  Prepaids and other current
   assets....................      (167,600)     (1,429,300)       57,500         96,500
  Other assets...............      (156,400)     (1,243,900)      (46,900)      (387,100)
  Accounts payable and
   accrued expenses..........       159,200       2,313,800       129,200        953,100
  Accrued interest payable...           --        2,166,700           --       6,763,600
  Other current liabilities..           --          204,600           --         (30,600)
  Other liabilities..........           --          802,400           --         357,100
                               ------------   -------------  ------------  -------------
    Net cash used in
     operating activities....      (796,400)     (9,908,000)     (746,400)    (4,176,300)
                               ------------   -------------  ------------  -------------
Cash flows from investing
 activities:
 Purchase of short-term
  investments................    (5,000,000)    (22,812,300)          --      (5,943,600)
 Sales and maturities of
  short-term investments.....           --        8,017,800     5,000,000     19,767,500
 Purchases of property and
  equipment..................      (486,200)    (28,241,400)     (471,000)   (23,295,600)
 Additions to construction in
  progress...................       (30,700)    (14,145,100)     (181,900)   (13,201,000)
 Accrued construction costs..       252,300       9,519,900        20,000     14,174,800
 Purchase of restricted cash
  and short-term
  investments................           --      (38,608,700)          --      (2,444,400)
                               ------------   -------------  ------------  -------------
    Net cash provided by
     (used in) investing
     activities..............    (5,264,600)    (86,269,800)    4,367,100    (10,942,300)
                               ------------   -------------  ------------  -------------
Cash flows from financing
 activities:
 Proceeds from issuance of
  common stock...............         4,000             --            --             --
 Proceeds from exercise of
  stock options..............         6,000       1,285,600        20,600      1,064,000
 Proceeds from issuance of
  debt facilities and capital
  lease obligations..........           --       16,114,500           --             --
 Repayment of debt facilities
  and capital lease
  obligations................           --         (988,000)          --      (1,423,700)
 Proceeds from issuance of
  promissory notes...........       220,000             --            --             --
 Proceeds from senior notes
  and common stock warrants,
  net........................           --      193,890,200           --             --
 Repurchase of preferred
  stock......................           --          (10,000)          --             --
 Repurchase of common stock..           --              --            --         (11,000)
 Proceeds from issuance of
  redeemable convertible
  preferred stock, net.......     9,995,500      84,886,000     2,000,000            --
                               ------------   -------------  ------------  -------------
    Net cash provided by
     (used in) financing
     activities..............    10,225,500     295,178,300     2,020,600       (370,700)
                               ------------   -------------  ------------  -------------
Net increase (decrease) in
 cash and cash equivalents...     4,164,500     199,000,500     5,641,300    (15,489,300)
Cash and cash equivalents at
 beginning of period.........           --        4,164,500     4,164,500    203,165,000
                               ------------   -------------  ------------  -------------
Cash and cash equivalents at
 end of period...............  $  4,164,500   $ 203,165,000  $  9,805,800  $ 187,675,700
                               ============   =============  ============  =============
 Noncash financing and
  investing activities:
 Cash paid for taxes.........  $        --    $      67,500  $        --   $         --
                               ============   =============  ============  =============
 Cash paid for interest......  $        --    $     153,400  $        --   $     365,900
                               ============   =============  ============  =============
Noncash financing and
 investing activities:
 Preferred stock warrants
  issued for financing
  commitments................  $        --        3,095,800     1,255,000            --
                               ============   =============  ============  =============
 Common stock warrants issued
  for strategic agreement....  $        --        1,507,800           --             --
                               ============   =============  ============  =============
 Common stock warrants issued
  for services...............  $        --        4,466,200           --         170,400
                               ============   =============  ============  =============
 Revaluation of common stock
  warrants issued for
  services...................           --              --            --       3,869,300
                               ============   =============  ============  =============
 Conversion of notes payable
  to convertible preferred
  stock......................  $    440,000              --           --             --
                               ============   =============  ============  =============
 Unrealized
  appreciation/(depreciation)
  on investments.............  $        --           14,100           --         (41,100)
                               ============   =============  ============  =============
 Assets recorded under
  capital lease..............  $        --          660,700           --             --
                               ============   =============  ============  =============
 Deferred compensation on
  grants of stock options....  $  1,135,700      19,361,000     2,679,600      4,895,600
                               ============   =============  ============  =============

          See accompanying notes to consolidated financial statements.

                               EQUINIX, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)Nature of Business and Summary of Significant Accounting Policies

  Nature of Business

     Equinix, Inc. ("Equinix" or the "Company") was incorporated as Quark Communications, Inc. in Delaware on June 22, 1998. The Company changed its name to Equinix, Inc. on October 13, 1998. Equinix designs, builds, and operates neutral Internet Business Exchange ("IBX") centers.

     For the period June 22, 1998 (inception) through December 31, 1998 and the period ended September 30, 1999, the Company was a development stage enterprise. Subsequent to this period, the Company opened its second IBX center for commercial operation. In addition, the Company began to recognize revenue from its IBX centers. As a result, the Company is no longer a development stage enterprise as of and for the year ended December 31, 1999.

  Stock Split

     In January 2000, the Company's stockholders approved a three-for-two stock split effective January 19, 2000 whereby three shares of common stock and redeemable convertible preferred stock were exchanged for every two shares of common stock and redeemable convertible preferred stock then outstanding. All share and per share amounts in these financial statements have been adjusted to give effect to the stock split (see Note 11).

  Unaudited Interim Results

     The accompanying consolidated balance sheet as of March 31, 2000, the consolidated statements of income and of cash flows for the three months ended March 31, 1999 and 2000 and the consolidated statement of stockholders' equity for the three months ended March 31, 2000 are unaudited.

     In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company's financial position as of March 31, 2000 and the results of its operations and cash flows for the three month periods ended March 31, 1999 and 2000. The data disclosed in notes to the consolidated financial statements for these periods is unaudited.

  Basis of Presentation

     The accompanying consolidated financial statements include the accounts of Equinix and its wholly-owned subsidiary, Equinix-DC, Inc. ("Equinix-DC"). All significant intercompany accounts and transactions have been eliminated in consolidation.

  Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  Cash, Cash Equivalents and Short-Term Investments

     The Company considers all highly liquid instruments with a maturity from the date of purchase of three months or less to be cash equivalents. Cash equivalents consist of money market mutual funds and certificates of deposit with financial institutions with maturities of between 7 and 60 days. Short-term investments generally consist of certificates of deposits with maturities of between 90 and 180 days and highly liquid debt and equity securities of corporations, municipalities and the U.S. government. Short-term investments are classified as "available-for-sale" and are carried at fair value based on quoted

                               EQUINIX, INC.

  market prices, with unrealized gains and losses reported in stockholders' equity as a component of comprehensive income. The cost of securities sold is based on the specific identification method.

  Restricted Cash and Short-term Investments

     Restricted cash and short-term investments as of December 31, 1999 consists of $37,011,500, plus accrued interest of $67,100, deposited with an escrow agent to pay the first three interest payments on the Senior Notes (see Note 4) and restricted cash of $1,530,100 provided as collateral under three separate security agreements for standby letters of credit entered into and in accordance with certain lease agreements. Restricted cash and short-term investments as of March 31, 2000 consists of $37,011,500, plus accrued interest of $554,500, deposited with an escrow agent to pay the first three interest payments on the Senior Notes (see
  Note 4) and restricted cash of $3,451,200, plus accrued interest of $35,900 for four standby letters of credit and an escrow account entered into and pursuant to certain lease agreements. These agreements expire at various dates through 2014.

  Financial Instruments and Concentration of Credit Risk

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash, cash equivalents and short-term investments to the extent these exceed federal insurance limits and accounts receivable. Risks associated with cash, cash equivalents and short-term investments are mitigated by the Company's investment policy, which limits the Company's investing to only those marketable securities rated at least A-1 or P-1 investment grade, as determined by independent credit rating agencies.

     The Company's customer base is primarily composed of businesses throughout the United States. The Company performs ongoing credit evaluations of its customers.

  Property and Equipment

     Property and equipment are stated at original cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, generally two to five years for non-IBX center equipment and seven to ten years for IBX center equipment. Leasehold improvements and assets acquired under capital lease are amortized over the shorter of the lease term or the estimated useful life of the asset or improvement.

  Construction in Progress

     Construction in progress includes direct and indirect expenditures for the construction of IBX centers and is stated at original cost. The Company has contracted out substantially all of the construction of the IBX centers to independent contractors under construction contracts. Construction in progress includes certain costs incurred under a construction contract including project management services, site identification and evaluation services, engineering and schematic design services, design development and construction services and other construction-related fees and services. In addition, the Company has capitalized certain interest costs during the construction phase. Once an IBX center becomes operational, these capitalized costs are depreciated at the appropriate rate consistent with the estimated useful life of the underlying asset.

     Included within construction in progress is the value attributed to the unearned portion of the WorldCom warrant and the Bechtel warrant totaling $2,639,100 and $1,497,200, respectively, as of December 31, 1999 and $1,802,100 and $2,657,000, respectively, as of March 31, 2000 (See Note 6).

     Interest incurred is capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 34, Capitalization of Interest Costs. Total interest cost incurred and total interest

                               EQUINIX, INC.

  capitalized during the year ended December 31, 1999, was $3,323,600 and $177,400, respectively. Total interest cost incurred and total interest capitalized during the three months ended March 31, 2000, was $7,512,800 and $193,600, respectively.

  Fair value of Financial Instruments

     The carrying value of the Company's financial instruments, which include cash equivalents, short-term investments, accounts receivable, accounts payable, accrued expenses and long-term obligations approximate their fair value due to either the short-term maturity or the previaling interest rates of the related instruments.

  Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

     In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Company considers the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. No impairment of long-lived assets has been recorded as of December 31, 1998 and 1999.

  Revenue Recognition

     Revenues consist of monthly recurring fees for colocation and interconnection services at the IBX centers, service fees associated with the delivery of professional services and non-recurring installation fees. Revenues from colocation and interconnection services are billed monthly and recognized ratably over the term of the contract, generally one to three years. Professional service fees are recognized in the period in which the services were provided and represent the culmination of the earnings process. Non-recurring installation fees are deferred and recognized ratably over the term of the related contract.

  Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce tax assets to the amounts expected to be realized.

  Stock-Based Compensation

     The Company accounts for its stock-based compensation plans in accordance with SFAS No. 123, Accounting for Stock-Based Compensation. As permitted under SFAS No. 123, the Company uses the intrinsic value-based method of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, to account for its employee stock-based compensation plans.

     The Company accounts for stock-based compensation arrangements with nonemployees in accordance with the Emerging Issues Task Force Abstract ("EITF") No. 96-18, Accounting for Equity

                               EQUINIX, INC.

  Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services. Accordingly, unvested options and warrants held by nonemployees are subject to revaluation at each balance sheet date based on the then current fair market value.

     Unearned deferred compensation resulting from employee and nonemployee option grants is amortized on an accelerated basis over the vesting period of the individual options, in accordance with FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans ("FASB Interpretation No. 28").

  Segment Reporting

     The Company has adopted the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes annual and interim reporting standards for operating segments of a company. The statement requires disclosures of selected segment-related financial information about products, major customers and geographic areas.

  Comprehensive Income

     The Company has adopted the provisions of SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on the Company's net loss or stockholders' equity. SFAS 130 requires unrealized gains or losses on the Company's available-for-sale securities to be included in other comprehensive income (loss). Comprehensive income (loss) consists of net loss and other comprehensive income.

  Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133, as amended by SFAS No. 137, Deferral of the Effective Date of FASB Statement No. 133, is effective for all fiscal quarters of fiscal years beginning after September 15, 2000. This statement does not currently apply to the Company as the Company does not have any derivative instruments or hedging activities.

     In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") 101, Revenue Recognition, which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the SEC. The Company believes the adoption of SAB 101 will not have a material impact on the Company's financial position and results of operations.

     In March 2000, the FASB issued Interpretation No. 44, ("FIN 44"), Accounting for Certain Transactions Involving Stock Compensation - an Interpretation of APB 25. This Interpretation clarifies (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this Interpretation are recognized on a prospective basis from July 1, 2000. The Company has not yet determined the impact, if any, of adopting this interpretation.

                               EQUINIX, INC.

(2)Balance Sheet Components

  Cash, Cash Equivalents and Short-term Investments

     As of December 31, 1998 and 1999, cost approximated market value of cash, cash equivalents and short-term investments; unrealized gains and losses were not significant. As of December 31, 1999, cash equivalents included investments in corporate debt securities with various contractual maturity dates which do not exceed 90 days.

  Property & Equipment

     Property and equipment is comprised of the following:

                                                 December 31,
                                              --------------------   March 31,
                                                1998       1999        2000
                                              --------  ----------  -----------
                                                                    (unaudited)
   Leasehold improvements.................... $240,600  16,664,200  37,435,600
   IBX plant and machinery...................      --    8,235,400   8,895,000
   Computer equipment and software...........   77,000   3,126,000   6,880,500
   IBX equipment.............................      --      658,700   1,892,300
   Furniture and fixtures....................  168,600     373,200     496,700
                                              --------  ----------  ----------
                                               486,200  29,057,500  55,600,100
   Less accumulated depreciation.............   (4,200)   (613,500) (2,249,700)
                                              --------  ----------  ----------
                                              $482,000  28,444,000  53,350,400
                                              ========  ==========  ==========

     Leasehold improvements and certain computer equipment and software and furniture and fixtures, recorded under capital leases, aggregated none as of December 31, 1998 and $660,700 as of December 31, 1999 and March 31, 2000. Amortization on the assets recorded under capital leases is included in depreciation expense.

     Included within leasehold improvements is the value attributed to the earned portion of the WorldCom Warrant and Bechtel Warrant totaling $329,900 and $0 as of December 31, 1999 and $3,576,900 and $299,500,
  respectively, as of March 31, 2000 (see Note 6). Amortization on such warrants is included in depreciation expense.

  Restricted Cash and Short-term Investments

     Restricted cash and short-term investments consisted of the following:

                                                    December 31,   March 31,
                                                        1999         2000
                                                    ------------  -----------
                                                                  (unaudited)
   United States treasury notes:
     Due within one year........................... $ 25,110,400   25,439,400
     Due after one year through two years..........   11,968,200   12,126,500
   Restricted cash in accordance with security
    agreements.....................................    1,530,100    3,487,200
                                                    ------------  -----------
                                                      38,608,700   41,053,100
   Less current portion............................  (25,110,400) (27,279,900)
                                                    ------------  -----------
                                                    $ 13,498,300   13,773,200
                                                    ============  ===========

     As of December 31, 1999 and March 31, 2000, cost approximated market value of restricted cash and short-term investments; unrealized gains and losses were not significant.

                               EQUINIX, INC.

  Accounts Payable and Accrued Expenses

     Accounts payable and accrued expenses consisted of the following:

                                                    December 31,
                                                 ------------------  March 31,
                                                   1998     1999       2000
                                                 -------- --------- -----------
                                                                    (unaudited)
   Accounts payable............................. $ 33,800 1,978,200  3,938,800
   Accrued preferred stock issuance costs.......      --  1,180,000        --
   Accrued compensation.........................   23,200   303,000    602,100
   Deferred rent................................   42,400    18,000      8,900
   Income taxes payable.........................   39,800       --         --
   Accrued debt issuance costs..................      --    490,200    404,600
   Other........................................   20,000   173,800    141,900
                                                 -------- ---------  ---------
                                                 $159,200 4,143,200  5,096,300
                                                 ======== =========  =========

(3)Debt Facilities and Capital Lease Obligations

     Debt facilities and capital lease obligations consisted of the following as of December 31, 1999:

   Comdisco Loan and Security Agreement (net of unamortized discount of
    $901,000)..................................................................  $ 4,141,000
   Venture Leasing Loan Agreement (net of unamortized discount of $1,034,200)..    8,417,400
   Comdisco Master Lease Agreement and Addendum (net of unamortized discount of
    $11,800)...................................................................      644,600
                                                                                 -----------
                                                                                  13,203,000
   Less current portion........................................................   (4,394,600)
                                                                                 -----------
                                                                                 $ 8,808,400
                                                                                 ===========

  Comdisco Loan and Security Agreement

     In March 1999, Equinix-DC entered into a $7,000,000 Loan and Security Agreement with Comdisco, Inc. ("Comdisco" and the "Comdisco Loan and Security Agreement"). Under the terms of the Comdisco Loan and Security Agreement, Comdisco may lend the Company up to $3,000,000 for equipment (referred to as the "hard" loan) and up to $4,000,000 for software and tenant improvements ("soft" loan) for the Ashburn, Virginia IBX center buildout. The loans, which are collateralized by the assets of the Ashburn IBX, are available in minimum advances of $1,000,000 and each loan is evidenced by a secured promissory note. The hard and soft loans issued bear interest at rates of 7.5% and 9% per annum, respectively, and are repayable in 42 and 36 equal monthly installments, respectively, plus a final balloon interest payment equal to 15% of the original advance amount due at maturity. The Comdisco Loan and Security Agreement has an effective interest rate of 18.1% per annum. As of December 31, 1999, $5,042,000 was outstanding under the Comdisco Loan and Security Agreement.

     In connection with the Comdisco Loan and Security Agreement, the Company granted Comdisco a warrant to purchase 765,000 shares of the Company's Series A preferred stock at $0.67 per share (the "Comdisco Loan and Security Agreement Warrant"). This warrant is immediately exercisable and expires in ten years from the date of grant. The fair value of the warrant, using the Black-Scholes option pricing model with the following assumptions: deemed fair market value per share of $1.80, dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 5.0% and a contractual life of 10 years, was $1,255,000, was recorded as a discount to the applicable debt, and is being amortized to interest expense, using the effective interest method, over the life of the agreement.

                               EQUINIX, INC.

  Comdisco Master Lease Agreement

     In May 1999, the Company entered into a Master Lease Agreement with Comdisco (the "Comdisco Master Lease Agreement"). Under the terms of the Comdisco Master Lease Agreement, the Company sells equipment to Comdisco, which it will then lease back. The amount of financing to be provided is up to $1,000,000. Repayments are made monthly over 42 months with a final balloon interest payment equal to 15% of the balance amount due at maturity. Interest accrues at 7.5% per annum. The Comdisco Master Lease Agreement has an effective interest rate of 14.6% per annum. As of December 31, 1999, $612,300 was outstanding under the Comdisco Master Lease Agreement.

     The Company leases certain leasehold improvements, computer equipment and software and furniture and fixtures under capital leases under the Comdisco Master Lease Agreement. These leases were entered into as sales-leaseback transactions. The Company has deferred a gain of $77,700 related to the sale-leaseback in July 1999, which is being amortized in proportion to the amortization of the leased assets.

     In connection with the Comdisco Master Lease Agreement, the Company granted Comdisco a warrant to purchase 30,000 shares of the Company's Series A preferred stock at $1.67 per share (the "Comdisco Master Lease Agreement Warrant"). This warrant is immediately exercisable and expires in ten years from the date of grant. The fair value of the warrant using the Black-Scholes option pricing model with the following assumptions: deemed fair market value per share of $3.00, dividend yield 0%, expected volatility of 80%, risk-free interest rate of 5.0% and a contractual life of 10 years, was $79,800 and was recorded as a discount to the applicable capital lease obligation, and is being amortized to interest expense, using the effective interest method, over the life of the agreement.

  Comdisco Master Lease Agreement Addendum

     In August 1999, the Company amended the Comdisco Master Lease Agreement. Under the terms of the Comdisco Master Lease Agreement Addendum, the Company sells equipment (hard items) and software and tenant improvements (soft items) in its San Jose IBX center to Comdisco, which it then leases back. The amount of financing available under the Comdisco Master Lease Agreement Addendum is up to $2,150,000 for hard items and up to $2,850,000 for soft items. Amounts drawn under this addendum will be collateralized by the underlying hard and soft assets of the San Jose IBX center that were funded under the Comdisco Master Lease Agreement Addendum. Repayments are made monthly over the course of 42 months. Interest accrues at 8.5% per annum, with a final balloon interest payment equal to 15% of the original acquisition cost of the property financed. The Comdisco Master Lease Agreement Addendum has an effective interest rate of 15.3% per annum. As of December 31, 1999, $44,100 was outstanding under the Comdisco Master Lease Agreement Addendum.

     In connection with the Comdisco Master Lease Agreement Addendum, the Company granted Comdisco a warrant to purchase 150,000 shares of the Company's Series A preferred stock at $3.00 per share (the "Comdisco Master Lease Agreement Addendum Warrant"). This warrant is immediately exercisable and expires in seven years from the date of grant or three years from the effective date of the Company's initial public offering, whichever is shorter. The fair value of the warrant using the Black-Scholes option pricing model with the following assumptions: deemed fair market value per share of $4.80, dividend yield 0%, expected volatility of 80%, risk-free interest rate of 5.0% and a contractual life of seven years, was $587,000, was recorded as a discount to the applicable capital lease obligation, and is being amortized to interest expense, using the effective interest method, over the life of the agreement.

  Venture Leasing Loan Agreement

     In August 1999, the Company entered into a Loan Agreement with Venture Lending & Leasing II, Inc. and other lenders ("VLL" and the "Venture Leasing Loan Agreement"). The Venture Leasing Loan Agreement provides financing for equipment and tenant improvements at the Newark, New Jersey IBX

                               EQUINIX, INC.

  center and a secured term loan facility for general working capital purposes. The amount of financing to be provided is up to $10,000,000, which may be used to finance up to 85% of the projected cost of tenant improvements and equipment for the Newark IBX center and is collateralized by the assets of the Newark IBX. Notes issued bear interest at a rate of 8.5% per annum and are repayable in 42 monthly installments plus a final balloon interest payment equal to 15% of the original advance amount due at maturity and are collateralized by the assets of the New Jersey IBX. The Venture Leasing Loan Agreement has an effective interest rate of 14.7% per annum. As of December 31, 1999, $9,451,600 was outstanding under the Venture Leasing Loan Agreement.

     In connection with the Venture Leasing Loan Agreement, the Company granted VLL a warrant to purchase 300,000 shares of the Company's Series A preferred stock at $3.00 per share (the "Venture Leasing Loan Agreement"). This warrant is immediately exercisable and expires on June 30, 2006. The fair value of the warrant using the Black-Scholes option pricing model with the following assumptions: deemed fair market value per share of $4.80, dividend yield 0%, expected volatility of 80%, risk-free interest rate of 5.0% and a contractual life of seven years, was $1,174,000, was recorded as a discount to the applicable debt, and is being amortized to interest expense, using the effective interest method, over the life of the agreement.

  Maturities

     Combined aggregate maturities for debt facilities and future minimum capital lease obligations are as follows:

                                                          Capital
                                              Debt         lease
                                           facilities   obligations   Total
                                           -----------  ----------- ----------
   2000..................................  $ 4,220,300    214,100    4,434,400
   2001..................................    4,596,000    214,100    4,810,100
   2002..................................    4,534,600    214,100    4,748,700
   2003 and thereafter...................    1,142,700    152,800    1,295,500
                                           -----------   --------   ----------
                                            14,493,600    795,100   15,288,700
     Less amount representing interest...          --    (138,700)    (138,700)
                                           -----------   --------   ----------
                                            14,493,600    656,400   15,150,000
     Less amount representing unamortized
      discount...........................   (1,935,200)   (11,800)  (1,947,000)
                                           -----------   --------   ----------
                                            12,558,400    644,600   13,203,000
     Less current portion................   (4,220,300)  (174,300)  (4,394,600)
                                           -----------   --------   ----------
                                           $ 8,338,100    470,300    8,808,400
                                           ===========   ========   ==========

(4)Senior Notes and Debt Issuance Costs

     On December 1, 1999, the Company issued 200,000 units, each consisting of a $1,000 principal amount 13% Senior Note due 2007 (the "Senior Notes") and one warrant to purchase 16.8825 shares (for an aggregate of 3,376,500 shares) of common stock for $0.0067 per share (the "Senior Note Warrants"), for aggregate net proceeds of $193,400,000, net of offering expenses. Of the $200,000,000 gross proceeds, $16,207,200 was allocated to additional paid-in capital for the deemed fair value of the Senior Note Warrants and recorded as a discount to the Senior Notes. The discount on the Senior Notes is being amortized to interest expense, using the effective interest method, over the life of the debt. The Senior Notes have an effective interest rate of 14.1% per annum. The fair value attributed to the Senior Note Warrants was consistent with the Company's treatment of its other common stock transactions prior to the issuance of the Senior Notes. The fair value was based on recent equity transactions by the Company. The amount of the Senior Notes, net of the unamortized discount, is $183,954,700 as of December 31, 1999.

                              EQUINIX, INC.

     As of December 31, 1999, restricted cash and short-term investments, including accrued interest thereon, includes $37,078,600 deposited with an escrow agent that will be used to pay the first three interest payments. Interest is payable semi-annually, in arrears, on June 1 and December 1 of each year, commencing on June 1, 2000. The Senior Notes are partially collateralized by the restricted cash and short-term investments. Except for this security interest, the notes are unsecured, senior obligations of the Company and are effectively subordinated to all existing and future indebtedness of the Company, whether or not secured.

     The Senior Notes are governed by the Indenture dated December 1, 1999, between the Company, as issuer, and State Street Bank and Trust Company of California, N.A., as trustee (the "Indenture"). Subject to certain exceptions, the Indenture restricts, among other things, the Company's ability to incur additional indebtedness and the use of proceeds therefrom, pay dividends, incur certain liens to secure indebtedness or engage in merger transactions.

     The costs related to the issuance of the Senior Notes were capitalized and are being amortized to interest expense using the effective interest method, over the life of the Senior Notes. Debt issuance costs, net of amortization, are $7,125,800 as of December 31, 1999.



(5) Redeemable Convertible Preferred Stock

     Redeemable convertible preferred stock consists of the following:

                                    Shares Issued and Outstanding  Amount Outstanding at
                                            December 31,               December 31,
                           Shares   ----------------------------- ----------------------- Liquidation
                         Authorized      1998           1999         1998        1999        Value
                         ---------- -------------- -------------- ----------- ----------- -----------
Series A................ 21,000,000     15,697,500     18,682,500 $10,435,500 $12,425,500 $12,517,275
Series B................ 24,000,000            --      15,762,373         --   81,706,000  84,013,448
                         ---------- -------------- -------------- ----------- ----------- -----------
                         45,000,000     15,697,500     34,444,873 $10,435,500 $94,131,500 $96,530,723
                         ========== ============== ============== =========== =========== ===========

     There was no activity between December 31, 1999 and March 31, 2000. Also included in redeemable convertible preferred stock is the fair value of 1,245,000 Series A warrants issued in connection with various debt and capital lease facilities (see Note 3).

     On September 10, 1998, 15,037,500 shares of Series A preferred stock were issued at a price of $0.67 per share. Concurrent with the issuance of the Series A preferred stock, promissory notes of $220,000 were converted into 660,000 shares of Series A preferred stock. During July 1998, the Company had borrowed $220,000 in the aggregate under a convertible loan arrangement with a number of individual investors. The loans accrued interest of 5.83% per annum while outstanding, which was paid in cash. During the period ended December 31, 1998, the Company recorded a charge of $220,000 to account for the "in the money" conversion right of the convertible loan arrangement. On January 27, 1999, 3,000,000 shares of Series A preferred stock were issued, at a price of $0.67 per share in the second closing of the Series A financing.

     Between August and December 1999, the Company completed its Series B preferred stock financing. The Company issued 15,762,373 shares of Series B preferred stock, at a price of $5.33 per share.

     The rights, preferences, and privileges of the Series A and Series B preferred stock are as follows:

    . Dividends are noncumulative and are payable only upon declaration by the Board of Directors at a rate of $0.05 and $0.43 per share for Series A and B, respectively. No dividends have been declared to date.

    . Holders of Series A and B preferred stock have a liquidation preference of $0.67 and $5.33 per share, respectively, plus all declared but unpaid dividends. A consolidation, merger or sale of the Company will be deemed to be a liquidation, dissolution or winding up of the Company for purposes of liquidation rights.

                               EQUINIX, INC.

    . Each share of Series A and B preferred stock is convertible, at the option of the holder, into common stock at a conversion price equal to the respective original preferred stock issue price. The conversion price is subject to adjustment for stock splits and combinations and will automatically convert into common stock in the event of either (i) an underwritten public offering with an aggregate gross offering price of at least $25,000,000 or (ii) upon a vote of the holders of a majority of the then outstanding shares of each class of preferred stock.

    . Each share of Series A and Series B preferred stock has voting rights equal to that of common stock on an "as if converted" basis.

    . The holders of Series A and B preferred stock are entitled to elect two and one directors, respectively, to the Company's Board of Directors so long as 25% of the shares of Series A and B preferred stock originally issued remain outstanding.

    . Series A and B preferred stock is not redeemable at any time, except in the case of an acquisition by another entity that results in the transfer of fifty percent or more of the outstanding voting power of the corporation or a sale of all or substantially all of the assets of the corporation.

    . Holders of greater than 1,500,000 shares of Series A and/or Series B preferred stock have the right to purchase their pro rata share of securities subsequently sold or otherwise issued by the Company, subject to standard exceptions.

    . Holders of Series A and Series B preferred stock have the right to veto:

              . any increase in the number of Series B preferred stock or the issuance of any securities with rights senior to those of the Series B preferred stock;

              . the redemption of any securities by the Company, other than in connection with an employee's termination of employment; and

              . any increase to the size of the Company's board of directors.

    . Holders of Series A and Series B preferred stock may require the Company to file a registration statement with the SEC to register the holders' stock, and have the right to force the Company to include their shares in any registered public offering following the Company's initial public offering.

    . Holders of Series A and Series B preferred stock have the right to receive financial and other information from the Company.

(6) Stockholders' Equity

  Common Stock

     In August 1999, the Company amended and restated its Certificate of Incorporation to increase the authorized share capital to 112,500,000 shares of common stock.

     The Company's founders purchased 6,060,000 shares of stock. Approximately 5,454,000 shares are subject to restricted stock purchase agreements whereby the Company has the right to repurchase the stock upon voluntary or involuntary termination of the founder's employment with the Company at $0.00033 per share. The Company's repurchase right lapses at a rate of 25% per year. As of December 31, 1998 and 1999, and March 31, 2000, 4,888,875, 3,522,375 and 3,180,750 shares are subject to repurchase at a price of $0.00033 per share, respectively.

     Upon the exercise of certain unvested stock options, the Company issued to employees common stock which is subject to repurchase by the Company at the original exercise price of the stock option.

                               EQUINIX, INC.

     At December 31, 1999, the Company has reserved the following shares of authorized but unissued shares of common stock for future issuance.

     Conversion of Series A preferred stock.......................... 18,682,500
     Conversion of Series B preferred stock.......................... 15,762,373
     Series A preferred stock warrants...............................  1,245,000
     Common stock warrants...........................................  4,742,145
     Common stock options............................................  2,816,208
                                                                      ----------
                                                                      43,248,226
                                                                      ==========

  Stock Option Plan

     In September 1998, the Company adopted the 1998 Stock Plan (the "Plan") under which nonstatutory stock options and restricted stock may be granted to employees, outside directors, and consultants, and incentive stock options may be granted to employees. Accordingly, the Company has reserved a total of 8,262,810 shares of the Company's common stock for issuance upon the grant of restricted stock or exercise of options granted in accordance with the Plan. Options granted under the Plan generally expire 10 years following the date of grant and are subject to limitations on transfer. The Plan is administered by the Board of Directors.

     The Plan provides for the granting of incentive stock options at not less than 100% of the fair market value of the underlying stock at the grant date. Nonstatutory options may be granted at not less than 85% of the fair market value of the underlying stock at the date of grant.

     Option grants under the Plan are subject to various vesting provisions, all of which are contingent upon the continuous service of the optionee and may not impose vesting criterion more restrictive than 20% per year. Stock options may be exercised at anytime subsequent to grant. Stock obtained through exercise of unvested options is subject to repurchase at the original purchase price. The Company's repurchase right decreases as the shares vest under the original option terms.

     Options granted to stockholders who own greater than 10% of the outstanding stock must have vesting periods not to exceed five years and must be issued at prices not less than 110% of the fair market value of the stock on the date of grant as determined by the Board of Directors. Upon a change of control, all shares granted under the Plan shall immediately vest. Unless otherwise terminated by the Board of Directors, the Plan automatically terminates in September 2008.

     A summary of the Plan is as follows:

                                        December 31,
                          ------------------------------------------
                                 1998                  1999            March 31, 2000
                          -------------------- --------------------- --------------------
                                                                         (unaudited)
                                     Weighted-             Weighted-            Weighted-
                                      average               average              average
                                     exercise              exercise             exercise
                           Shares      price     Shares      price    Shares      price
                          ---------  --------- ----------  --------- ---------  ---------
Outstanding at beginning
 of period..............        --     $ --     2,074,050    $0.07   2,780,988    0.64
Granted.................  2,164,050     0.07    6,404,040     0.46     952,075    3.97
Forfeited...............        --       --      (340,500)    0.06    (155,594)   0.07
Exercised...............    (90,000)    0.07   (5,356,602)    0.24    (680,904)   1.05
                          ---------            ----------            ---------
Outstanding at end of
 period.................  2,074,050     0.07    2,780,988     0.64   2,896,565    1.67
                          =========            ==========            =========
Shares available for
 future grant...........  6,098,760                35,220            2,988,739
                          =========            ==========            =========
Exercisable at end of
 period.................     20,001                76,431               83,931
                          =========            ==========            =========
Weighted-average grant
 date fair value of
 options granted to
 employees during the
 period at below deemed
 fair value.............                0.54                  3.19                5.08
Weighted-average grant
 date fair value of
 options granted to non-
 employees during the
 period at below deemed
 fair value.............                0.38                  1.75                9.16

                               EQUINIX, INC.

     The following table summarizes information about stock options outstanding as of December 31, 1999:

                                          Outstanding             Exercisable
                                ------------------------------- ----------------
                                           Weighted-
                                            average   Weighted-        Weighted-
                                           remaining   average  Number  average
                                Number of contractual exercise    of   exercise
     Range of exercise prices    shares      life       price   shares   price
     ------------------------   --------- ----------- --------- ------ ---------
     $0.01 to $0.13..........   1,548,738    9.23       $0.07   76,431   $0.07
     $0.67...................     180,750    9.78        0.67      --      --
     $1.00...................     753,000    9.86        1.00      --      --
     $2.67...................     298,500    9.93        2.67      --      --
                                ---------                       ------
                                2,780,988    9.53        0.67   76,431    0.07
                                =========                       ======

     The weighted-average remaining contractual life of options outstanding at December 31, 1999 and March 31, 2000 was 9.53 years and 9.70 years, respectively.

  Stock-Based Compensation

  Employees

     The Company uses the intrinsic-value method prescribed in APB No. 25 in accounting for its stock-based compensation arrangements with employees. Stock-based compensation expense is recognized for employee stock option grants in those instances in which the deemed fair value of the underlying common stock was subsequently determined to be greater than the exercise price of the stock options at the date of grant. The Company recorded deferred stock-based compensation related to employees of $19,785,800 in respect to stock options granted through December 31, 1999, of which $135,300 and $6,067,300 has been amortized to stock-based compensation expense for the period and year ended December 31, 1998 and 1999, respectively, on an accelerated basis over the vesting period of the individual options, in accordance with FASB Interpretation No. 28. For the three months ended March 31, 2000, the Company recorded additional deferred stock-based compensation related to employees of $4,200,600, in respect of stock option grants during the three months ended March 31, 2000. During the three months ended March 31, 2000, the Company amortized $2,941,200 of compensation related to employees to stock-based compensation expense, on an accelerated basis in accordance with FASB Interpretation No. 28.

     Had compensation costs been determined using the fair value method for the Company's stock-based compensation plans, net loss would have been changed to the amounts indicated below:

                                          Period from
                                         June 22, 1998                 Three
                                          (inception)                 months
                                              to       Year ended      ended
                                         December 31,   December     March 31,
                                             1998       31, 1999       2000
                                         ------------- -----------  -----------
                                                                    (unaudited)
     Net loss:
       As reported......................  $(1,019,700) (20,790,600) (18,008,800)
       Pro forma........................   (1,021,600) (20,844,500) (18,117,400)

     The Company's calculations for employee grants were made using the minimum value method with the following weighted average assumptions for the period from June 22, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999: dividend yield of 0%; expected volatility of 0%; risk-free interest rates of 5.77% in the period from June 22, 1998 (inception) to December 31, 1998 and 5.66% in the year ended December 31, 1999; and expected lives of 2.67 years in the period from June 22, 1998 (inception) to December 31, 1998 and 2.52 years in the year ended December 31, 1999.

                               EQUINIX, INC.

  Non-Employees

     The Company uses the fair value method to value options granted to non-employees. In connection with its grant of options to non-employees, the Company has recognized deferred stock-based compensation of $710,900 and $695,000 through December 31, 1999 and for the three months ended March 31, 2000, respectively, of which $28,600, $560,000 and $540,500 has been amortized to stock-based compensation expense for the period and year ended December 31, 1998 and 1999, respectively, and for the three months ended March 31, 2000, respectively, on an accelerated basis over the vesting period of the individual options, in accordance with FASB Interpretation No. 28.

     The Company's calculations for non-employee grants were made using the Black-Scholes option pricing model with the following weighted average assumptions for the period from June 22, 1998 (inception) to December 31, 1998, the year ended December 31, 1999 and the three month period ended March 31, 2000: dividend yield of 0%; expected volatility of 80%; risk-free interest rates of 4.99% in the period from June 22, 1998 (inception) to December 31, 1998, 5.48% in the year ended December 31, 1999 and 5.51% in the three month period ended March 31, 2000; and contractual life of 10 years.

  Warrants

     In August 1999, the Company entered into a strategic agreement with NorthPoint Communications, Inc. ("NorthPoint"). Under the terms of the strategic agreement, NorthPoint has agreed to use certain of the Company's domestic IBX centers and install their operational nodes in such centers. In exchange, the Company granted NorthPoint a warrant to purchase 338,145 shares of the Company's common stock at $0.53 per share (the "NorthPoint Warrant"). The NorthPoint Warrant was earned upon execution of the strategic agreement as Northpoint's performance commitment was complete. The NorthPoint Warrant is immediately exercisable and expires five years from date of grant. The NorthPoint Warrant was valued at $1,507,800 using the Black-Scholes option-pricing model, which was capitalized on the accompanying consolidated balance sheet in other assets as a customer acquisition cost and is being amortized over the term of the agreement as a reduction of revenues recognized. The following assumptions were used in determining the fair value of the warrant: deemed fair market value per share of $4.80, dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 5.0% and a contractual life of 5 years.

     In November 1999, the Company entered into a definitive agreement with WorldCom whereby WorldCom agreed to install high-bandwidth local connectivity services to the Company's first seven IBX centers by a pre-determined date in exchange for a warrant to purchase 675,000 shares of common stock of the Company at $0.67 per share (the "WorldCom Warrant"). The WorldCom Warrant is immediately exercisable and expires five years from the date of grant. As of December 31, 1999, warrants for 600,000 shares are subject to repurchase at the original exercise price if WorldCom's performance commitments are not completed. The WorldCom Warrant was valued at $2,969,000 using the Black-Scholes option-pricing model and was recorded to construction in progress on the accompanying consolidated balance sheet as of December 31, 1999. Under the applicable guidelines in EITF 96-18, the underlying shares of common stock associated with the WorldCom Warrant subject to repurchase are revalued at each balance sheet date to reflect their current fair value until WorldCom's performance commitment is complete. Any resulting increase in fair value of the warrants is recorded as a leasehold improvement. In addition, the following assumptions were used in determining the fair value of the warrant: deemed fair market value per share of $4.80, dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 5.5% and a contractual life of 5 years.

     In November 1999, the Company entered into a master agreement with Bechtel Corporation, or Bechtel, whereby Bechtel agreed to act as the exclusive contractor under a Master Agreement to provide program management, site identification and evaluation, engineering and construction services to build

                               EQUINIX, INC.

  approximately 29 IBX centers over a four year period under mutually agreed upon guaranteed completion dates. As part of the agreement, the Company granted Bechtel a warrant to purchase 352,500 shares of the Company's common stock at $1.00 per share (the "Bechtel Warrant"). The Bechtel Warrant is immediately exercisable and expires five years from date of grant. As of December 31, 1999, warrants for 282,000 shares are subject to repurchase at the original exercise price, if Bechtel's performance commitments are not complete. The Bechtel Warrant was valued at $1,497,200 using the Black-Scholes option-pricing model and was recorded to construction in progress on the accompanying consolidated balance sheet as of December 31, 1999. Under EITF 96-18, the underlying shares of common stock associated with the Bechtel Warrant subject to repurchase are revalued at each balance sheet date to reflect their current fair value until Bechtel's performance commitment is complete. Any resulting increase in fair value of the warrants is recorded as a leasehold improvement. In addition, the following assumptions were used in determining the fair value of the warrant: deemed fair market value per share of $4.80, dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 5.5% and a contractual life of 5 years.

     In addition, the Company has issued several warrants in connection with its debt facilities and capital lease obligations (see Note 3) and the Senior Notes (see Note 4). The Company has the following warrants outstanding as of December 31, 1999:

                                                            Warrants   Exercise
     Series A preferred stock warrants                     outstanding  price
     ---------------------------------                     ----------- --------
     Comdisco Loan and Security Agreement Warrant.........    765,000  $  0.67
     Comdisco Master Lease Agreement Warrant..............     30,000     1.67
     Comdisco Master Lease Agreement Addendum Warrant.....    150,000     3.00
     Venture Leasing Loan Agreement Warrant...............    300,000     3.00
                                                            ---------
                                                            1,245,000
                                                            =========
                                                            Warrants   Exercise
     Common stock warrants                                 outstanding  price
     ---------------------                                 ----------- --------
     Senior Note Warrants.................................  3,376,500  $0.0067
     NorthPoint Warrant...................................    338,145     0.53
     WorldCom Warrant.....................................    675,000     0.67
     Bechtel Warrant......................................    352,500     1.00
                                                            ---------
                                                            4,742,145
                                                            =========

(7) Income Taxes

   No provision for federal income taxes was recorded from inception through December 31, 1999 as the Company incurred net operating losses during the period.

   State tax expense is included in general and administrative expenses.

   Actual income tax expense differs from the expected tax benefit computed by applying the statutory federal income tax rate of approximately 34% for the periods ended December 31, 1998 and 1999 primarily as a result of the change in valuation allowance and stock-based compensation.

                               EQUINIX, INC.

   The tax effect of temporary differences that give rise to significant portions of the deferred tax assets as of December 31, 1998 and December 31, 1999 is presented as follows:

                                                             1998       1999
                                                           --------  ----------
   Deferred tax assets:
     Start-up expenses....................................  316,000   2,551,000
     Net operating loss...................................      --    3,134,000
     Other................................................    5,000       8,000
                                                           --------  ----------
       Deferred tax assets................................  321,000   5,693,000
   Deferred tax liability:
     Depreciation and amortization........................   (1,000)    (38,000)
                                                           --------  ----------
       Net deferred tax assets............................  320,000   5,655,000
       Valuation allowance................................ (320,000) (5,655,000)
                                                           --------  ----------
                                                                --          --
                                                           ========  ==========

   The net change in the total valuation allowance for the period from June 22, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999, was an increase of $287,300 and $6,182,700, respectively.

   The Company has established a valuation allowance against that portion of deferred tax assets where management has determined that it is more likely than not that the asset will not be realized.

   At December 31, 1999, the Company had net operating loss carryforwards of approximately $8,000,000 for federal and state tax purposes. If not earlier utilized, the federal net operating loss carryforward will expire in 2019 and the state loss carryforward will expire in 2006.

   Under the Tax Reform Act of 1986, the amounts of and the benefit from net operating losses that can be carried forward may be or limited in certain circumstances. Events that may cause limitations in the utilization of net operating losses include, a cumulative stock ownership change of more than 50% over a three year period and other events. Equinix has not yet determined the extent that the net operating loss benefit will be limited.

(8) Commitments and Contingencies

  Operating Lease Commitments

     The Company leases its IBX centers and certain equipment under noncancelable operating lease agreements expiring through 2014. The centers' lease agreements typically provide for base rental rates which increase at defined intervals during the term of the lease. In addition, the Company has negotiated rent expense abatement periods to better match the phased build-out of its centers. The Company accounts for such abatements and increasing base rentals using the straight-line method over the life of the lease. The difference between the straight-line expense and the cash payment is recorded as deferred rent.

     Minimum future operating lease payments as of December 31, 1999 are summarized as follows:

   Year ending:
     2000.......................................................... $  4,949,700
     2001..........................................................    8,321,500
     2002..........................................................    8,578,700
     2003..........................................................    8,775,500
     2004..........................................................    9,045,300
     Thereafter....................................................   90,244,300
                                                                    ------------
       Total....................................................... $129,915,000
                                                                    ============

                               EQUINIX, INC.

     Total rent expense was approximately $165,000 and $1,739,100 for the period from June 22, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999, respectively.

     Deferred rent included in accrued expenses was $42,400 and $18,000 as of December 31, 1998 and 1999, respectively. Deferred rent included in other liabilities was none and $566,600 as of December 31, 1998 and 1999, respectively.

  Employment Agreement

     The Company has agreed to indemnify an officer of the Company for any claims brought by his former employer under an employment and non-compete agreement the officer had with this employer.

  Employee Benefit Plan

     During the year ended December 31, 1999, the Company adopted the Equinix 401(k) Plan (the "401(k) Plan"). The 401(k) Plan allows eligible employees to contribute up to 15% of their compensation, limited to $10,000 in 1999. Employee contributions and earnings thereon vest immediately. Although the Company may make discretionary contributions to the 401(k) Plan, none have been made as of December 31, 1999.

(9) Related Party Transactions

     The Company advanced an aggregate of $750,000 to an officer of the Company, which is evidenced by a promissory note. The proceeds of this loan were used to fund the purchase of a personal residence. The loan is due September 13, 2004, but is subject to certain events of acceleration, including an initial public offering of the Company's common stock and is secured by a second deed of trust on the officer's residence. The loan is non-interest bearing. This loan is presented in other assets on the accompanying consolidated balance sheet as of December 31, 1999.

     In March 1999, the Company entered into an equipment lease facility with a preferred stockholder under which the Company leased $137,300 of equipment for a 24-month term.

     In August 1999, the Company entered into a strategic agreement with NorthPoint. Under the terms of the strategic agreement, NorthPoint has agreed to use certain of the Company's domestic IBX centers and install their operational nodes in such centers. In exchange, the Company granted NorthPoint a warrant to purchase 338,145 shares of the Company's common stock at $0.53 per share. The NorthPoint Warrant was earned upon execution of the strategic agreement as NorthPoint's performance commitment was complete. The NorthPoint Warrant is immediately exercisable and expires five years from date of grant. The NorthPoint Warrant was valued at $1,507,800 using the Black-Scholes option-pricing model (see Note 5).

(10) Segment Information

     During the year ended December 31, 1999, the Company adopted the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 requires disclosures of selected segment-related financial information about products, major customers and geographic areas.

     The Company and its subsidiary are principally engaged in the design, build-out and operation of neutral IBX centers. All revenues result from the operation of these IBX centers. Accordingly, the Company considers itself to operate in a single segment for purposes of disclosure under SFAS No. 131. The Company's chief operating decision-maker evaluates performance, makes operating decisions and allocates resources based on financial data consistent with the presentation in the accompanying consolidated financial statements.

                               EQUINIX, INC.

     As of December 31, 1998 and 1999, all of the Company's operations and assets are based in the United States.

(11) Subsequent Events (unaudited)

     In January 2000, the Company's stockholders approved an amendment to the 1998 Stock Plan increasing the aggregate number of common shares available for issuance over the term of the Plan by 3,750,000 to a total of 12,012,810 shares.

     In January 2000, the Company's stockholders approved a three-for-two stock split of its common and preferred stock effective January 19, 2000. The Company amended and restated its Certificate of Incorporation to increase the authorized share capital to 132,000,000 shares of common stock and 68,000,000 shares of preferred stock, of which 32,000,000 has been designated as Series A and 36,000,000 as Series B, to give effect to the three-for-two stock split. The accompanying consolidated financial statements have been adjusted to reflect this stock split.

     In January 2000, the Company entered into an operating lease for its Dallas, Texas IBX center. The agreement is for a minimum of 10 years, with annual rent payments increasing from $1,131,000 to $1,357,200 over the lease term.

     In January 2000, the Company entered into an operating lease agreement for its new corporate headquarters facility in Mountain View, California. The agreement is for a minimum of seven years, with annual rent payments increasing from $1,662,600 to $2,103,800 over the lease term. In connection with the lease agreement, the Company granted the lessor a warrant to purchase up to 33,100 shares of the Company's common stock at $6.00 per share. The warrant is exercisable upon certain defined events occurring through May 28, 2000 and expire in 10 years from the date of grant. The warrant was valued at $185,700 using the Black-Scholes option pricing model and will be recorded as additional rent expense over the life of the lease. The following assumptions were used in determining the fair value of the warrant: deemed fair value per share of $6.55, dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 6.0% and a contractual life of 10 years.

     In January 2000, the Company advanced an aggregate of $250,000 to an officer of the Company, which is evidenced by a promissory note. The proceeds of this loan were used to fund the purchase of a principal residence. The loan is due January 13, 2005, but is subject to certain events of acceleration, including an initial public offering of the Company's common stock. The loan is secured by a second deed of trust on the officer's residence and is non-interest bearing.

     In April 2000, the Company entered into a definitive agreement with a fiber carrier whereby the fiber carrier agreed to install high-bandwidth local connectivity services to a number of the Company's IBX centers in exchange for colocation space and related benefits in such IBX centers. In connection with this agreement, the Company granted the fiber carrier a warrant to purchase up to 540,000 shares of the Company's common stock at $4.00 per share. The warrant is immediately exercisable and expires five years from date of grant. Warrants for 140,000 shares are immediately vested and warrants for 400,000 shares are subject to repurchase at the original exercise price if certain performance commitments are not completed by a pre-determined date. The fiber carrier is not obligated to install high-bandwidth local connectivity services and, apart from forfeiting the relevant number of warrants and colocation space, will not be penalized for not installing. The warrant was valued at $5,371,800 using the Black-Scholes option-pricing model. The following assumptions were used in determining the fair value of the warrant: deemed fair market value per share of $11.82, dividend yield of 0%, expected volatility of 80%, risk-free

                               EQUINIX, INC.

  interest rate of 6.56% and a contractual life of 5 years. Under the applicable guidelines in EITF 96-18, the underlying shares of common stock associated with this warrant subject to repurchase are revalued at each balance sheet date to reflect their current fair value until the performance commitment is complete. Any resulting increase in fair value of the warrants will be recorded as a leasehold improvement.

     In April 2000, the Company entered into an operating lease agreement for its Amsterdam, The Netherlands, IBX center. The Agreement is for a minimum of 15 years, with annual rent payments of 3,244,300 Dutch Guilders (approximately $1,336,300), adjusted annually according to the consumer price index (CPI).

     In April and May 2000, the Company granted additional stock options to employees to purchase 3,750,975 shares of common stock under the 1998 Stock Plan resulting in an additional deferred stock-based compensation charge of approximately $33.5 million.

     In May 2000, the Company amended and restated its Certificate of Incorporation to change the authorized share capital to 80,000,000 shares of common stock and 41,000,000 shares of preferred stock, of which 20,000,000 has been designated as Series A, 16,000,000 has been designated as Series B and 7,000,000 has been designated as Series C.

     In May 2000, the Company's stockholders approved an amendment to the 1998 Stock Plan increasing the aggregate number of common shares available for issuance over the term of the Plan by 3,000,000 to a total of 15,012,810 shares.

     In May 2000, the Company completed the closing of the Series C convertible preferred stock financing. The Company raised approximately $77.8 million and issued 5,157,225 shares of Series C convertible preferred stock at $15.08 per share. The rights, preferences and privileges of the Series C convertible preferred stock are consistent with those outlined for Series A and B in Note 5 except as follows:

    . Dividends are payable at a rate of $1.21 per share

    . Holders have a liquidation preference of $15.08 per share plus all declared but unpaid dividends.

   On May 15, 2000, the board of directors agreed to waive the repurchase right with respect to all of Albert M. Avery, IV's unvested shares.

   On May 16, 2000, Peter F. Van Camp, joined Equinix as chief executive officer. His offer letter provides for the grant of an option to purchase 3,105,000 shares of common stock at the fair market value on the grant date vesting monthly over four years. The agreement also provides for a no-interest loan to Mr. Van Camp for up to $3,000,000 to purchase a primary residence. The loan will be secured by Mr. Van Camp's primary residence and any shares of stock that Mr. Van Camp obtains by exercising the options described above. The agreement also details salary and caps the amount of relocation expenses. The agreement further provides for 12 months of severance pay if Mr. Van Camp is terminated by us for reasons other than cause or disability. The stock option agreement with Mr. Van Camp provides that the Company's right to repurchase unvested shares shall lapse upon certain changes in control of Equinix.

   On May 23, 2000 the Company entered into an agreement to purchase approximately 79 acres of land in San Jose, California for approximately $82.0 million. The sale is scheduled to close on June 15, 2000 pending certain closing conditions being met. In addition, the Company executed a non-binding letter of intent with a financing company whereby Equinix shall assign its rights under the purchase agreement and shall enter into a long-term lease of the property. The primary term of the lease will be 20 years with six renewal terms of ten years each. The annual rent payments during years 1-5 shall be approximately $9,475,500. Beginning the sixth lease year and every five years thereafter, the rent payments will increase by the percentage increase in CPI but in no event shall the annual cumulative increase exceed 3.5% per annum.

                               EQUINIX, INC.

   Concurrent with the execution of the lease, the Company will be required to post a letter of credit in the amount of $10 million. This letter of credit shall increase to $35 million if the Company does not meet certain financing targets. This security deposit shall be reduced on a pro rata basis based on the status of construction activity. On the tenth anniversary and every tenth year thereafter, Equinix shall have the right to repurchase the property at the then fair market value, but no less than the original purchase price.

   There can be no assurance that the Company will secure this financing arrangement.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 Equinix, Inc.

                               Exchange Offer for
                     $200,000,000 13% Senior Notes due 2007

                            [LOGO OF EQUINIX, INC.]

                                        , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     Information Not Required in Prospectus

Item 20. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit indemnification under limited circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII, Section 7.6 of our bylaws provides for mandatory indemnification of our directors and permissive indemnification of our officers and employees to the maximum extent permitted by the Delaware General Corporation Law. Our Certificate of Incorporation provides that our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to our stockholders and us to the fullest extent permitted by the Delaware General Corporation Law. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances, equitable remedies like injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, like the federal securities laws or state or federal environmental laws. We have entered into indemnification agreements with our officers and directors, a form of which is attached as Exhibit 10.5 and incorporated herein by reference. The indemnification agreements provide our officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

Item 21. Exhibits and Financial Statement Schedules

     (a) Exhibits

 Exhibit
   No.   Description
 ------- -----------
  3.1    Amended and Restated Certificate of Incorporation of the Registrant,
         as amended to date.
  3.2**  Bylaws of the Registrant.
  4.1**  Reference is made to Exhibits 3.1 and 3.2.
  4.2**  Form of Old Note.
  4.3**  Form of New Note.
  4.4**  Escrow agreement, dated as of December 1, 1999, by and among the
         Registrant and State Street Bank
         and Trust Company of California, N.A. (as escrow agent and trustee).
  4.5**  Indenture (See Exhibit 10.1).
  4.6**  Common Stock Registration Rights Agreement (See Exhibit 10.3).
  4.7**  Registration Rights Agreement (See Exhibit 10.4).
  4.8**  Purchase Agreement, dated as of November 24, 1999, by and among the
         Registrant and Salomon Smith Barney Inc., Morgan Stanley & Co.
         Incorporated and Goldman, Sachs & Co. (collectively, the "Initial
         Purchasers").
  4.9**  Amended and Restated Investors' Rights Agreement (See Exhibit 10.6).
  5.1**  Opinions of Dewey Ballantine LLP and Gunderson Dettmer Stough
         Villeneuve Franklin & Hachigian, LLP.
 10.1**  Indenture, dated as of December 1, 1999, by and among the Registrant and State Street Bank and Trust Company of California, N.A. (as
         trustee).
 10.2**  Warrant Agreement, dated as of December 1, 1999, by and among the
         Registrant and State Street Bank and Trust Company of California, N.A.
         (as warrant agent).
 10.3**  Common Stock Registration Rights Agreement, dated as of December 1,
         1999, by and among the Registrant, Benchmark Capital Partners II,
         L.P., Cisco Systems, Inc., Microsoft Corporation, ePartners, Albert M.
         Avery, IV and Jay S. Adelson (as investors), and the Initial
         Purchasers.

 Exhibit
   No.    Description
 -------  -----------
 10.4**   Registration Rights Agreement, dated as of December 1, 1999, by and among the Registrant and the Initial Purchasers.
 10.5**   Form of Indemnification Agreement between the Registrant and each of its officers and directors.
 10.6**   Amended and Restated Investors' Rights Agreement, dated as of May 8,
          2000, by and between the Registrant, the Series A Purchasers, the
          Series B Purchasers, the Series C Purchasers and members of the
          Registrant's management.
 10.8**   The Registrant's 1998 Stock Option Plan.
 10.9**+  Lease Agreement with Carlyle-Core Chicago LLC, dated as of September
          1, 1999.
 10.10**+ Lease Agreement with Market Halsey Urban Renewal, LLC, dated as of
          May 3, 1999.
 10.11**+ Lease Agreement with Laing Beaumeade, dated as of November 18, 1998.
 10.12**+ Lease Agreement with Rose Ventures II, Inc., dated as of June 10,
          1999.
 10.13**+ Lease Agreement with 600 Seventh Street Associates, Inc., dated as of
          August 6, 1999.
 10.14**+ First Amendment to Lease Agreement with Trizechahn Centers, Inc. (dba
          Trizechahn Beaumeade Corporate Management), dated as of October 28,
          1999.
 10.15**+ Lease Agreement with Nexcomm Asset Acquisition I, L.P., dated as of
          January 21, 2000.
 10.16**+ Lease Agreement with Trizechahn Centers, Inc. (dba Trizechahn
          Beaumeade Corporate Management), dated as of December 15, 1999.
 10.17**  Lease Agreement with ARE-2425/2400/2450 Garcia Bayshore LLC, dated as of January 28, 2000.
 10.18**  Sublease Agreement with Insweb Corporation, dated as of November 1,
          1998.
 10.19**+ Master Agreement for Program Management, Site Identification and
          Evaluation, Engineering and Construction Services between Equinix,
          Inc. and Bechtel Corporation, dated November 3, 1999.
 10.20**+ Agreement between Equinix, Inc. and WorldCom, Inc., dated November
          16, 1999.
 10.21**  Customer Agreement between Equinix, Inc. and WorldCom, Inc., dated
          November 16, 1999.
 10.22+   Lease Agreement with GIP Airport B.V., dated as of April 28, 2000.
 10.23    Purchase Agreement between International Business Machines
          Corporation and Equinix, Inc. dated May 23, 2000.
 16.1**   Letter regarding change in certifying accountant.
 21.1**   List of Subsidiaries of the Registrant.
 23.1     Consent of PricewaterhouseCoopers LLP, independent accountants.
 23.2**   Consent of Counsel. Reference is made to Exhibit 5.1.
 24.1**   Power of Attorney.
 25.1**   Form of T-1 Statement of Eligibility and Qualification under the
          Trust Indenture Act of 1939 of State Street Bank and Trust Company of
          California, N.A.
 27.1**   Financial Data Schedule.
 99.1**   Form of Letter of Transmittal relating to the Exchange Offer.
 99.2**   Form of Notice of Guaranteed Delivery.

--------
 * To be filed by amendment.
** Previously filed.
+ Confidential treatment has been requested for certain portions which are omitted in the copy of the exhibit electronically filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission pursuant to Equinix's application for confidential treatment.

  (b) Financial Statement Schedules

   All schedules have been omitted because the information required to be presented in them is not applicable or is shown in the consolidated financial statements or related notes.

Item 22. Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant in accordance with the provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

   The undersigned Registrant hereby undertakes that:

       (1) It will respond to requests for information that is incorporated by reference into the prospectus in accordance with Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed after the effective date of the registration statement through the date of responding to the request.

       (2) It will supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

       (3) It will file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission in accordance with Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

         (c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

       (4) For the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (5) It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 4 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on this 2nd day of June, 2000.

                                          Equinix, Inc.

                                               /s/ Peter F. Van Camp
                                          By:__________________________________

                                                  Peter F. Van Camp

                                                Chief Executive Officer and
                                                       Director

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the registration statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----
       /s/ Peter F. Van Camp           Chief Executive Officer       June 2, 2000
______________________________________  (Principal Executive
          Peter F. Van Camp             Officer) and Director
      /s/ Albert M. Avery, IV          President, Chief Operating    June 2, 2000
______________________________________  Officer and Director
         Albert M. Avery, IV
           Jay S. Adelson*             Vice President,               June 2, 2000
______________________________________  Engineering and Site
            Jay S. Adelson              Development, Chief
                                        Technology Officer and
                                        Director
           Philip J. Koen*             Chief Financial Officer,      June 2, 2000
______________________________________  Corporate Development
            Philip J. Koen              Officer and Secretary
                                        (Principal Financial and
                                        Accounting Officer)
         Andrew S. Rachleff*           Director                      June 2, 2000
______________________________________
          Andrew S. Rachleff
         Michelangelo Volpi*           Director                      June 2, 2000
______________________________________
          Michelangelo Volpi
        /s/  John G. Taysom            Director                      June 2, 2000
______________________________________
            John G. Taysom
      /s/ Albert M. Avery, IV
*By: _________________________________
           Albert M. Avery
           Attorney-in-fact

                               INDEX TO EXHIBITS

 Exhibit
   No.    Description
 -------  -----------
  3.1     Amended and Restated Certificate of Incorporation of the Registrant,
          as amended to date.
  3.2**   Bylaws of the Registrant.
  4.1**   Reference is made to Exhibits 3.1 and 3.2.
  4.2**   Form of Old Note.
  4.3**   Form of New Note.
  4.4**   Escrow agreement, dated as of December 1, 1999, by and among the
          Registrant and State Street Bank
          and Trust Company of California, N.A. (as escrow agent and trustee).
  4.5**   Indenture (See Exhibit 10.1).
  4.6**   Common Stock Registration Rights Agreement (See Exhibit 10.3).
  4.7**   Registration Rights Agreement (See Exhibit 10.4).
  4.8**   Purchase Agreement, dated as of November 24, 1999, by and among the
          Registrant and Salomon Smith Barney Inc., Morgan Stanley & Co.
          Incorporated and Goldman, Sachs & Co. (collectively, the "Initial
          Purchasers").
  4.9**   Amended and Restated Investors' Rights Agreement (See Exhibit 10.6).
  5.1**   Opinions of Dewey Ballantine LLP and Gunderson Dettmer Stough
          Villeneuve Franklin & Hachigian, LLP.
 10.1**   Indenture, dated as of December 1, 1999, by and among the Registrant and State Street Bank and Trust Company of California, N.A. (as
          trustee).
 10.2**   Warrant Agreement, dated as of December 1, 1999, by and among the
          Registrant and State Street Bank and Trust Company of California,
          N.A. (as warrant agent).
 10.3**   Common Stock Registration Rights Agreement, dated as of December 1,
          1999, by and among the Registrant, Benchmark Capital Partners II,
          L.P., Cisco Systems, Inc., Microsoft Corporation, ePartners, Albert
          M. Avery, IV and Jay S. Adelson (as investors), and the Initial
          Purchasers.
 10.4**   Registration Rights Agreement, dated as of December 1, 1999, by and among the Registrant and the Initial Purchasers.
 10.5**   Form of Indemnification Agreement between the Registrant and each of its officers and directors.
 10.6**   Amended and Restated Investors' Rights Agreement, dated as of May 8,
          2000, by and between the Registrant, the Series A Purchasers, the
          Series B Purchasers, the Series C Purchasers and members of the
          Registrant's management.
 10.8**   The Registrant's 1998 Stock Option Plan.
 10.9**+  Lease Agreement with Carlyle-Core Chicago LLC, dated as of September
          1, 1999.
 10.10**+ Lease Agreement with Market Halsey Urban Renewal, LLC, dated as of
          May 3, 1999.
 10.11**+ Lease Agreement with Laing Beaumeade, dated as of November 18, 1998.
 10.12**+ Lease Agreement with Rose Ventures II, Inc., dated as of June 10,
          1999.
 10.13**+ Lease Agreement with 600 Seventh Street Associates, Inc., dated as of
          August 6, 1999.
 10.14**+ First Amendment to Lease Agreement with Trizechahn Centers, Inc. (dba
          Trizechahn Beaumeade Corporate Management), dated as of October 28,
          1999.
 10.15**+ Lease Agreement with Nexcomm Asset Acquisition I, L.P., dated as of
          January 21, 2000.
 10.16**+ Lease Agreement with Trizechahn Centers, Inc. (dba Trizechahn
          Beaumeade Corporate Management), dated as of Decmber 15, 1999.
 10.17**  Lease Agreement with ARE-2425/2400/2450 Garcia Bayshore LLC, dated as of January 28, 2000.
 10.18**  Sublease Agreement with Insweb Corporation, dated as of November 1,
          1998.
 10.19**+ Master Agreement for Program Management, Site Identification and
          Evaluation, Engineering and Construction Services between Equinix,
          Inc. and Bechtel Corporation, dated November 3, 1999.
 10.20**+ Agreement between Equinix, Inc. and MCI WorldCom, Inc., dated
          November 16, 1999.

 Exhibit
   No.   Description
 ------- -----------
 10.21** Customer Agreement between Equinix, Inc. and MCI WorldCom, Inc., dated
         November 16, 1999.
 10.22+  Lease Agreement with GIP Airport B.V., dated as of April 28, 2000.
 10.23   Purchase Agreement between International Business Machines Corporation and Equinix, Inc. dated May 23, 2000.
 16.1**  Letter regarding change in certifying accountant.
 21.1**  List of Subsidiaries of the Registrant.
 23.1    Consent of PricewaterhouseCoopers LLP, independent accountants.
 23.2**  Consent of Counsel. Reference is made to Exhibit 5.1.
 24.1**  Power of Attorney.
 25.1**  Form of T-1 Statement of Eligibility and Qualification under the Trust
         Indenture Act of 1939 of State Street Bank and Trust Company of
         California, N.A.
 27.1**  Financial Data Schedule.
 99.1**  Form of Letter of Transmittal relating to the Exchange Offer.
 99.2**  Form of Notice of Guaranteed Delivery.

--------
 * To be filed by amendment.
** Previously filed.
+ Confidential treatment has been requested for certain portions which are omitted in the copy of the exhibit electronically filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission pursuant to Equinix's application for confidential treatment.